AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1997

                                                REGISTRATION NO. 333-37881

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  -----------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  -----------

                         COINMACH LAUNDRY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                              11-3258015
                                        (I.R.S. EMPLOYER IDENTIFICATION NO.)
    (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)
                                55 LUMBER ROAD
                            ROSLYN, NEW YORK 11576
                                (516) 484-2300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ROBERT M. DOYLE
                            CHIEF FINANCIAL OFFICER
                             COINMACH CORPORATION
                                55 LUMBER ROAD
                            ROSLYN, NEW YORK 11576
                                (516) 484-2300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
            RONALD S. BRODY                      WILLIAM M. HARTNETT
      ANDERSON KILL & OLICK, P.C.              CAHILL GORDON & REINDEL
      1251 AVENUE OF THE AMERICAS                  80 PINE STREET
       NEW YORK, NEW YORK 10020               NEW YORK, NEW YORK 10005
            (212) 278-1000                         (212) 701-3000
APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after the Registration Statement becomes effective. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  -----------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                                           SUBJECT TO COMPLETION

                                                          NOVEMBER 18, 1997

                                3,750,000 SHARES

[LOGO]                  COINMACH LAUNDRY CORPORATION
-------
COINMACH                          COMMON STOCK
--------
KEEPING AMERICA CLEAN               --------
ONE LAUNDRY ROOM AT A TIME


  Of the 3,750,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Coinmach Laundry Corporation ("Coinmach Laundry") offered hereby (the "Offering"), 2,500,000 shares are being sold by Coinmach Laundry and 1,250,000 shares are being sold by certain stockholders of Coinmach Laundry (the "Selling Stockholders"). Coinmach Laundry will not receive any proceeds from the sale of shares by the Selling Stockholders. Coinmach Laundry's Common Stock is traded on the Nasdaq National Market under the trading symbol "WDRY." On October 13, 1997, the last reported sale price of the Common Stock was $24.50 per share. See "Price Range of Common Stock."

                                    --------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" COMMENCING ON PAGE 9.

                                    --------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION,  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PRICE   UNDERWRITING   PROCEEDS    PROCEEDS TO
                                  TO   DISCOUNTS AND      TO         SELLING
                                PUBLIC COMMISSIONS(1) COMPANY(2) STOCKHOLDERS(3)
--------------------------------------------------------------------------------
Per Share.....................   $          $            $             $
--------------------------------------------------------------------------------
Total(3)......................   $          $            $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Coinmach Laundry and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by Coinmach Laundry.

(3) Certain of the Selling Stockholders and certain other stockholders have granted the Underwriters a 30-day option to purchase up to 562,500 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company, and Proceeds to Selling Stockholders will
    be $   , $    , $   , and $    , respectively. See "Underwriting."
                                    --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that the delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland on or about
 , 1997.

BT ALEX. BROWN
        LEHMAN BROTHERS
                RAYMOND JAMES & ASSOCIATES, INC.
                        WHEAT FIRST BUTCHER SINGER
                                                      JEFFERIES & COMPANY, INC.

                    THE DATE OF THIS PROSPECTUS IS   , 1997

                                     {ART}


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR MAINTAIN THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ALSO ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and related notes thereto, presented elsewhere in this Prospectus or incorporated by reference herein. As used in this Prospectus, unless the context otherwise requires, all references to "Coinmach Laundry" herein refer to Coinmach Laundry Corporation and all references to the "Company" herein refer to Coinmach Laundry and its consolidated subsidiaries and their respective predecessors and subsidiaries, in each case as applicable. References to the "Offering" shall refer to the offering of the Common Stock in the United States by the underwriters of the Offering (the "Underwriters"). "EBITDA" has the meaning set forth in footnote
(3) on page 8 hereof and "EBITDA margin" has the meaning set forth in footnote
(4) on page 8 hereof. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

GENERAL

  The Company, established in 1947, is the leading supplier of outsourced coin-operated laundry equipment services for multi-family housing properties in the United States. The Company's business involves leasing laundry rooms from building owners and property management companies, installing and servicing the laundry equipment and collecting revenues generated from laundry machines. The Company owns and operates approximately 420,000 coin-operated washers and dryers in approximately 42,000 locations on routes throughout the United States and in 151 retail laundromats located throughout Texas.

  In January 1995, the Company initiated a strategy of controlled growth through acquisitions. This strategy was designed to increase the installed machine base in its then existing operating region as well as to provide the Company with a strong market presence in new regions. Since January 1995, the Company has completed six significant acquisitions adding revenues of approximately $221 million and expanding its national presence from the Northeast into the Mid-Atlantic, Southeast, South-Central, Midwest and Western regions of the United States. Accordingly, the Company has grown its installed base from approximately 54,000 machines to approximately 420,000 machines.

  As a result of this strategy of growth, the Company's revenues and EBITDA have grown from $72.9 million and $13.6 million, respectively, on a historical basis for the twelve months ended March 31, 1995, to $306.9 million and $97.8 million (before deducting non-cash stock-based compensation charges), respectively, for the twelve months ended March 28, 1997 (the "1997 fiscal year"), on a pro forma basis, giving effect to the acquisitions consummated by the Company since March 30, 1996.

INDUSTRY

  The coin-operated laundry equipment services industry is characterized by stable cash flows generated by long-term, renewable lease contracts with multi-family property owners and management companies. The industry is highly fragmented, with many small, private and family-owned route businesses continuing to operate throughout all major metropolitan areas. According to information provided by the Multi-housing Laundry Association, the industry consists of over 280 independent operators. Based upon industry estimates, management believes there are approximately 3.5 million installed machines in multi-family housing properties throughout the United States, approximately 2.5 million of which have been outsourced to independent operators such as the Company and approximately 1.0 million of which continue to be operated by the owners of such locations.

BUSINESS STRATEGY

  The Company's business strategy is to enhance its position as the largest provider of outsourced coin-operated laundry equipment services in the United States. Management intends to continue to grow the Company's installed machine base both internally and through selective acquisitions to achieve benefits of scale, increase its operating efficiencies and improve its financial performance. Internal growth is comprised of: (i) adding new customers in existing regions and securing contracts for additional locations from current customers; (ii) converting owner-operated facilities to Company managed facilities; (iii) improving the net contribution per machine through operating efficiencies and selective price increases; and (iv) pursuing additional growth opportunities presented by the Company's leading market position and access to approximately four million individual housing units. The Company's acquisition strategy is to continue to selectively acquire local, regional and multi-regional route businesses from independent operators at attractive prices. The Company is currently evaluating several acquisition opportunities, however, there can be no assurance that, subsequent to ongoing negotiations and due diligence reviews, the Company will complete any such acquisitions.

  An important element of the Company's business strategy is to continue to expand its geographic presence to gain additional regional and multi-regional account opportunities with large multi-family housing property managers and owners. Management believes that a significant portion of its customer base, which manages multi-family housing and other residential properties, is consolidating. Consequently, management believes that opportunities for outsourcing coin-operated laundry equipment services to professionally managed, multi-regional, well-capitalized independent operators such as the Company are increasing.

  The Company's business strategy also includes the continued development of its management information systems (the "Integrated Computer Systems"), which management believes are the most advanced in the industry. The Integrated Computer Systems provide real-time operational and competitive data, which in conjunction with the Company's multi-regional service capabilities, enhance the Company's operating efficiencies throughout its regions and enable the Company to deliver superior customer service. The Integrated Computer Systems also provide the Company with the flexibility to integrate acquisitions on a timely basis, including key functions such as sales, service, collections and security. Finally, as the industry leader, the Company works closely with its equipment vendors to assess ongoing technological changes and implements those which the Company believes are beneficial to customer service, operating efficiencies and financial performance.

FINANCIAL CHARACTERISTICS OF THE BUSINESS

  The Company's business has the following financial characteristics:

  Recurring Revenues. The Company derives a majority of its revenues from outsourced coin-operated laundry equipment services typically performed under long-term contracts with landlords, property management companies and owners of rental apartment buildings, condominiums and cooperatives, university and institutional housing and other multi-family housing properties. Management estimates that approximately 90% of its locations are subject to long-term contracts with initial terms of three to ten years, most of which have automatic renewal or right of first refusal provisions. During the 1997 fiscal year, the Company retained approximately 97% of its existing machine base. The Company believes that its ability to retain its customers and machine base is attributable to a number of factors, including the Company's national reputation for superior service, the structure of its contracts and the strength of its long-term customer relationships.

  Diversified Customer Base. The Company provides outsourced coin-operated laundry equipment services to over 42,000 laundry rooms in its operating regions, and no one customer accounts for more than 2% of its revenues. Management estimates that the Company's services are located in multi-family housing properties containing over four million individual housing units.

  Leverageable Cash Flows. Due to the stable, recurring nature of the Company's revenues and its consistent EBITDA levels, the Company has been able to obtain debt financing on favorable terms to support its acquisition strategy. This use of debt financing to support growth is an important component of the Company's financial strategy, and the Company believes that access to both the public and private debt markets provides it with a competitive advantage.

  Benefits of Scale. By increasing its installed machine base, the Company has benefited from economies of scale in both operating costs and purchasing power. The Company is able to leverage its existing infrastructure, including its sales, service, collections, security and corporate overhead, over a larger installed machine base than its competition. As a result, the Company has been able to improve its EBITDA margin as it has increased its size. For the twelve months ended March 29, 1996, the 1997 fiscal year and the six months ended September 26, 1997, the Company's EBITDA margins were 28.6%, 30.4% and 31.1%, respectively. Furthermore, due to its purchasing power, management believes that the Company is able to purchase equipment on terms more favorable for costs lower than those available to smaller industry participants.

  Significant Portion of Capital Investment Related to Growth. During the 1997 fiscal year, the Company spent $213.0 million in capital expenditures, of which $171.5 million, or approximately 80.6%, was used to finance acquisitions as part of the Company's growth strategy. Of the remaining capital investment, $12.5 million, or approximately 5.8%, was used for internally generated growth and $29.1 million, or approximately 13.6%, related to the renewal of the Company's existing machine base.

                               THE OFFERING

                                              2,500,000 shares
Common Stock offered by Coinmach Laundry....

Common Stock offered by the Selling           1,250,000 shares(1)
 Stockholders...............................

Common Stock to be outstanding after the
 Offering...................................  12,517,963 shares(2)

Common Stock and non-voting common stock,
 $.01 par value per share (the "Non-Voting
 Common Stock"), to be outstanding after
 the Offering...............................

                                              12,998,611 shares(2)

Use of Proceeds.............................  Repayment of debt and general corporate purposes, which may
                                              include certain selected
                                              acquisitions. See "Use of
                                              Proceeds."

Nasdaq National Market Symbol...............  WDRY


--------
(1) Assumes no exercise of the Underwriters' over-allotment option. The Company will not receive any of the proceeds from the sale of shares sold by the Selling Stockholders (exclusive of amounts paid in respect of the exercise of options).

(2) Does not include 1,109,147 shares of Common Stock issuable under the Second Amended and Restated 1996 Employee Stock Option Plan (the "1996 Stock Option Plan"), of which 85,500 shares of Common Stock underlie options that have been granted thereunder and that will be exercisable immediately after the Offering. Does not include 1,059,437 shares of Common Stock issuable upon exercise of stock options granted outside of the 1996 Stock Option Plan (collectively, the "Non-Plan Options"), of which 395,785 shares underlie options that will be exercisable immediately after the Offering. Includes approximately 13,685 shares of Common Stock to be issued upon exercise of certain options held by certain Selling Stockholders in connection with the Offering.

             SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                      (IN THOUSANDS, EXCEPT MACHINE DATA)

  The following table presents consolidated summary historical financial data and unaudited pro forma financial data of the Company for the 1997 fiscal year and for the six months ended September 26, 1997 and the unaudited summary historical financial data for the twelve months ended March 29, 1996 (which consist of the combined operations of the Company's predecessors), and the six months ended September 27, 1996. The pro forma financial data give effect to:
(i) certain acquisitions, including the Kwik Wash Acquisition, the Reliable Acquisition, the Appliance Warehouse Acquisition and the National Coin Acquisition (each, as defined); (ii) the Bond Offering (as defined); and (iii) the Offering (as defined) (collectively, the "Transactions"), as if the Transactions occurred at the beginning of the applicable period (or in the case of Balance Sheet Data, as of the date of such data). The unaudited pro forma combined financial data are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The financial data set forth below should be read in conjunction with the Company's consolidated financial statements and the related notes thereto included and incorporated by reference into this Prospectus and under the headings "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          COMBINED
                           TWELVE        YEAR ENDED                    SIX MONTHS ENDED
                           MONTHS    --------------------  -----------------------------------------
                            ENDED               PRO FORMA                                PRO FORMA
                          MARCH 29,  MARCH 28,  MARCH 28,  SEPTEMBER 27, SEPTEMBER 26, SEPTEMBER 26,
                           1996(1)     1997       1997         1996          1997          1997
                          ---------  ---------  ---------  ------------- ------------- -------------
OPERATING DATA:
 Revenues...............  $178,789   $206,852   $306,913     $ 94,446      $149,797      $156,983
 Operating, general and
  administrative
  expenses..............   127,636    144,059    209,234       65,719       103,227       107,636
 Depreciation and amor-
  tization..............    36,635     46,316     71,973       20,192        34,580        35,912
 Operating income.......    12,318     14,325     23,554        7,075        11,445        12,890
 Interest expense,
  net...................    23,817     26,859     40,010       12,142        21,129        21,220
 Loss before extraordi-
  nary items............    (8,639)   (10,227)   (13,205)      (3,467)       (7,779)       (6,747)
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Cash and cash equiva-
  lents ................  $ 19,858   $ 14,729                $ 32,529      $ 16,815      $ 35,028
 Property and equip-
  ment, net.............    82,699    112,116                  93,819       130,348       130,348
 Contract rights, net...    59,745    180,557                  63,217       217,371       217,371
 Total assets...........   249,148    472,921                 280,276       560,359       582,947
 Total debt(2)..........   202,765    345,486                 203,909       418,524       375,274
 Stockholders' (defi-
  cit) equity...........    (1,308)    23,563                  28,627        16,329        73,042
FINANCIAL RATIOS AND
 OTHER DATA (UNAUDITED):
 Cash flow from
  operating
  activities............  $ 24,403   $ 34,732   $ 50,078     $ 15,387      $ 22,386      $ 22,560
 Cash used for
  investing
  activities............    39,201    196,698    273,884       35,050        91,900        92,824
 Cash from financing
  activities............    23,882    156,837    235,881       32,334        71,600        90,563
 EBITDA(3)..............    51,153     62,793     97,833       28,727        46,570        49,347
 EBITDA margin(4).......      28.6%      30.4%      31.9%        30.4%         31.1%         31.4%
 Capital Expendi-
  tures(5)
   Growth capital expen-
    ditures.............  $    --    $ 12,563   $ 12,563     $  4,400      $  8,000      $  8,000
   Renewal capital ex-
    penditures..........    27,333     29,025     43,728       13,100        17,600        18,500
   Acquisition capital
    expenditures(6).....    11,925    171,455    233,938       17,600        66,300        66,300
                          --------   --------   --------     --------      --------      --------
 Total Capital Expendi-
  tures.................    39,258    213,043    290,229       35,100        91,900        92,800
 Number of machines
  (rounded).............   220,000    337,000    415,000      247,000       420,000       420,000

                                              (footnotes on following page)

--------

(1) The combined historical audited financial data for the twelve months ended March 29, 1996 consist of the six month transition period ended March 29, 1996 and the six months ended September 29, 1995.
(2) Total debt does not include the premium of $9.875 million recorded on the issuance by Coinmach Corporation ("Coinmach") of $100 million aggregate principal amount of its 11 3/4% Series C Senior Notes due 2005 (the "Series C Notes") in the Bond Offering.

(3) EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. EBITDA for the year ending March 28, 1997 and the six months ending September 26, 1997 and September 27, 1996 is before the deduction of stock-based compensation charges, and EBITDA for the period ended March 29, 1996 is before the deduction for restructuring costs. EBITDA is used by management and certain investors as an indication of a company's historical ability to service debt. Management believes that an increase in EBITDA is an indicator of the Company's improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (i) operating income (as determined by generally accepted accounting principles ("GAAP")) as an indicator of operating performance or (ii) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate the Company's performance over various sales levels. EBITDA margin should not be considered as an alternative for measurements determined in accordance with GAAP.
(5) Capital expenditures represent amounts expended for property and equipment, for advance rental payments to location owners and for acquisitions. Acquisition capital expenditures represent the amounts expended to acquire local, regional and multi-regional route operators, as well as complementary businesses. Growth capital expenditures represent the amount of capital expended that reflects a net increase in the installed base of machines, excluding acquisitions. Renewal capital expenditures represent the amount of capital expended assuming no net increase in the installed base of machines.
(6) For the year ended March 28, 1997, includes approximately $16.2 million of promissory notes issued by Coinmach Laundry related to certain acquisitions.

                                 RISK FACTORS

  This Prospectus and other reports and statements filed by Coinmach Laundry (collectively, "Commission Filings") from time to time with the Securities and Exchange Commission (the "Commission") contain or may contain certain forward looking statements and information that are based on the beliefs of the Company's management as well as estimates and assumptions made by, and information currently available to, the Company's management. When used in Commission Filings, the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions, as they relate to Coinmach Laundry or its management, identify forward looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, competitive factors, shifts in market demand, and other risks and uncertainties, including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, competitors, legislative, regulatory, judicial and other governmental authorities. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary significantly from those anticipated, believed, estimated, expected, intended or planned. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

  Substantial Indebtedness. The Company will continue to have substantial indebtedness and debt service requirements after the Offering. As of September 26, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had outstanding indebtedness of approximately $375.3 million (excluding the premium on the Series C Notes) and stockholders' equity of $73.0 million.


  The Company's level of indebtedness will have several important effects on its future operations, including, but not limited to, the following: (i) a significant portion of the Company's cash flow from operations will be required to pay interest on its indebtedness and will not be available for other purposes; (ii) the financial covenants and other restrictions contained in certain of the agreements governing the Company's indebtedness will require the Company to meet certain financial tests and will limit its ability to borrow additional funds, to dispose of assets and to pay dividends; (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; and (iv) the Company's ability to adapt to changes in the coin-operated laundry equipment services industry and to economic conditions in general could be limited. Coinmach Laundry is a holding company that will be dependent upon its principal operating subsidiary, Coinmach, as its primary source of revenue subsequent to the Offering. The financial covenants contained in the agreements governing Coinmach's indebtedness restrict Coinmach's ability to make dividends, distributions or other payments to Coinmach Laundry. Additionally, the Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon its future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  An inability of the Company to comply with the financial covenants or other conditions contained in the financing agreements governing its indebtedness could result in an acceleration of the amounts due thereunder. If the Company is unable to meet its debt service obligations, it could be required to take certain actions such as reducing or delaying capital expenditures (including for acquisitions), selling assets, refinancing or restructuring its indebtedness, selling additional equity capital or other actions. There is no assurance that any of such actions could be effected on commercially reasonable terms, if at all, or on terms permitted under the applicable financing agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Historical Net Losses. In the past, the Company has experienced net losses. The Company incurred net losses before extraordinary items of approximately $10.2 million and $7.8 million for the year ended March 28, 1997 and the six months ended September 26, 1997, respectively. As of September 26, 1997, the Company had an accumulated deficit of approximately $37.0 million. No assurance can be given that net losses will not continue in future periods.

  Dependence Upon Lease Renewals. The Company's business is highly dependent upon the renewal of its lease contracts with property owners and management companies. The Company has historically focused on obtaining long-term, renewable lease contracts, and management estimates that approximately 90% of its locations are subject to long-term leases with initial terms of three to ten years. There can be no assurance that the Company will be able to renew its leases as they expire or that new leases will contain the same renewal and other material terms. See "Business--Operations--Location Leasing."

  Risks of Acquisitions and Integration of Acquired Businesses. As part of its business strategy, the Company will continue to evaluate opportunities to acquire local, regional and multi-regional route businesses. There can be no assurance that the Company will find attractive acquisition candidates or effectively manage the integration of acquired businesses into its existing business. If the expected operating efficiencies from such transactions do not materialize, if the Company fails to integrate new businesses into its existing business, or if the costs of such integration exceed expectations, the Company's operating results and financial condition would be adversely affected. Future acquisitions by the Company could result in the incurrence of debt, the potentially dilutive issuance of equity securities and the incurrence of contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could adversely affect the Company's operating results and financial condition.

  Capital Requirements. The Company operates in a capital intensive industry and must continue to make capital expenditures to maintain its operating base. The Company spent approximately $29.1 million on renewal capital expenditures for the 1997 fiscal year. While the Company estimates that it will generate sufficient cash flow from operations to finance anticipated capital expenditures, there can be no assurance that it will be able to do so.

  Management of Growth. The Company expects to grow through internal growth and acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating such acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth will also impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's financial condition and results of operations could be materially adversely affected. See "Business--Business Strategy."

  Reduced Occupancy Levels. Extended periods of reduced occupancy can adversely affect the Company's operations. In a period of occupancy decline, the Company could be faced with reductions in revenues and cash flow from operations in certain areas. In past periods of occupancy decline, management designed incentive programs that were successful in maintaining stable profit margins by offering owners and management companies financial incentives relating to increased occupancy levels (and the use of laundry room facilities) in exchange for certain guaranteed minimum periodic payments.

Although the Company is geographically diversified, there can be no assurance that the Company will maintain its revenue levels or cash flow from operations in periods of low occupancy.

  Dependence on Key Personnel. The Company's continued success will depend largely on the efforts and abilities of its executive officers and certain other key employees, all of whom have employment agreements with the Company. The Company does not maintain insurance policies with respect to such employees, and the Company's operations could be affected adversely if, for any reason, such officers or key employees do not remain with the Company.

  Control by Principal Shareholder. Immediately after the Offering, Golder, Thoma, Cressey, Rauner Fund IV ("GTCR") will own approximately 27.0% of Coinmach Laundry's outstanding shares of Common Stock and Non-Voting Common Stock (before giving effect to shares of Common Stock issuable upon exercise of options which are currently vested and exercisable). GTCR and certain holders of Common Stock are parties to a Voting Agreement dated July 23, 1996 (the "Voting Agreement") that gives GTCR the ability, at all times that it holds at least 20% of the outstanding voting securities of Coinmach Laundry, to designate for election a majority of the Company's directors and therefore influence the outcome of substantially all issues submitted to Coinmach Laundry's stockholders, including mergers, sales of all or substantially all of the Company's assets and similar fundamental corporate changes.

  Competition. The coin-operated laundry equipment services industry is highly competitive, capital intensive and requires reliable, quality service. The industry is fragmented nationally, with many small, private and family-owned businesses operating throughout most major metropolitan areas. Notwithstanding the fragmentation of the industry, there are currently three companies, including the Company, with significant operations in multiple regions throughout the United States. Some of the Company's competitors may possess greater financial and other resources than the Company. Furthermore, current and potential competitors may make acquisitions or may establish relationships among themselves or with third parties to increase their ability to compete within the industry. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. If this were to occur, the business, operating results, financial condition and cash flows of the Company could be materially adversely affected.

  Significant Intangible Assets. Adjusted for the Bond Offering and the Offering on a pro forma basis, approximately $326.4 million or 56.0% of the Company's total assets would have been intangible assets, consisting primarily of contract rights and goodwill as of September 26, 1997. In the event of a sale or liquidation, there can be no assurance that the value of the Company's intangible assets would be realized.

  Dividend Policy. Coinmach Laundry has not declared or paid any cash dividends on its capital stock and does not intend to pay cash dividends on its capital stock in the foreseeable future. Declaration of dividends on the Common Stock will depend upon, among other things, the Company's results of operations, financial condition, capital requirements and general business condition. At the present time, Coinmach Laundry is prohibited by the terms of the Credit Agreement (as defined) from paying dividends on its capital stock. See "Dividend Policy."

  Environmental Regulation. The Company's business and operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. To the best of management's knowledge, there are no existing or potential environmental claims against the Company, nor has the Company received any notification of responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release of any hazardous material, substance or waste generated by the Company that is likely to have a material adverse effect on the Company's business or financial condition. However, the Company cannot predict with any certainty that it will not in the future incur any liability under environmental laws and regulations that could have a material adverse effect on the Company's business or financial condition.

  Anti-Takeover Provisions. Certain provisions of Coinmach Laundry's Third Amended and Restated Certificate of Incorporation (the "Third Amended and Restated Certificate of Incorporation") and the

Second Amended and Restated Bylaws (the "Second Amended and Restated Bylaws") may discourage, delay or make more difficult a change in control of Coinmach Laundry, or prevent the removal of incumbent directors even if some, or a majority, of Coinmach Laundry's stockholders were to deem such an attempt to be in the best interest of the Company. Among other things, the Third Amended and Restated Certificate of Incorporation allows the Board of Directors of Coinmach Laundry (the "Board") to issue shares of preferred stock in the future and fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While Coinmach Laundry has no present intention to issue shares of preferred stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Coinmach Laundry. In addition, Coinmach Laundry is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock."

  Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. Of the 12,998,611 shares of Common Stock and Non-Voting Common Stock that will be issued and outstanding following the Offering, 6,697,327 shares of Common Stock will be freely tradeable, except those purchased by "affiliates" of the Company, as such term is defined under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). The remaining 6,301,284 outstanding shares of Common Stock and Non-Voting Common Stock are considered "restricted securities" for the purpose of Rule 144 under the Securities Act. The sale of these restricted securities, together with any shares purchased in the Offering by affiliates, is limited by lock-up agreements under which the holders of the restricted shares have agreed that they will not, without the prior written consent of BT Alex. Brown Incorporated, offer, sell, contract to sell or otherwise dispose of their shares for a period of 90 days from the date of this Prospectus. After expiration of such lock-up agreements, all of the 6,301,284 restricted securities will be eligible for sale under Rule 144 of the Securities Act. See "Shares Eligible for Future Sale."

  Possible Volatility of Stock Price. Coinmach Laundry's stock price has been volatile since its initial public offering. Coinmach Laundry believes that factors such as quarterly fluctuations in results of operations, announcements of acquisitions by the Company or by its competitors, changes in revenue, EBITDA or earnings estimates by securities analysts, developments in litigation affecting the Company, changes in accounting principles or their application and other factors may cause the market price of Coinmach Laundry's stock to continue to fluctuate, perhaps substantially. Due to market and securities analysts' expectations of continued growth, any shortfall in meeting such expectations may have a rapid and significant adverse effect on the trading price of the Common Stock. These fluctuations, as well as general economic, market and other conditions may adversely affect the market price of the Common Stock in the future. Fluctuations in the market price of the Common Stock may in turn adversely affect the Company's ability to complete any targeted acquisitions, its access to capital and financing and its ability to attract and retain qualified personnel. See "Price Range of Common Stock."

                                  THE COMPANY

  The Company, established in 1947, is the leading supplier of outsourced coin-operated laundry equipment services for multi-family housing properties in the United States. The Company's business involves leasing laundry rooms from building owners and property management companies, installing and servicing the laundry equipment and collecting revenues generated from laundry machines. The Company owns and operates approximately 420,000 coin-operated washers and dryers in approximately 42,000 locations on routes throughout the United States and in 151 retail laundromats located throughout Texas.

  The Company is a Delaware corporation with executive offices located at 55 Lumber Road, Roslyn, New York 11576, and its telephone number is (516) 484-2300.

  Acquisitions. In January 1995, the Company initiated a strategy of controlled growth through acquisitions. This strategy was designed to increase the installed machine base in its then existing operating region as well as to provide the Company with a strong market presence in new regions. Since January 1995, the Company has completed six significant acquisitions adding revenues of approximately $221 million and expanding its national presence from the Northeast into the Mid-Atlantic, Southeast, South-Central, Midwest and Western regions of the United States. Accordingly, the Company has grown its installed base from approximately 54,000 machines to approximately 420,000 machines.

  The acquisitions described below have enabled the Company to increase its installed machine base, improve its EBITDA margins and expand its geographic presence through the acquisition of operations in new regions:

                                             APPROXIMATE
                                             HISTORICAL
                                               ANNUAL
      DATE            ACQUISITION TARGET      REVENUES        DESCRIPTION OF OPERATIONS
-----------------  ------------------------ ------------- ---------------------------------
                                            (IN MILLIONS)
November 30, 1995  Solon Automated              $100      Multi-regional operator providing
                   Services, Inc.                         Mid-Atlantic, South-Central and
                                                          Southeast presence.
April 1, 1996      Allied Laundry Equipment        9      Regional operator providing
                   Company                                Midwest presence.
January 8, 1997    Kwik Wash Laundries,           63      Multi-regional operator providing
                   L.P.                                   expanded South-Central presence
                                                          and operations in laundromat
                                                          business.
March 14, 1997     Atlanta Washer & Dryer          2      Regional operator providing
                   Leasing, Inc.                          expanded presence in Southeast
                                                          and operations in the machine
                                                          rental market for individual
                                                          housing units.
April 23, 1997     Reliable Holding Corp.         31      Regional operator providing
                                                          Western presence (California and
                                                          northern Mexico).
July 17, 1997      National Coin Laundry          16      Regional operator providing
                   Holding, Inc.                          expanded Midwest presence.

  On November 30, 1995, the Company acquired (the "Solon Acquisition") the capital stock of Solon Automated Services, Inc. ("Solon"), a multi-regional route operator for $141.5 million. The Solon Acquisition gave the Company an immediate and significant operating presence in the Mid-Atlantic, South-Central and Southeast regions.

  On April 1, 1996, Coinmach acquired (the "Allied Acquisition") substantially all of the assets of Allied Laundry Equipment Company ("Allied"), a regional route operator located in St. Louis, Missouri for $15.5 million in cash. The Allied Acquisition provided the Company with a larger market presence in the Mid-West region.

  On January 8, 1997, Coinmach acquired (the "Kwik Wash Acquisition") 100% of the outstanding voting securities of the partners of Kwik Wash Laundries, L.P. ("Kwik Wash") for $125 million in cash and a $15 million promissory note (the "9 7/8% Promissory Note"). The Kwik Wash Acquisition increased the Company's presence in the South-Central region by enabling the Company to provide coin-operated laundry equipment services to multi-family housing properties in Texas, Louisiana, Arkansas and Oklahoma and to operate 150 retail laundromats throughout Texas.

  On March 14, 1997, Coinmach acquired (the "Appliance Warehouse Acquisition") substantially all of the assets of Atlanta Washer & Dryer Leasing, Inc. ("Appliance Warehouse"), for approximately $6.3 million in cash and promissory notes aggregating $1.2 million. The Appliance Warehouse Acquisition increased the Company's presence in the Southeast region and expanded the Company's operations into the related machine rental market for individual housing units providing an additional growth opportunity in a complementary market.

  On April 23, 1997, Coinmach completed the acquisition and merger (the "Reliable Acquisition") of Reliable Holding Corp. ("Reliable") and its subsidiaries, Reliable Laundry Service Inc., Girard-Hopkins Acquisition Corp., Maquilados Automaticas S.A. de C.V., and Automatica S.A. de C.V. (collectively, the "Reliable Entities") with and into the Company, for $44 million in cash. The Reliable Acquisition provided the Company with a strong foothold in the California market and an entry into the northern Mexican market.

  On July 17, 1997, Coinmach acquired 100% of the outstanding voting securities of National Coin Laundry Holding, Inc. ("National Coin"), and National Laundry Equipment Company, an Ohio corporation ("NLEC"). National Coin is the parent of National Coin Laundry, Inc., an Ohio corporation ("NCL") and the assets of Whitmer Vend-O-Mat Laundry Services, Inc. ("Whitmer"). Coinmach acquired (the "National Coin Acquisition") National Coin, NLEC, NCL and Whitmer (collectively, the "NCL Entities") for an aggregate purchase price of approximately $19.0 million in cash. The National Coin Acquisition enabled the Company to further expand its operations in the Mid-Atlantic, Southeast, South-Central and Midwest regions by providing coin-operated laundry equipment services to multi-family housing properties in the states of Ohio, Indiana, Kentucky, Michigan, West Virginia, Pennsylvania, Georgia, Tennessee, Illinois and Florida, as well as distributing exclusive lines of commercial coin and non-coin laundry machines and parts, and selling service contracts.

  As part of its growth strategy, the Company continues to evaluate additional acquisition opportunities. There can be no assurance however that, subsequent to ongoing negotiations and due diligence reviews, the Company will complete any such acquisitions.

                                USE OF PROCEEDS

  The net proceeds to Coinmach Laundry from the sale of the 2,500,000 shares of Common Stock offered by it hereby are estimated to be $56.5(1) million, assuming an offering price of $24.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use such net proceeds to repay $23.5 million of outstanding Tranche B indebtedness under the Credit Facility(2) (as defined), to repay $15 million of outstanding indebtedness evidenced by the 9 7/8% Promissory Note,(3) and for general corporate purposes, which may include certain selected acquisitions. Although the Company has had preliminary discussions with respect to several acquisition opportunities, no agreement or understanding with respect to any specific acquisition has been reached. There can be no assurance that any such acquisitions will be made. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing instruments. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

  In connection with the Offering, the Company intends to amend and restate its existing senior credit facility (the "Credit Facility") established with Bankers Trust Company, as administrative agent, and the other lenders named in the Credit Agreement dated as of January 8, 1997 (as amended, and supplemented, the "Credit Agreement"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
--------

(1) Excludes proceeds to be received from the exercise of options by certain Selling Stockholders in connection with the Offering in an approximate amount of $.2 million.

(2) The Tranche B term loan bears interest at an annual rate of LIBOR plus 2.75% (8.4375% as of November 10, 1997), matures on June 30, 2004 and was incurred to finance the Kwik Wash Acquisition.

(3) Indebtedness evidenced by the 9 7/8% Promissory Note matures on June 15, 2004 and was issued by Coinmach Laundry as partial consideration for the Kwik Wash Acquisition.

                          PRICE RANGE OF COMMON STOCK

  Coinmach Laundry's Common Stock is traded on the Nasdaq National Market under the symbol "WDRY." The following table sets forth for the periods indicated, the high and low closing prices for the Common Stock as reported on the Nasdaq National Market.

                                                                   HIGH   LOW
                                                                  ------ ------
   FISCAL 1997
     Second Quarter (from July 16, 1996)......................... $20.13 $13.00
     Third Quarter...............................................  22.75  17.25
     Fourth Quarter..............................................  20.25  17.00
   FISCAL 1998
     First Quarter...............................................  22.50  14.75
     Second Quarter..............................................  24.00  20.75
     Third Quarter (through October 13, 1997)....................  24.63  23.88

  On October 13, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $24.50 per share. As of October 13, 1997, there were approximately 35 holders of record of Common Stock, and the number of beneficial holders of Common Stock was estimated to be in excess of 550.

                                DIVIDEND POLICY

  Coinmach Laundry has not declared or paid any cash dividends on the Common Stock and does not intend to pay cash dividends on its capital stock in the foreseeable future. The Company currently intends to retain its earnings to finance the development and expansion of its business. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board from time to time in its discretion, taking into account, among other things, the Company's results of operations, financial condition, capital requirements, contractual restrictions, any then existing or proposed commitments for the use of available funds by the Company, the Company's obligations with respect to any then outstanding class or series of its preferred stock and other factors deemed relevant by the Board. At the present time, the Company is prohibited by the terms of the Credit Agreement from paying dividends on its capital stock.

  At the present time, dividend payments to Coinmach Laundry by its principal operating subsidiary, Coinmach, are subject to restrictions contained in certain of Coinmach's outstanding debt and financing agreements. Additionally, the Company may in the future enter into other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

                                   DILUTION

  The net tangible book value (deficit) of the Company as of September 26, 1997 was approximately ($310.1) million, or ($29.57) per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less its total liabilities, divided by 10,484,926 shares of Common Stock outstanding. After giving effect to the Bond Offering, and the Offering at an assumed offering price of $24.50 per share, the pro forma net tangible book value (deficit) of the Company as of September 26, 1997 would have been approximately ($253.4) million, or ($19.49) per share. This adjustment represents an immediate increase in net tangible book value of $10.08 per share to the existing stockholders and an immediate net tangible book value dilution of $43.99 per share to the investors purchasing shares of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share......................          $ 24.50
  Net tangible book value (deficit) per share at September
   26, 1997.................................................. $(29.57)
  Increase in net tangible book value per share attributable
   to new investors..........................................   10.08
                                                              -------
Pro forma net tangible book value (deficit) per share after
   the Offering..............................................           (19.49)
                                                                       -------
Dilution per share to new investors..........................          $ 43.99
                                                                       =======

  The following table summarizes, based on the assumptions set forth herein, as of September 26, 1997, the number of shares of Common Stock and Non-Voting Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new stockholders purchasing shares in the Offering.

                                SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                               ------------------ -------------------- PRICE PER
                                 NUMBER   PERCENT    AMOUNT    PERCENT   SHARE
                               ---------- ------- ------------ ------- ---------
   Existing stockholders...... 10,484,926   80.7% $ 77,408,364   55.8%  $ 7.38
   New investors..............  2,513,685   19.3    61,429,591   44.2%   24.44
                               ----------  -----  ------------  -----
     Total.................... 12,998,611  100.0% $138,837,955  100.0%
                               ==========  =====  ============  =====

  The computations in the tables set forth above exclude: (i) shares of Common Stock that may be issued pursuant to the Underwriters' over-allotment option;
(ii) an aggregate of 1,059,437 shares of Common Stock underlying Non-Plan Options granted by the Company to MCS Capital, Inc. ("MCS"), an entity beneficially owned by Stephen R. Kerrigan, and to Robert M. Doyle, Michael E. Stanky, John E. Denson, David Siegel, R. Daniel Osborne, James N. Chapman and certain other individuals (the "Options"), of which 395,785 shares underlie options exercisable within sixty days after September 26, 1997; (iii) an aggregate of 112,255 shares of Common Stock underlying non-qualified stock options (the "Independent Director Options") granted by the Company to Dr. Arthur B. Laffer and Stephen G. Cerri, independent directors of the Company, of which 52,255 shares underlie options exercisable within sixty days after September 26, 1997; and (iv) 1,109,147 shares of Common Stock issuable under the 1996 Stock Option Plan, of which 85,500 shares underlie options exercisable within sixty days after September 26, 1997. To the extent any of the foregoing options excluded from the computations above are exercised in the future, there will be further dilution to the purchasers of Common Stock in the Offering.

  The computations in the table set forth above include the issuance of 13,685 shares of Common Stock issuable upon the exercise of certain options, at varying exercise prices, held by certain Selling Stockholders in connection with the Offering.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 26, 1997: (i) on an actual basis; (ii) as adjusted to give effect to the Bond Offering; and (iii) as adjusted, to give effect to the Bond Offering, the Offering and the application of the net proceeds therefrom. This table should be read in conjunction with the unaudited pro forma financial data and the combined and consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                                     SEPTEMBER 26, 1997
                                               --------------------------------
                                                         AS ADJUSTED AS FURTHER
                                                           FOR THE    ADJUSTED
                                                            BOND      FOR THE
                                                ACTUAL    OFFERING    OFFERING
                                               --------  ----------- ----------
                                                       (IN THOUSANDS)
Cash and cash equivalents..................... $ 16,815   $ 16,815    $ 35,028
                                               ========   ========    ========
Long-term debt:
  11 3/4% Senior Notes due 2005(1)............ $196,655   $296,655    $296,655
  Credit Facility(2)..........................  203,250     98,500      75,000
  9 7/8% Promissory Note......................   15,000     15,000         --
  Other long-term debt........................    3,619      3,619       3,619
                                               --------   --------    --------
    Total long-term debt......................  418,524    413,774     375,274
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value: 1,000,000
     shares authorized and no shares issued
     and outstanding actual; 1,000,000 shares
     authorized and no shares issued and
     outstanding as adjusted..................      --         --          --
  Common Stock, $.01 par value: 15,000,000
     shares authorized and 10,004,278 shares
     issued and outstanding actual; 15,000,000
     shares authorized and 12,517,963 shares
     issued and outstanding as adjusted(3)....      100        100         126
  Non-Voting Common Stock, $.01 par value:
     1,000,000 shares authorized and 480,648
     shares issued and outstanding actual and
     as adjusted..............................        5          5           4
  Additional paid-in capital..................   53,705     53,705     110,393
  Accumulated deficit.........................  (37,042)   (37,042)    (37,042)
  Less receivables from stockholders..........     (439)      (439)       (439)
                                               --------   --------    --------
    Total stockholders' equity................   16,329     16,329      73,042
                                               --------   --------    --------
      Total capitalization.................... $434,853   $430,103    $448,316
                                               ========   ========    ========

--------
(1) Gross proceeds from the Bond Offering were $109.9 million consisting of
  (i) $100 million aggregate principal amount of the Series C Notes and (ii) $9.9 million premium on the Series C Notes (which premium is not included on the presentation above). The issue price represents a 9.94% yield to maturity.

(2) As of September 26, 1997, on a pro forma basis after giving effect to the Bond Offering, the Offering and the application of the net proceeds therefrom, the Company would have had $70.0 million of unused borrowing capacity under the Credit Facility. Concurrently with the Offering, the Company intends to amend and restate its Credit Facility. Such amended and restated Credit Facility is expected to provide for $235 million of financing consisting of (i) a $35 million working capital revolving credit facility (undrawn at closing of the Offering), (ii) a $125 million acquisition revolving credit facility (undrawn at closing of the Offering) and (iii) a $75 million term loan facility (fully funded at closing of the Offering). The working capital revolving credit facility and the acquisition revolving credit facility are expected to have a maturity of six years, and the term loan facility is expected to have a maturity of seven years. See "Management's Discussion and Analysis of Financial and Condition and Results of Operations--Liquidity and Capital Resources."

(3) As of September 26, 1997, excludes: (i) an aggregate of 1,059,437 shares of Common Stock issuable upon exercise of the Options, of which 395,785 shares of Common Stock underlie options exercisable within sixty days after September 26, 1997; (ii) an aggregate of 120,000 shares of Common Stock issuable upon exercise of the Independent Director Options, of which 60,000 shares of Common Stock underlie options exercisable within sixty days after September 26, 1997; and (iii) an aggregate of 1,109,147 shares of Common Stock issuable pursuant to the 1996 Stock Option Plan, of which 85,500 shares of Common Stock underlie options exercisable within sixty days after September 26, 1997. Includes 13,685 shares of Common Stock issuable upon the exercise of certain options held by certain Selling Stockholders, in connection with the Offering.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma combined balance sheet of the Company as of September 26, 1997, gives effect to the Bond Offering and the Offering and the application of the proceeds therefrom as if such transactions occurred as of September 26, 1997. The unaudited pro forma combined statements of operations of the Company for the 1997 fiscal year and the six month interim period ended September 26, 1997 give effect to the Transactions, as if such transactions occurred on March 30, 1996. For information regarding the Offering, see "Use of Proceeds."

  The pro forma adjustments are based upon currently available information as well as upon certain assumptions that management believes are reasonable. Each of the acquisitions comprising the Transactions were accounted for as a purchase with assets recorded at their estimated fair market values. Management believes that actual fair market value adjustments, if any, will not differ materially from the preliminary allocation of the purchase price contained in the pro forma adjustments reflected in the pro forma financial information.

  The unaudited pro forma combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved had the foregoing transactions been consummated as of the indicated dates. The unaudited pro forma combined financial statements should be read in conjunction with the notes thereto and the historical consolidated financial statements of the Company, together with the related notes thereto, presented elsewhere in or incorporated by reference in, this Prospectus.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            September 26, 1997
                                (In thousands)

                                             COMPANY    PRO FORMA      PRO FORMA
                                            HISTORICAL ADJUSTMENTS     COMBINED
                                            ---------- -----------     ---------
ASSETS:
 Cash and cash equivalents................   $ 16,815  $   18,213(a)   $ 35,028
 Receivables, net.........................      8,633         --          8,633
 Inventories and prepaid expenses.........     16,184         --         16,184
 Advance rental payments..................     47,540         --         47,540
 Property and equipment, net..............    130,348         --        130,348
 Contract rights, net.....................    217,371         --        217,371
 Goodwill, net............................    109,027         --        109,027
 Other assets.............................     14,441       4,375(b)     18,816
                                             --------  ----------      --------
 Total assets.............................   $560,359  $   22,588      $582,947
                                             ========  ==========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Accounts payable and accrued
  liabilities.............................   $ 46,703  $     (750)(b)  $ 45,953
 Deferred income taxes....................     78,803         --         78,803
 11 3/4% Series A/B/C Notes due 2005......    196,655     100,000(b)    296,655
 Premium on 11 3/4% Series C Notes due
  2005....................................        --        9,875(b)      9,875
 Credit facility..........................    203,250   (104,750)(b)     75,000
                                                         (23,500)(a)
 9 7/8% Promissory Note...................     15,000    (15,000)(a)        --
 Other long-term debt.....................      3,619         --          3,619
                                             --------  ----------      --------
                                              544,030     (34,125)      509,905
                                             --------  ----------      --------
 Stockholders' equity:
 Common stock and capital in excess of par
  value...................................     53,810      56,713(a)    110,523
 Preferred Stock..........................        --          --            --
 Accumulated Deficit......................    (37,042)        --        (37,042)
                                             --------  ----------      --------
                                               16,768      56,713        73,481
 Receivables from stockholders............       (439)        --           (439)
                                             --------  ----------      --------
 Total stockholders' equity...............     16,329      56,713        73,042
                                             --------  ----------      --------
 Total liabilities and stockholder's
  equity..................................   $560,359  $   22,588      $582,947
                                             ========  ==========      ========

--------


(a) Reflects as set forth in the following table the Offering and the application of the proceeds therefrom:

      Gross proceeds from the issuance of 2,500,000 shares of
       Common Stock at the offering price of $24.50 per
       share..................................................         $61,250
      Proceeds from the exercise of 13,685 options to purchase
       Common Stock...........................................             179
      Deduct transaction fees and expenses:
       Transaction fees.......................................  $3,216
       Expenses...............................................   1,500
                                                                ------ -------
                                                                         4,716
                                                                       -------
      Net proceeds from the Offering..........................          56,713
                                                                       -------
      Application of proceeds to repay indebtedness under
       Credit Facility........................................          23,500
      Application of proceeds to repay 9 7/8% Promissory
       Note...................................................          15,000
                                                                       -------
      Net increase to cash and cash equivalents...............         $18,213
                                                                       =======


(b) Reflects issuance of Series C Notes pursuant to the Bond Offering and the application of the net proceeds therefrom. The Series C Notes were issued at a premium of $9.875 million. Reflects payment of consent fee, underwriter fees and accrual of transaction expenses for professional fees.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                           Year Ended March 28, 1997
                     (In thousands, except per share data)

                                                   PRO FORMA ADJUSTMENTS
                                                   ---------------------
                          COMPANY      ACQUIRED      PURCHASE                      PRO FORMA
                         HISTORICAL BUSINESSES (A)  ACCOUNTING        OTHER        COMBINED
                         ---------- -------------- -------------    ----------     ---------
REVENUES................  $206,852     $100,061     $        0      $        0     $306,913
COSTS AND EXPENSES
 Operating, general and
  administrative
  expenses..............   144,059       71,925              0          (5,254)(b)  209,234
                                                                        (1,823)(c)
                                                                           327 (d)
 Depreciation and
  amortization..........    46,316       15,824         (2,070)(e)                   71,973
                                                        11,506 (f)
                                                           397 (g)
 Stock based
  compensation charge...     2,152            0              0               0        2,152
                          --------     --------     ----------      ----------     --------
                           192,527       87,749          9,833          (6,750)     283,359
Operating income........    14,325       12,312         (9,833)          6,750       23,554
Interest expense, net...    26,859        2,879              0          10,272 (h)   40,010
Other nonoperating
 expenses...............         0          472           (626)              0         (154)
                          --------     --------     ----------      ----------     --------
(Loss) income before
 income taxes...........   (12,534)       8,961         (9,207)         (3,522)     (16,302)
                          --------     --------     ----------      ----------     --------
Provision (benefit) for
 income taxes...........    (2,307)         280         (1,749)(i)         679 (i)   (3,097)
                          --------     --------     ----------      ----------     --------
(Loss) income before
 extraordinary item.....  $(10,227)    $  8,681     $   (7,458)     $   (4,201)    $(13,205)
                          ========     ========     ==========      ==========     ========
Loss per share before
 extraordinary item.....  $  (1.11)                                                $  (1.12)
                          ========                                                 ========


                             See Accompanying Notes

                         NOTES TO UNAUDITED PRO FORMA
                       COMBINED STATEMENTS OF OPERATIONS
                           Year Ended March 28, 1997
                                (In thousands)

(a) Represents historical operating results of: (i) Kwik Wash for the period prior to the Kwik Wash Acquisition; (ii) Appliance Warehouse for the period prior to the Appliance Warehouse Acquisition; (iii) Reliable for the year ended June 30, 1996; and (iv) the NCL Entities.

(b) Reflects anticipated cost savings formulated pursuant to the Company's integration plans and directly related to the Kwik Wash Acquisition, the Reliable Acquisition and the National Coin Acquisition. The cost savings primarily represent certain specific, identifiable personnel cost savings resulting from the reduction and consolidation of certain regional operations in Texas and administrative functions in Roslyn, New York pursuant to the cost savings programs.
(c) Reflects an adjustment to conform the capitalization of installation and decoration costs to the accounting policy of the Company. Such costs were expensed by: (i) Kwik Wash for the period prior to the Kwik Wash Acquisition; (ii) the NCL Entities for the year ended December 31, 1996; and (iii) the Reliable Entities for the year ended June 30, 1996.
(d) Reflects an adjustment to expense selling commissions to conform to the accounting policy of the Company. Such costs were capitalized by the Reliable Entities for the year ended June 30, 1996.
(e) Includes the decrease in depreciation expense of $959 and $1,137 for the fixed assets of Kwik Wash and the Reliable Entities, respectively, primarily resulting from extending the lives of laundry equipment and components from 5 or 7 years to 8 years, to be consistent with the Company's accounting policy.
(f) Represents the amortization of contract rights and goodwill over 15 years, related to the Kwik Wash Acquisition, the Reliable Acquisition, the National Coin Acquisition and the Appliance Warehouse Acquisition.
(g) Represents the amortization of the covenants not to compete over 5 years, related to the Kwik Wash Acquisition, the National Coin Acquisition and the Appliance Warehouse Acquisition.
(h) The following table presents a reconciliation of pro forma interest expense:

                                                                   YEAR ENDED
                                                                 MARCH 28, 1997
                                                                 --------------
    Historical combined interest expense.......................     $29,738
                                                                    -------
    Add:
      Interest on $130.0 million term loan to finance the Kwik
       Wash Acquisition........................................       7,987
      Interest on $15.0 million promissory note to finance the
       Kwik Wash Acquisition...................................       1,111
      Interest on $44.0 million term loan to finance the
       Reliable Acquisition....................................       3,608
      Interest on $16.0 million revolving loan to finance the
       National Coin Acquisition...............................       1,312
      Interest on $100.0 million Series C Notes at 11.75%......      11,750
      Amortization of deferred financing costs on new debt:
        Credit Facility........................................         129
        Senior Notes...........................................         547
    Deduct:
      Interest of acquired businesses..........................      (2,879)
      Interest on $105.5 million term loans repaid by proceeds
       of the Bond Offering....................................      (8,651)
      Interest on $23.5 million term loans repaid with proceeds
       from the Offering.......................................      (1,927)
      Interest on $15.0 million promissory note repaid with
       proceeds from the Offering..............................      (1,481)
      Amortization of premium of $9.875 million recorded on the
       issuance of the Series C Notes (8 years)................      (1,234)
                                                                    -------
    Pro forma adjustment.......................................      10,272
                                                                    -------
    Pro forma interest expense.................................     $40,010
                                                                    =======

(i) Represents the income tax impact on purchase accounting adjustments and other pro forma adjustments.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                    Six Months Ended September 26, 1997
                     (In thousands, except per share data)

                                                    PRO FORMA ADJUSTMENTS
                                                    ----------------------------
                           COMPANY      ACQUIRED      PURCHASE                       PRO FORMA
                          HISTORICAL BUSINESSES (A)  ACCOUNTING        OTHER         COMBINED
                          ---------- -------------- -------------    -----------     ---------
REVENUES................   $149,797      $7,186       $       0      $         0     $156,983
COSTS AND EXPENSES
 Operating, general and
  administrative
  expenses..............    103,227       5,923               0             (373)(b)  107,636
                                                                              21 (c)
                                                                          (1,162)(d)
 Depreciation and
  amortization..........     34,580         823             489 (e)            0       35,912
                                                             84 (f)
                                                            (64)(g)
 Stock-based
  compensation charge...        545           0               0                0          545
                           --------      ------       ---------      -----------     --------
                            138,352       6,746             509           (1,514)     144,093
                           --------      ------       ---------      -----------     --------
Operating income........     11,445         440            (509)           1,514       12,890
Interest expense, net...     21,129         153               0              (62)(h)   21,220
                           --------      ------       ---------      -----------     --------
Net (loss) income before
 income taxes...........     (9,684)        287            (509)           1,576       (8,330)
Provision (benefit) for
 income taxes:               (1,905)         77             (97)(i)          342 (i)   (1,583)
                           --------      ------       ---------      -----------     --------
Net (loss) income.......   $ (7,779)     $  210           $(412)     $     1,234     $ (6,747)
                           ========      ======       =========      ===========     ========
Loss per share..........   $  (0.74)                                                 $  (0.52)
                           ========                                                  ========





                             See Accompanying Notes

                         NOTES TO UNAUDITED PRO FORMA
                       COMBINED STATEMENTS OF OPERATIONS

                   Six Months Ended September 26, 1997
                                (In thousands)

(a) Represents historical combined operating results of: (i) Reliable for the period prior to the Reliable Acquisition and (ii) the NCL Entities prior to the National Coin Acquisition.
(b) Reflects an adjustment to conform the capitalization of installation and decorating costs to the accounting policy of the Company. Such costs were expensed by Reliable for the period prior to the Reliable Acquisition and by the NCL Entities for the period prior to the National Coin Acquisition.
(c) Reflects an adjustment to expense selling commissions to conform to the accounting policy of the Company. Such costs were capitalized by Reliable for the period prior to the Reliable Acquisition.

(d) Reflects anticipated cost savings formulated pursuant to the Company's integration plans and directly related to the Kwik Wash Acquisition, the Reliable Acquisition and the National Coin Acqusition. The cost savings primarily represent certain specific, identifiable personnel cost savings resulting from the reduction and consolidation of certain regional operations in Texas and administrative functions in Roslyn, New York pursuant to the cost savings programs.
(e) Represents the amortization of contract rights and goodwill over 15 years, related to the Reliable Acquisition and the National Coin Acquisition.
(f) Represents the amortization of the covenant not to compete over 5 years, related to the National Coin Acquisition.
(g) Represents the decrease in depreciation expense for the fixed assets of the Reliable Entities primarily resulting from extending the lives of laundry equipment and components from 5 or 7 years to 8 years, to be consistent with the Company's accounting policy.
(h) The following table presents a reconciliation of pro forma interest expense:

                                                                 SIX MONTHS
                                                                   ENDED
                                                             SEPTEMBER 26, 1997
                                                             ------------------
    Historical combined interest expense...................       $21,282
                                                                  -------
    Add:
      Interest on $44.0 million term loan to finance the
       Reliable Acquisition................................           150
      Interest on $16.0 million revolving loan to finance
       the National Coin Acquisition.......................           410
      Interest on $100.0 million Series C Notes at 11.75%..         5,875
      Amortization of deferred finance costs on new debt:
        Senior Notes.......................................           273
    Deduct:
      Interest of acquired businesses......................          (153)
      Interest on $104.75 million term loans repaid by
       proceeds of the Bond Offering.......................        (4,295)
      Interest on $23.5 million term loan repaid with
       proceeds from the Offering..........................          (617)
      Interest on $15.0 million promissory note repaid with
       proceeds from the Offering..........................          (964)
      Amortization of $9.875 million premium recorded on
       the issuance of the Series C Notes (8 years)........          (741)
                                                                  -------
    Pro forma adjustment...................................           (62)
                                                                  -------
    Pro forma interest expense.............................       $21,220
                                                                  =======

(i) Represents income tax impact on purchase accounting adjustments and other pro forma adjustments.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT PER SHARE)

  The following table presents consolidated summary historical financial data and unaudited pro forma financial data of the Company for the 1997 fiscal year and for the six months ended September 26, 1997 and the unaudited summary historical financial data for the twelve months ended March 29, 1996 (which includes the combined operations of the Company's predecessors), and the six months ended September 27, 1996. The pro forma financial data give effect to the Transactions, as if the Transactions occurred at the beginning of the period (or in the case of Balance Sheet Data, as of the date of such data). The unaudited pro forma combined financial data are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates.

                          COMBINED
                           TWELVE        YEAR ENDED                    SIX MONTHS ENDED
                           MONTHS    --------------------  -----------------------------------------
                            ENDED               PRO FORMA                                PRO FORMA
                          MARCH 29,  MARCH 28,  MARCH 28,  SEPTEMBER 27, SEPTEMBER 26, SEPTEMBER 26,
                           1996(1)     1997       1997         1996          1997          1997
                          ---------  ---------  ---------  ------------- ------------- -------------
OPERATING DATA:
 Revenues...............  $178,789   $206,852   $306,913      $94,446      $149,797      $156,983
 Operating, general and
  administrative
  expenses..............   127,636    144,059    209,234       65,719       103,227       107,636
 Depreciation and
  amortization..........    36,635     46,316     71,973       20,192        34,580        35,912
 Stock based
  compensation charge...       --       2,152      2,152        1,460           545           545
 Restructuring expense..     2,200        --         --           --            --            --
 Operating income.......    12,318     14,325     23,554        7,075        11,445        12,890
 Interest expense, net..    23,817     26,859     40,010       12,142        21,129        21,220
 Income taxes
  (benefits)............    (2,860)    (2,307)    (3,097)      (1,600)       (1,905)       (1,583)
 Loss before
  extraordinary item....    (8,639)   (10,227)   (13,205)      (3,467)       (7,779)       (6,747)
 Extraordinary loss (net
  of taxes)(2)..........    (8,925)      (296)       --           --            --            --
 Net loss...............   (17,564)   (10,523)   (13,205)      (3,467)       (7,779)       (6,747)
 Net loss per share(3)..  $  (2.26)  $  (1.14)  $  (1.12)     $ (0.43)     $  (0.74)     $  (0.52)
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Cash and cash
  equivalents...........  $ 19,858   $ 14,729                 $32,529      $ 16,815      $ 35,028
 Property and equipment,
  net...................    82,699    112,116                  93,819       130,348       130,348
 Contract rights, net...    59,745    180,557                  63,217       217,371       217,371
 Total assets...........   249,148    472,921                 280,276       560,359       582,947
 Total debt(4)..........   202,765    345,486                 203,909       418,524       375,274
 Stockholders' (deficit)
  equity................    (1,308)    23,563                  28,627        16,329        73,042
FINANCIAL RATIOS AND
 OTHER DATA (UNAUDITED):
 Cash flow from
  operating activities..  $ 24,403   $ 34,732   $ 50,078      $15,387      $ 22,386      $ 22,560
 Cash used for investing
  activities............    39,201    196,698    273,884       35,050        91,900        92,824
 Cash from financing
  activities............    23,882    156,837    235,881       32,334        71,600        90,563
 EBITDA(5)..............    51,153     62,793     97,833       28,727        46,570        49,347
 EBITDA margin(6).......      28.6%      30.4%      31.9%        30.4%         31.1%         31.4%
 Operating margin(7)....       6.9%       6.9%       7.7%         7.5%          7.6%          8.2%
 Total capital
  expenditures(8).......  $ 39,258   $213,043   $290,229      $35,050      $ 91,900      $ 92,824

--------

(1) The combined historical audited financial data for the twelve months ended March 29, 1996 consist of the six month transition period ended March 29, 1996 and the six months ended September 29, 1995.
(2) Represents extraordinary loss on the early extinguishment of debt on February 14, 1997 and November 30, 1995, net of taxes.
(3) Net loss per share for the twelve month period ended March 29, 1996 is presented on a pro forma basis to reflect certain transactions in connection with the Company's initial public offering on July 23, 1996.

(4) Total debt does not include the premium of $9.875 million recorded on the issuance of the Series C Notes in the Bond Offering.

(5) EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. EBITDA for the year ending March 28, 1997 and the six months ending September 26, 1997 and September 27, 1996 is before the deduction for stock based compensation charges, and EBITDA for the period ended March 29, 1996 is before the deduction for restructuring costs. EBITDA is used by management and certain investors as an indication of a company's ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either: (i) operating income (as determined by GAAP) as an indicator of operating performance or (ii) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(6) EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate the Company's performance over various sales levels. EBITDA margin should not be considered as an alternative for measurements determined in accordance with GAAP.
(7) Operating margin represents operating income as a percentage of revenues.
(8) Capital expenditures include additions to property and equipment, advance rental payments to location owners and acquisitions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company's primary financial objective is to increase its EBITDA, which is a source of funds to service indebtedness and for investment in both continued internal growth and acquisitions. In the 1997 fiscal year and the six months ended September 26, 1997, the Company experienced net losses. Such net losses are attributable in part to significant non-cash charges associated with the Company's execution of its business strategy, namely, (i) high levels of depreciation and lease amortization expenses related to the addition of new machines and customers and (ii) increases in goodwill amortization associated with acquisitions accounted for under the purchase method of accounting.

  The Company is principally engaged in the business of supplying outsourced coin-operated laundry equipment services to multi-family housing properties. The Company owns and operates approximately 420,000 coin-operated washers and dryers in approximately 42,000 multi-family housing properties on routes throughout the United States and 151 retail laundromats located throughout Texas.

  The Company provides outsourced coin-operated laundry equipment services to locations by leasing laundry rooms from building owners and property management companies, typically on a long-term, renewable basis. In return for the exclusive right to provide these services, most of the Company's contracts provide for commission payments to the location owners. Commission expense (also referred to as rent expense), the Company's single largest expense item, is included in laundry operating expenses and represents payments to location owners. Commissions may be fixed amounts or percentages of revenues and are generally paid monthly. Also included in laundry operating expenses are the cost of servicing and collections in the route business, including, payroll, parts, vehicles and other related items, the cost of sales associated with Super Laundry Equipment Corp. ("Super Laundry") and certain expenses related to the operation of retail laundromats.

  In addition to commission payments, many of the Company's leases require the Company to make advance rental payments to the location owners. These advance payments are capitalized and amortized over the life of the applicable lease.

  Other revenue sources for the Company include: (i) leasing laundry equipment and other household appliances and electronic items to corporate relocation entities, individuals, property owners and managers of multi-family housing properties (approximately $1.5 million for the six months ended September 26, 1997); (ii) operating, maintaining and servicing retail laundromats (approximately $10.5 million for the six months ended September 26, 1997); and
(iii) constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of commercial coin and non-coin machines and parts, and selling service contracts (approximately $12.3 million for the six months ended September 26, 1997).

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, selected statement of operations data and EBITDA margin of the Company:

                            COMBINED                        SIX MONTHS ENDED
                         TWELVE MONTHS   FISCAL YEAR   ---------------------------
                             ENDED          ENDED      SEPTEMBER 27, SEPTEMBER 26,
                         MARCH 29, 1996 MARCH 28, 1997     1996          1997
                         -------------- -------------- ------------- -------------
Revenues................     100.0%         100.0%         100.0%        100.0%
Laundry operating
 expenses...............      69.0           67.4           67.3          67.0
General and
 administrative
 expenses...............       2.3            2.2            2.3           2.0
Depreciation and
 amortization...........      20.5           22.4           21.4          23.1
Operating income........       6.9            6.9            7.5           7.6
Interest expense, net...      13.3           13.0           12.9          14.1
EBITDA margin...........      28.6           30.4           30.4          31.1

  The following discussion and analysis should be read in conjunction with the condensed consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

SIX MONTH PERIOD ENDED SEPTEMBER 26, 1997 COMPARED TO SIX MONTH PERIOD ENDED SEPTEMBER 27, 1996

  Revenues increased by approximately 59% for the six month period ended September 26, 1997, as compared to the prior year's corresponding period. The improvement in revenues for the six month period consisted primarily of increased route revenues resulting from the Kwik Wash Acquisition, the Reliable Acquisition and the National Coin Acquisition. The Company's acquisition strategy includes the complete integration of its acquired companies. The Company estimates that approximately $50.0 million of its revenue increase is the combined result of the Kwik Wash Acquisition, the Reliable Acquisition and the National Coin Acquisition based on the historical revenue of such acquired companies. In addition, during such six-month period, the Company's installed base increased by approximately 9,400 machines from internal growth (excluding the machines added from the Reliable Acquisition and the National Coin Acquisition) as compared to an increase of approximately 4,200 machines during the prior year's corresponding period.

  Laundry operating expenses increased by approximately 58% for the six month period ended September 26, 1997, as compared to the prior year's corresponding period. The increase was due primarily to an increase in laundry operating expenses related to the Kwik Wash Acquisition, the Reliable Acquisition and the National Coin Acquisition.

  General and administrative expenses increased by approximately $0.8 million, for the six month period ended September 26, 1997, as compared to the prior year's corresponding period. The increase for the period was primarily due to various expenses associated with: (i) costs relating to the Company's acquisition strategy, including legal and financial due diligence investigations of potential targets and related costs; (ii) the development and implementation of procedures for the management of investor relations; and
(iii) systems development and refinement relating to the integration of prior acquisitions.

  Depreciation and amortization increased by approximately 71% for the six month period ended September 26, 1997, as compared to the prior year's corresponding period, due primarily to the contract rights and goodwill associated with the Kwik Wash Acquisition, the Reliable Acquisition and the National Coin Acquisition, as well as an increase in capital expenditures for the installed base of machines. As a result of the Company's acquisition activity since early 1995, the Company incurred approximately $18.9 million in non-cash depreciation and amortization charges for the six months ended September 26, 1997 as compared to $11.7 million for the prior year's corresponding period.

  In July 1996, Coinmach Laundry issued in privately negotiated transactions, 79,029 shares of its Class B common stock to certain members of management. Coinmach Laundry recorded a stock-based compensation charge of approximately $887,000 attributable to the issuance of such stock. In addition, in July 1996 approximately $103,000 of receivables relating to loans to management in connection with prior purchases of Common Stock were forgiven and have been recorded as a stock-based compensation charge.

  During July and September 1996, Coinmach Laundry granted nonqualified options (the "Options") to purchase Common Stock, to certain members of management and certain other individuals, which enable such persons to purchase shares of Common Stock at a 15% discount to the initial offering price of Common Stock. With respect to the Options granted to its employees, the Company will record such discount as a stock-based compensation charge over the applicable four year vesting period. The Company also granted options to two of its disinterested directors (the "Independent Director Options"), which enable such persons to purchase an aggregate of 120,000 shares of Common Stock at the initial offering price of Common Stock. The Company will record the difference between the exercise price of the Independent Director Options and the fair market value of the Common Stock on the date of grant as a stock-based compensation charge over the applicable three year vesting period.

  In September 1997, Coinmach Laundry granted non-qualified options (the "1997 Options") to purchase an aggregate of 200,000 shares of Common Stock to certain members of management at an exercise price of $11.90 per share of Common Stock. The Company will record the difference between the exercise price of the 1997 Options and the fair market value of the Common Stock on the date of grant as a stock-based compensation charge over the applicable four year vesting period.

  For the six months ended September 26, 1997 and September 27, 1996, the Company recorded a stock-based compensation charge of approximately $545,000 and $470,000 respectively, relating to the Options, the Independent Director Options and the 1997 Options.

  Operating income margins were approximately 8% for the six month period ended September 26, 1997, as compared to approximately 7%, for the six month period ended September 27, 1996.

  Interest expense, net increased by approximately 74%, for the six month period ended September 26, 1997, as compared to the prior year's corresponding period, due primarily to increased interest payable under the Credit Facility resulting from increased borrowings to fund acquisitions.

  EBITDA (earnings before deductions for interest, income taxes, depreciation and amortization) before deduction for the stock-based compensation charges, was approximately $46.6 million for the six months ended September 26, 1997, as compared to approximately $28.7 million for the corresponding period in 1996, representing an improvement of approximately 62%. EBITDA margin improved to approximately 31.1% for the six months ended September 26, 1997, compared to approximately 30.4% for the prior year's corresponding period.

FISCAL YEAR ENDED MARCH 28, 1997 COMPARED TO THE TWELVE MONTH PERIOD ENDED MARCH 29, 1996

  The discussion below should be read in conjunction with the following table, which presents a combined twelve month fiscal period, comprised of the six month transition period ended March 29, 1996 and the period from April 5, 1995 to September 29, 1995, with the combined periods to be referred to as the prior fiscal year (In thousands):

                                                SIX MONTH          PERIOD
                                            TRANSITION PERIOD APRIL 5, 1995 TO
                               YEAR ENDED    ENDED MARCH 29,   SEPTEMBER 29,
                             MARCH 28, 1997       1996              1995       COMBINED
                             -------------- ----------------- ---------------- --------
   Revenues................     $206,852        $ 89,070          $89,719      $178,789
   Laundry operating
    expenses...............      139,446          60,536           62,905       123,441
   General and
    administrative
    expenses...............        4,613           1,844            2,351         4,195
   Depreciation and
    amortization...........       46,316          18,212           18,423        36,635
   Stock-based compensation
    charge.................        2,152             --               --            --
   Restructuring expenses..          --              --             2,200         2,200
                                --------        --------          -------      --------
   Operating income
    (loss).................       14,325           8,478            3,840        12,318
   Interest expense, net...       26,859          11,999           11,818        23,817
                                --------        --------          -------      --------
   Loss before
    extraordinary items and
    income taxes...........      (12,534)         (3,521)          (7,978)      (11,499)
   Income tax (benefit)
    expense................       (2,307)           (998)          (1,862)       (2,860)
                                --------        --------          -------      --------
   Loss before
    extraordinary items....      (10,227)         (2,523)          (6,116)       (8,639)
   Extraordinary items, net
    of tax.................         (296)         (8,925)             --         (8,925)
                                --------        --------          -------      --------
   Net loss................     $(10,523)       $(11,448)         $(6,116)     $(17,564)
                                ========        ========          =======      ========

  Revenues increased by approximately 16% for the 1997 fiscal year as compared to the prior fiscal year. The improvement in revenues was primarily attributable to increased route revenues resulting from internal expansion, the Allied Acquisition, the Kwik Wash Acquisition and an increase in revenues from Super Laundry. The Company's acquisition strategy includes the complete integration of its acquired companies. The Company estimates that approximately $24.0 million of its revenue increase is the combined result of the Allied Acquisition and the Kwik Wash Acquisition based on the historical revenue results of such acquired companies. During the 1997 fiscal year, the Company's installed base increased by approximately 7,500 machines from internal growth due primarily to the elimination of capital constraints existing at Solon prior to the 1995 merger of Solon with a predecessor of the Company (the "Merger"), as compared to a reduction of approximately 750 machines during the twelve months ended March 29, 1996.

  Laundry operating expenses increased by approximately 13% for the 1997 fiscal year, as compared to the prior fiscal year. The increase was due primarily to the Allied Acquisition and the Kwik Wash Acquisition as well as an increase in the cost of sales related to Super Laundry's increased sales volume. Such increase in laundry operating expenses was partially offset by the implementation of cost savings programs in the Company's field operations and the consolidation of certain operating regions.

  General and administrative expenses increased slightly by approximately $0.4 million or 10% for the 1997 fiscal year as compared to the prior fiscal year. The increase for the period was due to expenses associated with: (i) costs relating to the Company's acquisition strategy, including legal and financial due diligence investigations of potential targets and related costs; (ii) the development and implementation of procedures for the management of investor relations; and (iii) systems development and refinement relating to the integration of prior acquisitions. This increase was partially offset by a reduction of certain expenses resulting from the consolidation of the Company's corporate staff into its existing facility in Roslyn, New York on September 29, 1995.

  Depreciation and amortization increased by approximately 27% for the 1997 fiscal year, as compared to the prior twelve month period, due primarily to the Allied Acquisition and the Kwik Wash Acquisition, as well as an increase in capital expenditures for the installed base of machines resulting from the elimination of capital constraints existing at Solon prior to the Merger. As a result of the Company's acquisition activity since early 1995, the Company incurred approximately $26.8 million in non-cash purchase accounting related depreciation and amortization charges for the 1997 fiscal year as compared to $23.6 million for the prior twelve month period.

  The Company incurred restructuring costs of approximately $2.2 million during the twelve months ended March 29, 1996 to cover severance obligations to certain personnel, costs to relocate certain corporate functions to Roslyn, New York, systems integration costs, and expenses related to the consolidation of certain of its regional offices, in each case, as a result of the April 1995 acquisition of Solon and the Merger.

  The extraordinary items for the 1997 fiscal year consisted of costs related to the extinguishment of debt in February 1997 and the termination of the then existing revolving credit facility. The extraordinary items for the six month period ending March 29, 1996 consisted of costs related to the extinguishment of debt in connection with a debt refinancing in November 1995 (the "Refinancing").

  In July 1996, Coinmach Laundry issued, in privately negotiated transactions, 79,029 shares of its Class B common stock to certain members of management. Coinmach Laundry recorded a stock-based compensation charge of approximately $887,000 attributable to the issuance of such stock. In addition, approximately $103,000 of receivables relating to loans to management in connection with prior purchases of Common Stock were forgiven and have been recorded as a stock-based compensation charge.

  During the 1997 fiscal year, Coinmach Laundry recorded a stock-based compensation charge of approximately $1,162,000 relating to the Options.

  The Company's operating income margin, approximately 7% of revenues for the 1997 fiscal year, was equal to that for the twelve months ended March 29, 1996.

  Interest expense, net, increased by approximately 13% for the 1997 fiscal year as compared to the prior twelve months due primarily to the Refinancing in November 1995 as well as entering into the Credit Agreement in January 1997. Partially offsetting this increase in interest expense was the decrease in the effective interest rate applied against outstanding borrowings as the result of the Refinancing, as well as interest income earned on excess cash balances generated from operations.

  EBITDA was approximately $62.8 million (before deduction for stock-based compensation charges) for the 1997 fiscal year as compared to approximately $51.2 million (before deduction for restructuring costs) for the prior twelve months, representing an improvement of approximately 23%. EBITDA margins improved to approximately 30.4% of revenues for the current year compared to approximately 28.6% of revenues for the prior twelve months.

LIQUIDITY AND CAPITAL RESOURCES

  As the Company has focused on increasing its EBITDA, it has made significant capital investments, primarily consisting of acquisitions, renewal and growth capital expenditures. For the twelve months ended March 29, 1996, the 1997 fiscal year and the six months ended September 26, 1997, cash flows used in investing activities totaled approximately $39.2 million, $196.7 million and $91.9 million, respectively. These investments have been primarily funded through cash flows from operations and borrowings under the Credit Facility.

  The Company intends to amend and restate the Credit Facility concurrently with the Offering. The amended and restated Credit Facility is expected to provide $235 million of financing consisting of (i) a $35 million working capital revolving credit facility (undrawn at closing of the Offering) bearing interest at an annual rate of LIBOR plus 1.50%; (ii) a $125 million acquisition revolving credit facility (undrawn at closing of the Offering) bearing interest at an annual rate of LIBOR plus 1.50%; and (iii) a $75 million term loan facility (fully funded at closing of the Offering) bearing interest at an annual rate of LIBOR plus 2.00%. The working capital revolving credit facility and the acquisition revolving credit facility are expected to mature in six years, and the term loan facility is expected to mature in seven years. There can be no assurances, however, that the Company will amend and restate such Credit Facility.

  The Company anticipates that it will continue to utilize cash flows from operations to finance its capital expenditures and working capital needs, including interest payments on its outstanding indebtedness. Capital expenditures for the six months ended September 26, 1997 were approximately $91.9 million. Of such amount, the Company spent approximately $66.3 million in acquisition and related transaction costs, including the Reliable Acquisition, and approximately $8.0 million related to the net increase in the installed base of machines. The balance was used for renewal of the Company's existing machine base and for general corporate purposes.

  During the 1997 fiscal year, the Company spent $213.0 million in capital expenditures, of which $171.5 million, or approximately 80.6%, was used for the execution of the Company's acquisition strategy. Of the remaining capital investment, $12.5 million, or approximately 5.8%, was used for internally generated growth and $29.1 million, or approximately 13.6%, related primarily to expenditures for the renewal of the Company's existing machine base. The full impact on revenues and EBITDA generated from capital expended on acquisitions and the net increase in the installed base are not expected to be reflected in the Company's financial results until subsequent reporting periods. The age of the Company's equipment is evenly distributed over its machine base, and management estimates that no more than approximately 12% of its machine base is likely to be replaced in any given year. The Company anticipates that renewal capital expenditures, which exclude acquisitions and capital expenditures for internal growth, will be approximately $38.0 million for the twelve months ending March 31, 1998. While the Company estimates that it will generate sufficient cash flows from operations to finance anticipated capital expenditures, there can be no assurances that it will be able to do so. The Company also relies upon available credit under its existing credit facility as an additional source of revenue for capital expenditures.

  On a pro forma basis, after giving effect to all route acquisitions consummated through July 1997 as if such transactions occurred at the beginning of such period, the Company spent $290.2 million on capital expenditures for the 1997 fiscal year (including approximately $233.9 million in acquisition and related transaction costs).

  The Company's working capital requirements are, and are expected to continue to be, minimal since a significant portion of the Company's operating expenses are not paid until after cash is collected from the installed machines. In connection with certain of the financing agreements governing the Company's indebtedness, Coinmach is required to make monthly cash interest payments under the Credit Facility and semi-annual cash interest payments on the Series B Notes and the Series C Notes.

  The Company's depreciation and amortization expenses (aggregating approximately $46.3 million and $34.6 million for the 1997 fiscal year and the six months ended September 26, 1997, respectively) have the effect of reducing net income but not operating cash flow. In accordance with GAAP, a significant portion of the purchase prices of businesses acquired by the Company is allocated to "contract rights", which costs are amortized over periods of up to 15 years.

  On October 8, 1997, Coinmach completed the private placement (the "Bond Offering") of $100 million aggregate principal amount of its Series C Notes on substantially identical terms as its outstanding Series B 11 3/4% Senior Notes due 2005 (the "Series B Notes"). The issue price was 109.875%, representing a 9.94% yield to maturity. Substantially all of the proceeds of the Bond Offering were used to reduce Coinmach's outstanding indebtedness under the Credit Facility, including the repayment of all revolving loan and Tranche A term loan indebtedness.

  Management believes that the Company's future operating activities will generate sufficient cash flow to repay borrowings under the Series B Notes, the Series C Notes and the Credit Facility or to permit any necessary refinancings thereof. An inability of the Company, however, to comply with covenants or other conditions contained in the indenture governing the Series B Notes (the "Series B Indenture"), the indenture governing the Series C Notes (the "Series C Indenture") or in the Credit Agreement could result in an acceleration of all amounts due under the Series B Indenture, the Series C Indenture and the Credit Agreement. If the Company is unable to meet its debt service obligations, it could be required to take certain actions such as reducing or delaying capital expenditures, selling assets, refinancing or restructuring its indebtedness, selling additional equity capital or other actions. There is no assurance that any of such actions could be effected on commercially reasonable terms, if at all, or on terms permitted under the Credit Agreement, the Series B Indenture or the Series C Indenture.

  The Company's ability to incur additional indebtedness to facilitate its acquisition strategy is limited by the covenants and other restrictions imposed by the Series B Indenture, the Series C Indenture and the Credit Agreement, including, without limitation, compliance with certain financial covenants and maintenance tests and ratios, including debt to equity and fixed charge coverage ratios. As of November 1, 1997, subject to compliance with the foregoing covenants, the Company would have had approximately $98.5 million of availability under its revolving credit facility. The amount of additional indebtedness the Company is able to incur to further facilitate its acquisition strategy is dependent upon a number of variables, including, without limitation, the pro forma effects of the acquisition with respect to which such additional indebtedness is to be incurred.

INFLATION AND SEASONALITY

  In general, the Company's laundry operating expenses and general and administrative expenses are affected by inflation and the effects of inflation may be experienced by the Company in future periods. Management believes that such effects have not been nor will be material to the Company. The Company's business generally is not seasonal.

FORWARD-LOOKING INFORMATION

  This Prospectus contains or may contain certain forward looking statements and information that are based on the beliefs of the Company's management as well as estimates and assumptions made by, and information currently available to, the Company's management. The words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions, as they relate to the Company or the Company's management, identify forward looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, competitive factors, shifts in market demand, and other risks and uncertainties, including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, competitors, legislative, regulatory, judicial and other governmental authorities. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary significantly from those anticipated, believed, estimated, expected, intended or planned.

                                   BUSINESS

OVERVIEW

  The Company, established in 1947, is the leading supplier of outsourced coin-operated laundry equipment services for multi-family housing properties in the United States. The Company's business involves leasing laundry rooms from building owners and property management companies, installing and servicing the laundry equipment and collecting revenues generated from laundry machines. The Company owns and operates approximately 420,000 coin-operated washers and dryers in approximately 42,000 locations on routes throughout the United States and in 151 retail laundromats located throughout Texas.

  In January 1995, the Company initiated a strategy of controlled growth through acquisitions. This strategy was designed to increase the installed machine base in its then existing operating region as well as to provide the Company with a strong market presence in new regions. Since January 1995, the Company has completed six significant acquisitions adding revenues of approximately $221 million and expanding its national presence from the Northeast into the Mid-Atlantic, Southeast, South-Central, Midwest and Western regions of the United States. Accordingly, the Company has grown its installed base from approximately 54,000 machines to approximately 420,000 machines.

  As a result of this strategy of growth, the Company's revenues and EBITDA have grown from $72.9 million and $13.6 million, respectively, on a historical basis for the twelve months ended March 31, 1995, to $306.9 million and $97.8 million (before deducting non-cash stock based compensation charges), respectively, for the 1997 fiscal year, on a pro forma basis, giving effect to the acquisitions consummated by the Company since March 30, 1996.

BUSINESS STRATEGY

  The Company's business strategy is to enhance its position as the largest provider of outsourced coin-operated laundry equipment services in the United States. Management intends to continue to grow the Company's installed machine base both internally and through selective acquisitions to achieve benefits of scale, increase its operating efficiencies and improve its financial performance. Internal growth is comprised of: (i) adding new customers in existing regions and securing contracts for additional locations from current customers; (ii) converting owner-operated facilities to Company managed facilities; (iii) improving the net contribution per machine through operating efficiencies and selective price increases; and (iv) pursuing additional growth opportunities presented by the Company's leading market position and access to approximately four million individual housing units. The Company's acquisition strategy is to continue to selectively acquire local, regional and multi-regional route businesses from independent operators at attractive prices. The Company is currently evaluating several acquisition opportunities, however, there can be no assurance that, subsequent to ongoing negotiations and due diligence reviews, the Company will complete any such acquisitions.

  An important element of the Company's business strategy is to continue to expand its geographic presence to gain additional regional and multi-regional account opportunities with large multi-family housing property managers and owners. Management believes that a significant portion of its customer base, which manages multi-family housing and other residential properties, is consolidating. Consequently, management believes that opportunities for outsourcing coin-operated laundry equipment services to professionally managed, multi-regional, well-capitalized independent operators such as the Company are increasing.

  The Company's business strategy also includes the continued development of the Integrated Computer Systems which management believes are the most advanced in the industry. The Integrated Computer Systems provide real-time operational and competitive data, which in conjunction with the Company's multi-regional service capabilities, enhance the Company's operating efficiencies throughout its regions and enable the Company to deliver superior customer service. The Integrated Computer systems also provide the Company with the flexibility to integrate acquisitions on a timely basis, including key functions such as sales, service, collections and security. Finally, as the industry leader, the Company works closely with its equipment vendors to assess ongoing technological changes and implements those which the Company believes are beneficial to operating efficiencies and financial performance.

GROWTH STRATEGY

  The Company's growth strategy is to increase operating cash flow and profitability through a combination of internal expansion and acquisitions.

  Internal Expansion. Internal expansion is comprised of: (i) increasing the installed machine base by adding new customers and increasing the number of locations with existing customers; (ii) converting owner-operated facilities to Company managed facilities; (iii) improving the net contribution per machine through operating efficiencies and selective price increases; and (iv) pursuing additional growth opportunities presented by its leading market position and access to approximately four million individual housing units.

    New Customers and Locations. The Company's sales and marketing efforts focus on two areas of expansion within its existing operating regions. The Company's primary means of internal expansion is by marketing the Company's products and services to building managers and property owners whose leases with other laundry equipment services providers are near expiration. The Company's Integrated Computer Systems track information on the lease expirations of its competitors. The Company believes that its leading market position and expanding geographic presence, primarily achieved through acquisitions, enhances its ability to gain new customers and additional locations from its existing customers.

    Conversions. Management believes that there are approximately 1.0 million machines installed in locations which continue to be managed by owner-operators. Building owners or managers can forgo significant cash outlays by contracting with the Company to purchase, service and maintain laundry equipment. Accordingly, the Company pursues building owners and managers who will contract with the Company to outsource their coin-operated laundry facilities. The Company offers a full range of services from the design, construction and installation of new laundry facilities to the refurbishment of existing facilities. Management believes these services provide a competitive advantage in securing new customers.

    Operating Efficiencies and Price Increases. The Company focuses on improving its net contribution per machine through achieving operating efficiencies and selective price increases. Due to factors beyond the Company's control, however, there can be no assurance that such efficiency or price increases will occur.

    Other Growth Opportunities. While management intends to continue its focus on increasing its installed machine base, management believes that its leading market position and its access to over four million housing units provides the Company with additional growth and diversification opportunities. These opportunities include laundry equipment rental as well as other route based facilities management services. In addition, the Company is discussing the formation of strategic alliances with vendors of products complimentary to its customer base. See "--Other Operations."

  Management believes that its strategy of growth within its existing operating regions will result in additional economies of scale and operating efficiencies associated with an expanded machine base. Such growth, however, will be dependent upon a number of factors beyond the Company's control, such as the Company's ability to secure new contracts from owner-operators on commercially favorable terms and competitive forces that may reduce the number of opportunities to secure new locations or to effect price increases.

  Acquisitions. The Company intends to continue to capitalize on opportunities within the fragmented coin-operated laundry equipment services industry through selective acquisitions of additional route businesses. It has been the Company's experience that there are numerous private, family-owned businesses that often lack the financial resources to provide advance rental payments, install new equipment, make laundry room improvements or otherwise compete effectively with larger independent operators such as the Company to secure new or existing contracts. Consequently, such independent operators, especially those which are undergoing generational ownership changes, represent potential acquisition opportunities for the Company. See "The Company--Acquisitions."

  Management believes the Company is well positioned to capitalize on acquisition opportunities due to its operating efficiencies, its access to capital resources, and senior management's extensive experience and relationships in the industry. The Company evaluates potential acquisitions based on the size of the business (in terms of revenues and machine base), the geographic concentration of the business, market penetration, service history, customer relations, existing contract terms and potential operating efficiencies and cost savings. The Company considers three types of acquisition candidates: (i) small, local route operators; (ii) regional route operators; and (iii) large, multi-regional route operators.

    Local route operators. The purchase of small, local operators (businesses operating within one of the Company's existing regions) results in eliminating most of the target's existing cost structure through the complete absorption of its machine base into the Company's operations. The Company's experience has been that the acquisition of local route operators has increased operating leverage within its operating regions. In many instances, the Company is able to acquire routes adjacent to its existing areas of operation without incurring significant incremental operating costs.

    Regional route operators. The Company's acquisition of regional route operators provides opportunities to improve its cash flow by eliminating duplicative corporate and administrative functions, reducing capital expenditures through improved purchasing power and implementing the Company's Integrated Computer Systems. Since April 1, 1996, the Company has completed the Allied Acquisition, the Reliable Acquisition and the National Coin Acquisition. The Allied Acquisition has been substantially integrated and, in addition to improving the Company's cash flow, has allowed the Company to establish a larger market presence in the Mid-West. Management expects to integrate substantially all of the operations formerly conducted by the Reliable Entities and the NCL Entities into the Company's operations during 1997 and to achieve targeted cost savings as a result of such integration.

    Multi-regional route operators. Management believes that the acquisition of a large, multi-regional route operator results in a number of operating efficiencies, including significant cost savings through the elimination of duplicative financial and administrative functions and related fixed costs. In addition, the increased volume of equipment purchases usually results in reduced per unit capital expenditures. As is the case with all acquisitions, the Company's Integrated Computer Systems are utilized to provide further operating efficiencies and related cost savings. Kwik Wash is an example of a multi-regional acquisition which enabled the Company to substantially increase its operating base, add several experienced regional managers, penetrate new markets and, along with the aforementioned regional acquisitions, become the largest industry participant.

  As part of the Company's growth strategy, the Company continues to evaluate acquisition opportunities. There can be no assurance however that, subsequent to ongoing negotiations and due diligence reviews, the Company will complete any such acquisitions.

FINANCIAL CHARACTERISTICS OF THE BUSINESS

  The Company's business has the following financial characteristics:

  Recurring Revenues. The Company derives a majority of its revenues from outsourced coin-operated laundry equipment services typically performed under long-term contracts with landlords, property management companies and owners of rental apartment buildings, condominiums and cooperatives, university and institutional housing and other multi-family housing properties. Management estimates that approximately 90% of its locations are subject to long-term contracts with initial terms of three to ten years, most of which have automatic renewal or right of first refusal provisions. During the 1997 fiscal year, the Company retained approximately 97% of its existing machine base. The Company believes that its ability to retain its customers and machine base is attributable to a number of factors, including the Company's national reputation for superior service, the structure of its contracts and the strength of its long-term customer relationships.

  Diversified Customer Base. The Company provides outsourced coin-operated laundry equipment services to over 42,000 laundry rooms in its operating regions, and no one customer accounts for more than 2% of its revenues. Management estimates that the Company's services are located in multi-family housing properties containing over four million individual housing units.

  Leverageable Cash Flows. Due to the stable, recurring nature of the Company's revenues and its consistent EBITDA levels, the Company has been able to obtain debt financing on favorable terms to support its acquisition strategy. This use of debt financing to support growth is an important component of the Company's financial strategy, and the Company believes that access to both the public and private debt markets provides it with a competitive advantage.

  Benefits of Scale. By increasing its installed machine base, the Company has benefited from economies of scale in both operating costs and purchasing power. The Company is able to leverage its existing infrastructure, including its sales, service, collections, security and corporate overhead, over a larger installed machine base than its competition. As a result, the Company has been able to improve its EBITDA margin as it has increased its size. For the twelve months ended March 29, 1996, the 1997 fiscal year and the six months ended September 26, 1997, the Company's EBITDA margins were 28.6%, 30.4% and 31.1%, respectively. Furthermore, due to its purchasing power, management believes that the Company is able to purchase equipment on terms more favorable than those available to smaller industry participants.

  Significant Portion of Capital Investment Related to Growth. During the 1997 fiscal year, the Company spent $213.0 million in capital expenditures, of which $171.5, or approximately 80.6%, was used to finance acquisitions as part of the Company's growth strategy. Of the remaining capital investment, $12.5 million, or approximately 5.8%, was used for internally generated growth and $29.1 million, or approximately 13.6%, related to the renewal of the Company's existing machine base.

INDUSTRY

  The coin-operated laundry equipment services industry is characterized by stable cash flows generated by long-term, renewable lease contracts with multi-family housing property owners and management companies. The industry is highly fragmented, with many small, private and family-owned route businesses continuing to operate throughout all major metropolitan areas. According to information provided by the Multi-housing Laundry Association, the industry consists of over 280 independent operators. Based upon industry estimates, management believes there are approximately 3.5 million installed machines in multi-family properties throughout the United States, approximately 2.5 million of which have been outsourced to independent operators such as the Company and approximately 1.0 million of which continue to be operated by the owners of such locations.

  The industry is highly capital intensive and customers require prompt and reliable service. The majority of capital costs are incurred upon procurement of new leases. Initial costs include replacing or repairing existing washers and dryers, refurbishing laundry rooms and making advance rental payments to secure long-term, renewable leases. After the initial expenditures, ongoing working capital requirements are minimal, since machines operate throughout the term of the contract under which they are installed if serviced properly, and variable costs are paid out of revenues collected from the machines.

  Historically, the industry has been characterized by stable demand and has proven to be resistant to changing market conditions and general economic cycles. Management believes that the industry's consistent and predictable revenue and cash flow from operations are primarily due to: (i) the long-term nature of location leases; (ii) the stable demand for laundry services; and
(iii) minimal ongoing working capital requirements.

OPERATIONS

  The principal aspects of the Company's operations include: (i) sales and marketing; (ii) location leasing; (iii) service; (iv) information management;
(v) remanufacturing and (vi) collection security.

  Sales and Marketing. The Company markets its products and services through a sales staff with an average industry experience of over ten years. The principal responsibility of the sales staff is to solicit and negotiate lease arrangements with building owners and managers. All sales personnel are paid commissions that comprise 50% or more of their annual compensation. Selling commissions are based on a percentage of a location's annualized earnings before interest and taxes. Sales personnel must be proficient with the application of sophisticated financial analyses which calculate minimum returns on investment to achieve the Company's targeted goals in securing location contracts and renewals. Management believes that its sales staff is among the most competent and effective in the industry.

  The Company's marketing strategy emphasizes service excellence offered by its experienced, highly skilled personnel and its quality equipment that maximizes efficiency and revenue and minimizes machine down-time. Additionally, the Integrated Computer Systems monitor performance, repairs and maintenance, as well as the profitability of locations on a daily basis. The Company's sales staff targets potential new and renewal lease locations by utilizing its Integrated Computer Systems' extensive database that provides information on the Company's, as well as its competitors' locations. All sales activity, from sale entries to data on service and installation, is recorded and monitored daily on a custom-designed, computerized sales planner.

  No single customer represents more than 2% of the Company's revenues or installed machine base. In addition, the Company's ten largest customers taken together account for less than 10% of the Company's revenues.

  Location Leasing. The Company's leases provide the Company the exclusive right to operate and service the laundry equipment, including repairs and maintenance. The Company typically sets pricing for the use of the machines on location, and the property owner or property manager maintains the premises and provides utilities such as gas, electricity and water.

  In return for the exclusive right to provide laundry equipment services, most of the Company's leases provide for monthly commission payments to the location owners. Under the majority of leases, these commissions are based on a percentage of the cash collected from the laundry machines. Many of the Company's leases require the Company to make advance rental payments to the location owner in addition to commissions. The Company's leases typically include provisions that allow for unrestricted price increases, a right of first refusal (an opportunity to match competitive bids at the expiration of the lease term) and termination rights if the Company does not receive minimum net revenues from a lease. The Company has some flexibility in negotiating its leases and, subject to regional competitive factors, may vary the terms and conditions of a lease, including commission rates and advance rental payments. The Company evaluates each lease opportunity through its Integrated Computer Systems which are designed to achieve certain targeted levels of return on investment.

  Management estimates that approximately 90% of its locations are under long-term leases with initial terms of three to ten years. Of the remaining locations not subject to long term leases, the Company believes that it has retained a majority of such customers through long-standing relationships and intends to continue to service such customers. Approximately 42% of the Company's leases renew automatically, and the Company has a right of first refusal on termination in approximately 40% of its leases. The Company's automatic renewal clause typically provides that, if the building owner fails to take any action prior to the end of the original lease term or any renewal term, the lease will automatically renew on substantially similar terms. As of September 26, 1997, the Company's leases have an average remaining life to maturity of approximately 50 months (without giving effect to automatic renewals).

  Service. The Company's employees deliver, install, service and collect from coin-operated washers and dryers in laundry facilities at its leased locations.

  The Company's fleet of 352 radio-equipped service vehicles allows the quick dispatch of service technicians in response to both computer-generated (for preventive maintenance) and customer-generated service calls. On a daily basis, the Company receives and responds to approximately 2,200 service calls. Management estimates that less than 1% of the Company's machines are out of service on any given day. The ability to reduce machine down time, especially during peak usage, serves to enhance revenue and improve the Company's reputation with its customers.

  In a business that emphasizes prompt and efficient service, management believes that the Company's Integrated Computer Systems provide a significant competitive advantage in terms of responding promptly to customer needs. Computer-generated service calls for preventive maintenance are based on previous service history, repeat service call analysis and monitoring of service areas. These operations coordinate the Company's radio-equipped service vehicles that allow the Company to address customer needs quickly and efficiently.

  Information Management. Management believes that the Company's Integrated Computer Systems serve three major functions: (i) tracking the service cycle of equipment; (ii) monitoring revenues and costs by location, customer and salesperson; and (iii) providing information on competitor's lease renewal schedules.

  The Integrated Computer Systems provide speed and accuracy throughout the entire service cycle by integrating the functions of service call entry, dispatching service personnel, parts and equipment purchasing, installation, distribution and collection. In addition to coordinating all aspects of the service cycle, the Company's Integrated Computer Systems track contract performance which indicate unreported machine failure or pilferage and provide data to forecast future equipment failures.

  Data on machine performance is used by the sales staff to forecast revenue by location. Management is able to obtain daily, monthly, quarterly and annual reports on location performance, coin collection, service and sales activity by salesperson.

  The Integrated Computer Systems also provide the sales staff with an extensive database essential to the Company's marketing strategy to obtain new business through competitive bidding or owner-operator conversion opportunities.

  Management also believes that the Integrated Computer Systems enhance the Company's ability to successfully integrate acquired businesses into its existing operations. It has been the experience of the Company's management that regional or muti-regional acquisitions can be integrated within 90 to 120 days, while a local acquisition can be integrated almost immediately.

  Remanufacturing. The Company's remanufacturing operations provide approximately one-third of its annual machine installation requirements. The Company rebuilds and reinstalls a portion of its machines at approximately one-third the cost of acquiring new machines. Remanufactured machines are restored to virtually new condition with the same estimated average life and service requirements as new machines. Machines that can no longer be remanufactured are added to the Company's inventory of spare parts.

  The Company maintains four regional remanufacturing facilities which provide for consistent machine quality and efficient operations and are strategically located to service each of its operating regions.

  Collection Security. Management believes that it provides the highest level of collection security control in the laundry equipment services industry. The Company utilizes numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns, extensive monitoring of collections and other control mechanisms. The Company enforces stringent employee standards and screening procedures with prospective employees. Employees responsible for or who have access to the collection of funds are tested randomly and frequently. Additionally, the Company's security department performs trend and variance analyses of daily collections by location. Security personnel monitor locations, conduct investigations, and implement additional security procedures as necessary.

COMPETITION

  The coin-operated laundry equipment services industry is highly competitive, capital intensive and requires reliable, quality service. Despite the overall fragmentation of the industry, there are currently three companies, including the Company, with significant operations in multiple regions throughout the United States. The other large multiple region operators are Web Service Company, Inc. and Macke Laundry Service, L.P.

OTHER OPERATIONS

  In addition to supplying outsourced coin-operated laundry equipment services, the Company has expanded its breadth of operations to other, related lines of business:

  Individual Housing Units. Through the acquisition of Appliance Warehouse, the Company entered the business of renting laundry equipment and other household appliances and electronic items to individuals. With access to approximately four million individual housing units, the Company believes its new business line represents an opportunity for growth in a new market segment which is complementary to its core business.

  Laundromat Construction. Super Laundry, a wholly owned subsidiary of Coinmach, is a laundromat construction and equipment distribution company. Super Laundry's business consists of constructing complete turnkey laundromat retail stores, retrofitting existing laundromat retail stores, distributing exclusive lines of commercial coin and non-coin operated machines and parts, and selling service contracts. Super Laundry's customers generally enter into sales contracts pursuant to which Super Laundry constructs and equips a complete laundromat operation, including location identification, construction, plumbing, electrical wiring and all required permits.

  Retail Laundromat Operations. The Company operates 151 retail laundromats located throughout Texas, 150 of which were acquired in the Kwik Wash Acquisition. The operation of the retail laundromats involves leasing store locations in desired geographic areas, maintaining an appropriate mix of washers and dryers at each store location and servicing such washers and dryers at such locations. The Company is also responsible for maintaining the premises at each laundromat and paying for utilities and related expenses.

FACILITIES

  As of November 1, 1997, the Company leases 39 offices throughout its operating regions serving various operational purposes, including sales and service activities, collections and warehousing. The Company presently maintains its headquarters in Roslyn, New York, leasing approximately 40,000 square feet pursuant to a five year lease terminating April 30, 2001. The Company's Roslyn facility is used for general corporate purposes, as well as for remanufacturing and warehouse space for the Northeast operating region. The Company has an option to purchase the Roslyn facility, which it presently does not intend to exercise.

EMPLOYEES

  As of November 1, 1997, the Company employed approximately 1,450 full-time employees (including 334 laundromat attendants in the Company's retail laundromats in Texas). Approximately 140 hourly workers in the Northeast region are represented by Local 966, affiliated with the International Brotherhood of Teamsters (the "Union"). Management believes that the Company has maintained a good relationship with the Union employees and has never experienced a work stoppage since its inception.

LEGAL PROCEEDINGS

  The Company and its predecessors have been named as defendants in a number of legal actions arising in the ordinary course of its business. Although the amount of any liability that could arise with respect to these actions can not be accurately predicted, management believes that any such liability, individually or in the aggregate, will not have a material adverse effect on the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of Coinmach Laundry are:

         NAME                     AGE                    TITLE
         ----                     ---                    -----
   Stephen R. Kerrigan...........  44 Chairman of the Board and Chief Executive
                                      Officer, Director
   Mitchell Blatt................  46 President, Chief Operating Officer,
                                      Director
   Robert M. Doyle...............  40 Chief Financial Officer, Senior Vice
                                      President, Treasurer, Secretary
   John E. Denson................  60 Senior Vice President--Corporate
                                      Development
   Michael E. Stanky.............  46 Senior Vice President
   Bruce V. Rauner...............  41 Director
   David A. Donnini..............  32 Director
   James N. Chapman..............  35 Director
   Dr. Arthur B. Laffer..........  57 Director
   Stephen G. Cerri..............  61 Director

BACKGROUND AND EXPERIENCE

  Mr. Kerrigan has been Chief Executive Officer of Coinmach Laundry since April 1996 and of Coinmach since November 1995. Mr. Kerrigan was President and Treasurer of Solon and Coinmach Laundry from April 1995 until April 1996, and Chief Executive Officer of The Coinmach Corporation ("TCC"), a predecessor of Coinmach, from January 1995 until November 1995. Mr. Kerrigan has been a director and Chairman of the Board of Coinmach Laundry since April 1995 and of Coinmach since November 1995. Mr. Kerrigan was a director of TCC from January 1995 to November 1995 and a director of Solon from April 1995 to November 1995. Mr. Kerrigan served as Vice President and Chief Financial Officer of TCC's predecessor, Coinmach Industries from 1987 until 1994. Mr. Kerrigan was an executive officer of CIC, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 1993.

  Mr. Blatt has been President and Chief Operating Officer of Coinmach Laundry since April 1996 and of Coinmach since November 1995. Mr. Blatt was the President and Chief Operating Officer of TCC from January 1995 to November 1995. Mr. Blatt has been a director of Coinmach Laundry and Coinmach since November 1995. Mr. Blatt joined TCC as Vice President-General Manager in 1982 and was Vice President and Chief Operating Officer from January 1988 to February 1994. Mr. Blatt was an executive officer of CIC, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 1993.

  Mr. Doyle has been Chief Financial Officer, Senior Vice President, Treasurer and Secretary of Coinmach Laundry since April 1996 and of Coinmach since November 1995. Mr. Doyle has been a director of Coinmach since November 1995. Mr. Doyle served as Vice President, Treasurer and Secretary of TCC from January 1995 to November 1995. Mr. Doyle joined Coinmach's predecessor in 1987 as Controller. In 1988, Mr. Doyle became Director of Accounting, and was promoted in 1989 to Vice President and Controller. Mr. Doyle was an executive officer of CIC which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 1993.

  Mr. Denson has been Senior Vice President of Coinmach Laundry since April 1996 and of Coinmach since November 1995. Mr. Denson was Senior Vice President, Finance of Solon from June 1987 until November 1995. Mr. Denson served as an officer of Solon under various titles since 1973, and served as a director and Co-Chief Executive Officer of Solon from November 1994 to April 1995.

  Mr. Stanky has been Senior Vice President of Coinmach Laundry since April 1996 and of Coinmach since November 1995. Mr. Stanky was a Senior Vice President of Solon from July 1995 to November 1995. Mr. Stanky served Solon in various capacities since 1976, and in 1985 was promoted to Area Vice President responsible for Solon's South-Central Region. Mr. Stanky served as a Co-Chief Executive Officer of Solon from November 1994 to April 1995.

  Mr. Rauner has been a director of Coinmach Laundry since April 1995. Mr. Rauner was a director of Coinmach from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Rauner has been a Principal of GTCR since 1981. Mr. Rauner serves as a director of COREStaff, Inc., Esquire Communications Ltd., Lason Systems, Inc., and Polymer Group, Inc.

  Mr. Donnini has been a director of Coinmach Laundry since April 1995. Mr. Donnini was a director of Coinmach from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Donnini has been a Principal of GTCR since 1993. From 1991 to 1993, Mr. Donnini was an Associate with GTCR. Mr. Donnini serves as a director of Polymer Group, Inc., International Computer Graphics, Inc., U.S. Aggregates, Inc., Keystone Group Holdings, Inc., Dickson Media, Inc. and Cherrydale Farms, Inc.

  Mr. Chapman has been a director of Coinmach Laundry since April 1995. Mr. Chapman is presently Vice President--Investment Banking with The Renco Group, Inc., a financial services company. Mr. Chapman was a Principal of Fieldstone Private Capital Group, L.P. a private holding company, from its inception in 1990 to May 1996. Mr. Chapman was a director of Coinmach from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995.

  Dr. Laffer has been a director of Coinmach Laundry since September 1996. Dr. Laffer is a director of Mastec, Inc., Nicholas Applegate Mutual Funds, Nicholas Applegate Growth Equity Funds, Casmyn, Inc. and United States Filter Corporation. Dr. Laffer has been Chairman and Chief Executive Officer of A.B. Laffer, V.A. Canto & Associates, an economic consulting firm, since 1979, Chief Executive Officer of Calport Asset Management, Inc., a money management firm, since 1992 and Chief Executive Officer of Laffer Advisors, Inc., a registered broker-dealer and investment advisor since 1985.

  Mr. Cerri has been a director of Coinmach Laundry since September 1996. Mr. Cerri has been Chairman and Chief Executive Officer of Alinabal Holdings Corporation, manufacturer of electro-mechanical and mechanical products, since November 1987 and a consultant with Capstone Management Resources, Inc., a firm which provides consulting services to clientele involved in leverage transactions.

  The Board consists of seven members and is divided into three classes of directors. Each class of directors is elected to serve for a term of three years, so that the term of office of approximately one-third of the directors will expire each year. At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified. All executive officers serve at the discretion of the Board. There are no family relationships between any of the directors or executive officers of the Company.

                    PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information known to Coinmach Laundry with respect to the beneficial ownership of the Common Stock as of November 14, 1997, and as adjusted to reflect the sale of Common Stock offered hereby, by:
(i) each person or entity who is known by Coinmach Laundry to own beneficially more than 5% of the Common Stock; (ii) each of Coinmach Laundry's directors;
(iii) the current executive officers of Coinmach Laundry; (iv) all current directors and executive officers as a group; (v) each Selling Stockholder; and
(vi) certain additional stockholders consisting of members of management (collectively, the "Additional Selling Stockholders") who have indicated an intention to sell shares of Common Stock (in an amount not to exceed 20% of shares of Common Stock beneficially owned) if and only to the extent that all or a portion of the Underwriters' over-allotment option is exercised. Except as indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock which they respectively beneficially own.

                               SHARES                           SHARES
                            BENEFICIALLY                     BENEFICIALLY
                           OWNED PRIOR TO                     OWNED AFTER
                             OFFERING(1)                      OFFERING(1)
                          ---------------------            -----------------
                                                                             NUMBER OF
                                                NUMBER OF                    ADDITIONAL
                                                  SHARES                       SHARES
                                                  BEING                        BEING
    NAME AND ADDRESS       NUMBER       PERCENT OFFERED(2)  NUMBER   PERCENT OFFERED(3)
    ----------------      ---------     ------- ---------- --------- ------- ----------
DIRECTORS, OFFICERS AND
 5% STOCKHOLDERS
Golder, Thoma, Cressey,
 Rauner, Fund IV,
  L.P. .................  4,556,114(4)   45.5%  1,176,284  3,379,830  27.0%   264,564
 6100 Sears Tower
 Chicago, IL 60606
MCS Capital, Inc. ......    566,010(5)    5.7%        --     566,010   4.5%   113,202
 c/o Coinmach
  Corporation
 521 East Morehead,
 Suite 590
 Charlotte, NC 28202
Bruce J. Rauner.........  4,556,114(4)   45.5%  1,176,284  3,379,830  27.0%   264,564
David A. Donnini........  4,556,114(4)   45.5%  1,176,284  3,379,830  27.0%   264,564
Stephen R. Kerrigan.....    566,010(5)    5.7%        --     566,010   4.5%   113,202
Mitchell Blatt..........    456,313(6)    4.6%        --     456,313   3.6%    91,263
Robert M. Doyle.........    157,964(7)    1.6%        --     157,964   1.3%    31,593
Michael E. Stanky.......    108,284(8)    1.1%        --     108,284     *     21,657
John E. Denson..........     11,503(9)      *         --      11,503     *      2,301
James N. Chapman........     30,386(10)     *       7,845     22,541     *      1,764
Arthur B. Laffer........     30,000(11)     *       7,745     22,255     *      1,742
Stephen G. Cerri........     30,000(11)     *         --      30,000     *        --
All Officers and
 Directors as a group
 (10 persons)...........  5,946,574(12)  59.4%  1,191,874  4,754,700  38.0%   528,086(13)
                          ---------      ----   ---------  ---------  ----    -------
OTHER SELLING
 STOCKHOLDERS
President and Fellows of
 Harvard College........    151,860       1.5%     39,207    112,653     *      8,818
Charles Prato...........     34,525(14)     *         --      34,525     *      6,905
David A. Siegel.........     11,503(15)     *         --      11,503     *      2,301
R. Daniel Osborne.......     12,503(16)     *         --      12,503     *      2,501
James McDonnell.........     11,503(17)     *         --      11,503     *      2,301
Russell Harrison........     15,727(18)     *         --      15,727     *      3,145
David Tulkop............     20,949(19)     *         --      20,949     *      4,190
Michael Marrus..........     25,974(20)     *       6,706     19,268     *      1,508
S.A. Spencer and Mary M.
 Spencer................     24,297         *       6,273     18,024     *      1,411
Ronald S. Brody.........     23,006(21)     *       5,940     17,066     *      1,336

--------

* Percentage of shares beneficially owned does not exceed 1% of Common Stock outstanding.

 (1) Share percentage ownership is rounded to nearest tenth of 1% and reflects the effect of dilution as a result of outstanding options to the extent such options are, or within 60 days will become, exercisable. Shares of Common Stock underlying any option which was exercisable on November 14, 1997 or becomes exercisable within the next 60 days ("Presently Exercisable Options") are deemed outstanding only for purposes of computing the share ownership and share ownership percentage of the holder of such option. The number of shares of Common Stock deemed outstanding prior to this Offering includes 10,004,278 shares of Common Stock outstanding as of November 14, 1997 and such shares of Common Stock issuable pursuant to Presently Exercisable Options held by the respective person or group as set forth below. The number of shares of Common Stock deemed outstanding after this Offering is comprised of the sum of: (i) the outstanding shares of Common Stock immediately prior to the Offering in an amount equal to 10,004,278 (which includes 1,250,000 shares of Common Stock to be sold by Selling Stockholders in the Offering); (ii) 2,500,000 shares of Common Stock being offered for sale by the Company in the Offering and (iii) 13,685 shares of Common Stock to be issued to certain Selling Stockholders upon the exercise of options in connection with the Offering. Beneficial ownership is determined in accordance with the rules of the Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

 (2) Does not include 562,500 shares of Common Stock to be sold in the Offering by Selling Stockholders and Additional Selling Stockholders if the Underwriters' over-allotment option is exercised in full.

 (3) Represents additional shares, in an aggregate amount of 562,500, to be offered in the Offering assuming the Underwriters' over-allotment option is exercised in full. If the Underwriters' over-allotment option is exercised in full, GTCR, MCS, Mr. Blatt and Mr. Doyle will beneficially own 23.8%, 3.5%, 2.8% and less than 1% of the shares of Common Stock outstanding, respectively.

 (4) Such shares are held by GTCR, of which GTCR IV, L.P. ("GTCR IV"), is the general partner. Mr. Rauner and Mr. Donnini are principals of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV. Mr. Rauner and Mr. Donnini each disclaim beneficial ownership of such shares.

 (5) Such shares are owned beneficially by MCS, a corporation controlled by Mr. Kerrigan. Includes shares underlying Presently Exercisable Options held by MCS to purchase an aggregate of 123,241 shares of Common Stock at an exercisable price of $11.90 per share. Does not include shares underlying options held by MCS to purchase an aggregate of 184,857 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options.

 (6) Includes shares underlying Presently Exercisable Options to purchase an aggregate of 20,000 shares of Common Stock at an exercise price of $11.90 per share and 40,000 shares of Common Stock at an exercise price of $14.00 per share. Does not include shares underlying options to purchase an aggregate of 80,000 shares of Common Stock at an exercise price of $11.90 per share and 60,000 shares of Common Stock at an exercise price of $14.00 per share, which options are not Presently Exercisable Options.


 (7) Includes shares underlying Presently Exercisable Options to purchase an aggregate of 48,756 shares of Common Stock at an exercise price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 123,134 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options.


 (8) Includes shares underlying Presently Exercisable Options to purchase an aggregate of 41,409 shares of Common Stock at an exercise price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 62,112 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options.

 (9) Represents shares underlying Presently Exercisable Options to purchase an aggregate of 11,503 shares of Common Stock at an exercisable price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 17,253 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options.

(10) Includes shares underlying Presently Exercisable Options to purchase an aggregate of 11,503 shares of Common Stock at an exercise price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 17,253 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options.

(11) Represents shares underlying Presently Exercisable Options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $14.00 per share. Does not include shares underlying options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $14.00 per share, which options are not Presently Exercisable Options.

(12) In calculating the shares beneficially owned by executive officers and directors as a group, (i) 4,556,114 shares of Common Stock owned by GTCR and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini, and (ii) 566,010 shares of Common Stock owned by MCS and included in the beneficial ownership amount of Mr. Kerrigan, in each case as set forth in the table above, are included only once. In calculating the percentage of shares owned by executive officers and directors as a group, the shares of Common Stock underlying all options which are beneficially owned by executive officers and directors and which are Presently Exercisable Options are deemed outstanding.

(13) If the Underwriters' over-allotment option is exercised in full, all executive officers and directors as a group will beneficially own 32.3% of the shares of Common Stock outstanding.

(14) Includes shares underlying Presently Exercisable Options to purchase an aggregate of 4,602 shares of Common Stock at an exercise price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 6,900 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options. Mr. Prato is a Regional Vice President of Coinmach Laundry. He has been employed by the Company since October 1981.

(15) Represents shares underlying Presently Exercisable Options to purchase an aggregate of 11,503 shares of Common Stock at an exercise price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 17,253 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options. Mr. Siegel is an Area Vice President of Coinmach Laundry. He has been employed by the Company since September 1985.

(16) Represents shares underlying Presently Exercisable Options to purchase an aggregate of 11,503 shares of Common Stock at an exercise price of $11.90 per share, and 1,000 shares of Common Stock at an exercise price of $17.75 per share. Does not include shares underlying options to purchase an aggregate of 17,253 shares of Common Stock at an exercise price of $14.00 per share, and shares underlying options to purchase 4,000 shares of Common Stock at an exercise price of $17.75 per share, which options are not Presently Exercisable Options. Mr. Osborne is an Area Vice President of Coinmach Laundry. He has been employed by the Company since October 1979.

(17) Represents shares underlying Presently Exercisable Options to purchase an aggregate of 11,503 shares of Common Stock at an exercise price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 17,253 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options. Mr. McDonnell is an Administrative Manager of Coinmach Laundry. He has been employed by the Company since June 1975.

(18) Includes shares underlying Presently Exercisable Options to purchase an aggregate of 5,753 shares of Common Stock at an exercise price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 8,625 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options. Mr. Harrison is a Vice President of Coinmach Laundry. He has been employed by the Company since January 1968.

(19) Includes shares underlying Presently Exercisable Options to purchase an aggregate of 1,000 shares of Common Stock at an exercise price of $14.00 per share. Does not include shares underlying options to purchase an aggregate of 1,500 shares of Common Stock at an exercise price of $14.00 per share, which options are not Presently Exercisable Options. Mr. Tulkop is a Regional Vice President of Coinmach Laundry. He has been employed by the Company since December 1987.

(20) Includes shares underlying Presently Exercisable Options to purchase an aggregate of 11,503 shares of Common Stock at an exercise price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 17,253 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options.

(21) Represents shares underlying Presently Exercisable Options to purchase an aggregate of 23,006 shares of Common Stock at an exercise price of $11.90 per share. Does not include shares underlying options to purchase an aggregate of 34,506 shares of Common Stock at an exercise price of $11.90 per share, which options are not Presently Exercisable Options.

                         DESCRIPTION OF CAPITAL STOCK

  The following statements are brief summaries of certain provisions relating to Coinmach Laundry's capital stock and are qualified in their entirety by reference to the provisions of Coinmach Laundry's Third Amended and Restated Certificate of Incorporation and Second Amended and Restated By-Laws, each of which have been filed with the Commission.

  Coinmach Laundry's authorized capital stock consists of 15,000,000 shares of Common Stock, 1,000,000 shares of Class B Common Stock, par value $.01 per share ("Non-Voting Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of October 13, 1997, there were 10,004,278 shares of Common Stock, 480,648 shares of Non-Voting Common Stock and no shares of Preferred Stock outstanding. Upon consummation of the Offering, there will be 12,998,611 shares of Common Stock and Non-Voting Common Stock outstanding.

DESCRIPTION OF COMMON STOCK

  Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of Common Stock voting for the election of directors therefore can elect all of the directors of the Company.

  Shares of Common Stock are not redeemable, and holders thereof have no preemptive or conversion rights nor do holders have any subscription rights to purchase any securities of the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock are fully paid and non-assessable and all shares of Common Stock to be offered by the Company hereby, when issued, will be fully paid and non-assessable.

  In the event of liquidation, dissolution or winding up of Coinmach Laundry, the holders of Common Stock are entitled to receive, after payment of Coinmach Laundry's debts and liabilities, the remaining assets of Coinmach Laundry on a ratable basis. This right, however, is subject to: (i) any prior liquidation rights of Preferred Stock then outstanding (to the extent such rights are designated by the Board) and (ii) any rights of holders of Preferred Stock to share ratably with holders of Common Stock in all assets remaining after payment of liabilities and liquidation preferences (to the extent such rights are designated by the Board).

  The Common Stock is listed for quotation on The Nasdaq National Market under the trading symbol "WDRY." The transfer agent and registrar for the Common Stock is The Bank of New York.

DESCRIPTION OF NON-VOTING COMMON STOCK

  Except as required by applicable law, the holders of Non-Voting Common Stock are not entitled to vote in the election of directors or on any other matters submitted to a vote of stockholders. Except for (i) restrictions on voting,
(ii) the manner in which dividends are paid, and (iii) the ability to convert Non-Voting Common Stock into Common Stock, the Non-Voting Common Stock is identical to the Common Stock.

PAYMENT OF DIVIDENDS ON COMMON STOCK AND NON-VOTING COMMON STOCK

  Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock and Non-Voting Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine.

DESCRIPTION OF PREFERRED STOCK

  In accordance with the provisions of the Company's Third Amended and Restated Certificate of Incorporation, the Board may, without further action by Coinmach Laundry's stockholders, from time to time, direct the issuance of shares of Preferred Stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock and Non-Voting Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Coinmach Laundry before any distribution is made to the holders of shares of Common Stock and Non-Voting Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage or delay a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Coinmach Laundry's securities or the removal of incumbent management. The Board, without stockholder approval, may issue shares of Preferred Stock with voting and/or conversion rights which could adversely affect the holders of Common Stock and Non-Voting Common Stock.

CERTAIN PROVISIONS OF THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND SECOND AMENDED AND RESTATED BYLAWS

  The Third Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws contain provisions that could discourage a change in control of Coinmach Laundry. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited takeover proposal that does not contemplate the acquisition of all its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company.

  The Third Amended and Restated Certificate of Incorporation provides that the Board be divided into three classes, with each class serving for three years, and one class being elected each year. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board which arises during the term of a director. The provision for a classified Board may be amended, altered or repealed only upon the affirmative vote of the holders of at least 80% of the outstanding shares of the voting stock of Coinmach Laundry. The classification of the Board may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may have the effect of maintaining the incumbency of the Board. Since the Board has the power to retain and discharge officers of Coinmach Laundry, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

  The Third Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by Coinmach Laundry's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected in lieu thereof by written consent unless a majority of the Board approves the use of such written consent with respect to the taking of such action. This provision makes it difficult for stockholders to initiate or effect an action by written consent, and thereby effect an action opposed by the Board. Additionally, the Third Amended and Restated Certificate of Incorporation requires that special meetings of the stockholders of Coinmach Laundry be called by the Chairman of the Board, the president or the Board pursuant to a resolution adopted by the affirmative vote of at least two members of the Board then in office.

  The Second Amended and Restated Bylaws provides that stockholders seeking to bring business before or to nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to such meeting or, if less than 70 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The Second Amended and Restated Bylaws also specifies certain requirements for a stockholder's notice to be in proper written form. These provisions restrict the ability of stockholders to bring matters before the stockholders or to make nominations for directors at meetings of stockholders.

  The Third Amended and Restated Certificate of Incorporation further provides that the Board, by a majority vote, may adopt, alter, amend or repeal provisions of the Second Amended and Restated Bylaws. However, stockholders may only adopt, alter, amend or repeal provisions of the Second Amended and Restated Bylaws by a vote of 66 2/3% or more of the outstanding Common Stock, except for certain provisions which shall require a vote of 75% or more of the outstanding Common Stock.

CERTAIN STATUTORY PROVISIONS

  Coinmach Laundry is subject to Section 203 of the Delaware General Corporation Law, which prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provisions prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10 percent of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination or the transaction resulting in the person becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. See "Risk Factors--Anti-Takeover Considerations."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of the Offering, there will be 12,517,963 shares of Common Stock and 480,648 shares of Non-Voting Common Stock outstanding prior to giving effect to the exercise of the options granted by the Company and not exercised in connection with the Offering. The 3,750,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144. Of the outstanding shares of Common Stock and Non-Voting Common Stock, 6,301,284 will not have been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration is available such as the exemption provided by Rule 144 or, to the extent applicable, Rule 701. All of such unregistered shares would be eligible for sale on expiration of a 90 day lock-up period (the "Lock-up Period"), subject to certain volume and other resale limitations under Rule 144.

  In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of then outstanding Common Stock and Non-Voting Common Stock (129,986 shares of Common Stock immediately after the Offering without giving effect to additional shares issued pursuant to the Underwriters' over-allotment option) or (ii) the average weekly reported trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a sale and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

  In general, under Rule 701 under the Securities Act, as currently in effect, any employee, officer, or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. Such provisions permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation, or notice provisions of Rules 144 and permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions.

  Coinmach Laundry its executive officers and directors, and GTCR have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares or securities convertible into or exchangeable for Common Stock other than sales contemplated hereby or issued or to be issued pursuant to employee stock option plans or in connection with other employee incentive compensation arrangements or agreements, in each case in effect on the date of this Prospectus, for a period of 90 days after the date of this Prospectus, without the prior written consent of BT Alex. Brown, as representative of the Underwriters.

  Pursuant to the Company Registration Agreement, the pre-initial public offering stockholders of Coinmach Laundry, who will hold in the aggregate 6,301,284 shares of Common Stock following the Offering, are entitled to certain registration rights (such shares of Common Stock are hereinafter referred to as the "Registrable Securities"). At any time following the Offering, GTCR may request registration of all or a portion of the Registrable Securities it holds on Form S-1 (a "Long-Form Registration") and may request registration on Form S-2 or S-3 ("Short-Form Registration"), if available. GTCR is entitled to request up to four Long-Form Registrations and an unlimited number of Short-Form Registrations. Coinmach Laundry is responsible for all registration expenses in connection with all such registrations. Additionally, if Coinmach Laundry proposes to register any of its Common Stock under the Securities Act, whether for its own account or otherwise, all holders of Registrable Securities are entitled to notice of such registration and, subject to certain priority provisions, are entitled to include their Registrable Securities in such registration. The registration expenses of the holders of Registrable Securities would be paid by Coinmach Laundry in all such registrations. Each holder of Registrable Securities has agreed not to effect any public sale or distribution of such securities during the Lock-up Period.

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, to the public will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, whether such shares are presently outstanding or subsequently issued, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through an offering of equity securities. Coinmach Laundry cannot predict when or how many of such additional shares of Common Stock may be offered for sale or sold to the public in the future. See "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), through their representatives (collectively, the "Representatives") BT Alex. Brown Incorporated ("BT Alex. Brown"), Lehman Brothers Inc. ("Lehman Brothers"), Raymond James & Associates, Inc., Wheat First Butcher Singer and Jefferies & Company, Inc. ("Jefferies"), have severally agreed to purchase from Coinmach Laundry and the Selling Stockholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                        NUMBER
   UNDERWRITERS                                                        OF SHARES
   ------------                                                        ---------
BT Alex. Brown Incorporated...........................................
Lehman Brothers Inc...................................................
Raymond James & Associates, Inc.......................................
Wheat First Butcher Singer............................................
Jefferies & Company, Inc..............................................
                                                                       ---------
Total................................................................. 3,750,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby (other than those subject to the over-allotment option described below) if any of such shares are purchased.

  Coinmach Laundry has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $     per share to certain other dealers. After the public
offering, the offering price and other selling terms may be changed by the Representatives.

  Certain of the Selling Stockholders and the Additional Selling Stockholders have granted to the Underwriters an option, exercisable by the Representatives not later than 30 days after the date of this Prospectus, to purchase up to 562,500 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,750,000 and such Selling Stockholders and Additional Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,750,000 shares are being offered.

  Coinmach Laundry and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  Coinmach Laundry's directors and executive officers, and GTCR have agreed not to offer, sell or otherwise dispose of the shares of Common Stock held by them immediately prior to completion of this

Offering for a period of 90 days after the commencement of this Offering without the prior written consent of BT Alex. Brown except to the extent being sold in this Offering. Coinmach Laundry has entered into a similar agreement, except that it may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and pursuant to other currently outstanding options. BT Alex. Brown, at any time and without notice, may release all or any part of the shares from these restrictions.

  The Representatives have advised Coinmach Laundry that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  The Underwriters have advised Coinmach Laundry that, pursuant to Regulation M under the Securities Act, certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to an Underwriter or dealer in connection with this offering if the Common Stock originally sold by such Underwriter or dealer is purchased by the Underwriters in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or dealer. The Underwriters have advised Coinmach Laundry that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  As permitted by Rule 103 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Underwriters or prospective Underwriters that are market markers ("passive market makers") in the Common Stock may make bids for or purchases of Common Stock on the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that: (i) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part; (ii) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers; and (iii) bids made by passive market makers must be identified as such.

  No action has been or will be taken in any jurisdiction by the Selling Stockholders, the Company, or the Representatives that would permit an offering to the general public of the shares of Common Stock offered by this Prospectus in any jurisdiction other than the United States.

  From time to time, certain of the Representatives have provided investment banking services to the Company, for which they have received customary underwriting fees. Lehman Brothers acted as a Representative in the Company's Initial Public Offering in July 1996. An affiliate of BT Alex. Brown acts as administrative agent and an affiliate of Lehman Brothers acts as documentation agent, in each case for the Credit Facility. Jefferies and BT Alex. Brown acted as Initial Purchasers in the Company's recent Bond Offering, and Jefferies has provided and expects to continue to provide certain general financial advisory services to the Company.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered by this Prospectus and certain legal matters in connection with the Offering for Coinmach Laundry and for the Selling Stockholders will be passed upon by Anderson Kill & Olick, P.C., New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. A member of Anderson Kill & Olick, P.C. holds options to purchase 57,512 shares of Common Stock, of which 34,506 shares underlie options that are not Presently Exercisable Options, and is a Selling Stockholder in the Offering. See "Principal and Selling Stockholders".

                                    EXPERTS

  The consolidated financial statements of Coinmach Laundry and subsidiaries as of March 28, 1997 and for the year then ended, as of March 29, 1996 and for the six month transition period then ended and for the period from April 5, 1995 to September 29, 1995 included and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of CIC as of December 31, 1994 and for the year ended December 31, 1994, and as of and for the one month period ended January 31, 1995, and the financial statements of TCC as of and for the two-month period ended March 31, 1995, included and incorporated by reference in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their reports thereon which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Solon as of September 30, 1994, and for the fiscal year then ended, included and incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report thereon which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  Coinmach Laundry is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed for trading on The Nasdaq National Market, and reports, proxy statements and other information concerning the Company are on file for inspection at the offices of The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  Coinmach Laundry has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information included in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein and filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Coinmach Laundry and its subsidiaries and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto which may be obtained from the Commission in the manner set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Coinmach Laundry with the Commission are hereby incorporated by reference in and made a part of this Prospectus:

  (1) Annual Report on Form 10-K for the fiscal year ended March 28, 1997;

  (2) Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended March 28, 1997;

  (3) Quarterly Report on Form 10-Q for the fiscal quarter ended June 27,
      1997;

  (4) Amendment No. 1 to Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 27, 1997;

  (5) Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 1997;

  (6) Amendment No. 1 to Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 26, 1997;

  (7) Amendment No. 2 to Current Report on Form 8-K/A dated January 8, 1997;

  (8) Current Report on Form 8-K dated October 8, 1997;

  (9) Amendment No. 1 to Current Report on Form 8-K/A dated October 8, 1997;

  (10) Current Report on Form 8-K dated October 14, 1997; and

  (11) Proxy Statement dated June 13, 1997, for the 1997 Annual Meeting of Stockholders.

  All documents filed by Coinmach Laundry with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Coinmach Laundry will furnish without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person, including any beneficial owner, a copy of any and all of the information that has been incorporated by reference into the Registration Statement of which this Prospectus is a part but which has not been delivered with this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates by reference); such requests should be directed to Coinmach Laundry Corporation, 55 Lumber Road, Roslyn, New York 11576, Attention: Robert M. Doyle.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS--CONSOLIDATED BALANCE SHEETS OF COINMACH
 LAUNDRY CORPORATION AND SUBSIDIARIES AS OF MARCH 28, 1997 AND MARCH 29, 1996 AND THE RELATED CONSOLIDATED STATEMENTS OF OPERATIONS, STOCKHOLDERS' EQUITY (DEFICIT), AND CASH FLOWS FOR THE YEAR ENDED MARCH 28, 1997, THE SIX-MONTH TRANSITION PERIOD ENDED MARCH 29, 1996, AND THE PERIOD FROM APRIL 5, 1995 TO SEPTEMBER 29, 1995 WITH ACCOMPANYING NOTES AND REPORT OF INDEPENDENT AUDITORS THEREON

  Report of Independent Auditors...........................................  F-2
  Consolidated Balance Sheets..............................................  F-3
  Consolidated Statements of Operations....................................  F-5
  Consolidated Statements of Stockholders' Equity (Deficit)................  F-6
  Consolidated Statements of Cash Flows....................................  F-8
  Notes to Consolidated Financial Statements...............................  F-9

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS--CONSOLIDATED BALANCE SHEET OF
 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES AS OF SEPTEMBER 26, 1997 AND THE
 RELATED CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS FOR THE SIX-MONTH
 PERIODS ENDED SEPTEMBER 26, 1997 AND SEPTEMBER 27, 1996 WITH ACCOMPANYING
 NOTES

  Condensed Consolidated Balance Sheet..................................... F-24
  Condensed Consolidated Statements of Operations.......................... F-25
  Condensed Consolidated Statements of Cash Flows.......................... F-26
  Notes to Condensed Consolidated Financial Statements..................... F-27

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Coinmach Laundry Corporation

  We have audited the accompanying consolidated balance sheets of Coinmach Laundry Corporation and Subsidiaries (the "Company") as of March 28, 1997 and March 29, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended March 28, 1997, the six-month transition period ended March 29, 1996 and the period from April 5, 1995 to September 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coinmach Laundry Corporation and Subsidiaries at March 28, 1997 and March 29, 1996, and the consolidated results of their operations and their cash flows for the year ended March 28, 1997, the six-month transition period ended March 29, 1996, and for the period from April 5, 1995 to September 29, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Melville, New York
May 13, 1997, except for
 Note 5b., as to which the date
 is June 2, 1997

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           (IN THOUSANDS OF DOLLARS)

                                                          MARCH 28,  MARCH 29,
                                                            1997       1996
                                                          ---------  ---------
ASSETS
Cash and cash equivalents................................ $ 14,729   $ 19,858
Receivables, less allowance of $555 and $454.............    6,894      5,260
Inventories..............................................    7,959      4,443
Prepaid expenses.........................................    3,170      2,641
Advance rental payments..................................   38,472     20,320
Property and equipment:
  Laundry equipment and fixtures.........................  135,656     89,394
  Land, building and improvements........................   14,266     10,965
  Trucks and other vehicles..............................    4,211      1,849
                                                          --------   --------
                                                           154,133    102,208
  Less accumulated depreciation..........................  (42,017)   (19,509)
                                                          --------   --------
Net property and equipment...............................  112,116     82,699
Contract rights, net of accumulated amortization of
 $19,815 and $8,925......................................  180,557     59,745
Goodwill, net of accumulated amortization of $5,574 and
 $2,386..................................................   95,771     44,071
Other assets.............................................   13,253     10,111
                                                          --------   --------
Total assets............................................. $472,921   $249,148
                                                          ========   ========


                            See accompanying notes.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

                           (IN THOUSANDS OF DOLLARS)

                                                          MARCH 28,  MARCH 29,
                                                            1997       1996
                                                          ---------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable......................................... $  8,941   $  6,085
Accrued commissions......................................   10,573      7,380
Accrued interest.........................................    9,712      7,745
Other accrued expenses...................................    8,996      7,557
Deferred income taxes....................................   65,650     18,924
11 3/4% senior notes.....................................  196,655    196,655
Credit facility..........................................  130,000        --
9 7/8% promissory note...................................   15,000        --
12 3/4% senior notes.....................................      --       5,000
Other long-term debt.....................................    3,831      1,110
Stockholders' equity (deficit):
  Common stock...........................................      105         62
  Capital in excess of par value.........................   53,160     17,841
  Accumulated deficit....................................  (29,263)   (18,719)
                                                          --------   --------
                                                            24,002       (816)
  Receivables from stockholders..........................     (439)      (492)
                                                          --------   --------
Total stockholders' equity (deficit).....................   23,563     (1,308)
                                                          --------   --------
Total liabilities and stockholders' equity (deficit)..... $472,921   $249,148
                                                          ========   ========


                            See accompanying notes.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                       SIX-MONTH
                                                       TRANSITION
                                           YEAR ENDED PERIOD ENDED APRIL 5, 1995
                                           MARCH 28,   MARCH 29,   TO SEPTEMBER
                                              1997        1996       29, 1995
                                           ---------- ------------ -------------
Revenues.................................   $206,852    $ 89,070      $89,719
Costs and expenses:
  Laundry operating expenses.............    139,446      60,536       62,905
  General and administrative.............      4,613       1,844        2,351
  Depreciation and amortization..........     46,316      18,212       18,423
  Stock based compensation charge........      2,152         --           --
  Restructuring expenses.................        --          --         2,200
                                            --------    --------      -------
                                             192,527      80,592       85,879
                                            --------    --------      -------
Operating income.........................     14,325       8,478        3,840
Interest expense, net....................     26,859      11,999       11,818
                                            --------    --------      -------
Loss before income taxes and
 extraordinary items.....................    (12,534)     (3,521)      (7,978)
                                            --------    --------      -------
Provision (benefit) for income taxes:
  Currently payable......................        200          50          420
  Deferred...............................     (2,507)     (1,048)      (2,282)
                                            --------    --------      -------
                                              (2,307)       (998)      (1,862)
                                            --------    --------      -------
Loss before extraordinary items..........    (10,227)     (2,523)      (6,116)
Extraordinary items, net of income tax
 benefit of $206 for the year ended March
 28, 1997 and $5,305 for the six-month
 transition period ended March 29, 1996..       (296)     (8,925)         --
                                            --------    --------      -------
Net loss.................................   $(10,523)   $(11,448)     $(6,116)
                                            ========    ========      =======
Loss per share:
  Before extraordinary items.............   $  (1.11)   $    --       $   --
  Extraordinary items....................       (.03)        --           --
                                            --------    --------      -------
Net loss per share.......................   $  (1.14)   $    --       $   --
                                            ========    ========      =======
Pro forma loss per share:
  Before extraordinary items.............   $    --     $   (.32)     $  (.79)
  Extraordinary items....................        --        (1.15)         --
                                            --------    --------      -------
Pro forma net loss per share.............   $    --     $  (1.47)     $  (.79)
                                            ========    ========      =======


                            See accompanying notes.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

             (IN THOUSANDS OF DOLLARS, EXCEPT PAR VALUE AND SHARES)

                          BALANCE               BALANCE              RECAPITALIZATION  BALANCE
                          APRIL 5,    NET    SEPTEMBER 29,   NET            OF        MARCH 29,
                            1995     LOSS        1995        LOSS      COMMON STOCK     1996
                          --------  -------  ------------- --------  ---------------- ---------
Voting Class A common
 stock, par value $.01:
 Authorized shares
 15,000,000
 issued shares, end of
 period--
 0, 0 and 10,004,278....  $   --    $   --      $   --     $    --         $--         $   --
Non-voting Class B
 common stock, par value
 $.01:
 Authorized shares
 1,000,000
 issued shares, end of
 period--
 0, 0 and 480,648.......      --        --          --          --          --             --
Class A common stock,
 par value $.01:
 Authorized shares
 1,959,021
 issued shares, end of
 period--1,959,021,
 1,783,584 and 0........       19       --           19         --           (1)            18
Class B common stock,
 par value $.01:
 Authorized shares
 345,710
 issued shares, end of
 each period--265,044,
 265,044 and 0..........        3       --            3         --          --               3
Class C common stock,
 par value $.01:
 Authorized shares
 305,212
 issued shares, end of
 period--
 0, 305,212 and 0.......      --        --          --          --            3              3
Class D common stock,
 par value $.01:
 Authorized shares
 305,212
 issued shares, end of
 each period--0.........      --        --          --          --          --             --
Class E common stock,
 par value $.01:
 Authorized shares
 175,436
 issued shares, end of
 period--
 0, 175,436 and 0.......      --        --          --          --            2              2
Class F common stock,
 par value $.01:
 Authorized shares
 3,086,045
 issued shares, end of
 period--
 0, 3,086,045 and 0.....      --        --          --          --           30             30
Class G common stock,
 par value $.01:
 Authorized shares
 618,428
 issued shares, end of
 period--
 0, 578,509 and 0.......      --        --          --          --            6              6
Series A Preferred
 stock, par value $.01:
 1,000,000 authorized,
 issued shares, end of
 period--0..............      --        --          --          --          --             --
Capital in excess of par
 value..................   17,881       --       17,881         --          (40)        17,841
Accumulated deficit.....   (1,155)   (6,116)     (7,271)    (11,448)        --         (18,719)
                          -------   -------     -------    --------        ----        -------
                           16,748    (6,116)     10,632     (11,448)        --            (816)
Receivables from
 stockholders...........     (492)      --         (492)        --          --            (492)
                          -------   -------     -------    --------        ----        -------
Total stockholders'
 equity (deficit).......  $16,256   $(6,116)    $10,140    $(11,448)       $--         $(1,308)
                          =======   =======     =======    ========        ====        =======

                            See accompanying notes.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

             (IN THOUSANDS OF DOLLARS, EXCEPT PAR VALUE AND SHARES)

                     BALANCE
                    MARCH 29,             RECLASSIFICATION   ISSUANCE    REDEMPTION  ISSUANCE              STOCK     NET ACTIVITY
                  1996, BROUGHT   NET        OF COMMON     OF PREFERRED OF PREFERRED OF COMMON  STOCK      BASED     IN LOANS TO
                     FORWARD      LOSS         STOCK          STOCK        STOCK       STOCK   DIVIDEND COMPENSATION STOCKHOLDERS
                  ------------- --------  ---------------- ------------ ------------ --------- -------- ------------ ------------
Voting Class A
 common stock,
 par value $.01:
 Authorized
 shares--
 15,000,000
 issued shares,
 end of period
 --0, 0 and
 10,004,278.....    $    --     $    --        $  57         $    --      $    --     $    43   $ --       $  --         $--
Non-voting Class
 B common stock,
 par value $.01:
 Authorized
 shares--
 1,000,000
 issued shares,
 end of period
 --0, 0 and
 480,648........         --          --            5              --           --         --      --          --          --
Class A common
 stock, par
 value $.01:
 Authorized
 shares--
 1,959,021
 issued shares,
 end of period
 --1,959,021,
 1,783,584 and
 0..............          18         --          (18)             --           --         --      --          --          --
Class B common
 stock, par
 value $.01:
 Authorized
 shares--345,710
 issued shares,
 end of each
 period--
 265,044,
 265,044 and 0..           3         --           (3)             --           --         --      --          --          --
Class C common
 stock, par
 value $.01:
 Authorized
 shares--305,212
 issued shares,
 end of period
 --0, 305,212
 and 0..........           3         --           (3)             --           --         --      --          --          --
Class D common
 stock, par
 value $.01:
 Authorized
 shares--305,212
 issued shares,
 end of each
 period--0......         --          --          --               --           --         --      --          --          --
Class E common
 stock, par
 value $.01:
 Authorized
 shares--175,436
 issued shares,
 end of period
 --0, 175,436
 and 0..........           2         --           (2)             --           --         --      --          --          --
Class F common
 stock, par
 value $.01:
 Authorized
 shares--
 3,086,045
 issued shares,
 end of period
 --0, 3,086,045
 and 0..........          30         --          (30)             --           --         --      --          --          --
Class G common
 stock, par
 value $.01:
 Authorized
 shares--618,428
 issued shares,
 end of period
 --0, 578,509
 and 0..........           6         --           (6)             --           --         --      --          --          --
Series A
 Preferred
 stock, par
 value $.01:
 1,000,000
 authorized,
 issued shares,
 end of period
 --0............         --          --          --            19,207      (19,207)       --      --          --          --
Capital in
 excess of par
 value..........      17,841         --          --           (19,207)         --      53,764    (398)      1,160         --
Accumulated
 deficit........     (18,719)    (10,523)        --               --           --         --      (21)        --          --
                    --------    --------       -----         --------     --------    -------   -----      ------        ----
                        (816)    (10,523)        --               --       (19,207)    53,807    (419)      1,160         --
Receivables from
 stockholders...        (492)        --          --               --           --         --      --          --           53
                    --------    --------       -----         --------     --------    -------   -----      ------        ----
Total
 stockholders'
 equity
 (deficit)......    $ (1,308)   $(10,523)      $ --          $    --      $(19,207)   $53,807   $(419)     $1,160        $ 53
                    ========    ========       =====         ========     ========    =======   =====      ======        ====
                   BALANCE
                  MARCH 28,
                    1997
                  ----------
Voting Class A
 common stock,
 par value $.01:
 Authorized
 shares--
 15,000,000
 issued shares,
 end of period
 --0, 0 and
 10,004,278.....  $    100
Non-voting Class
 B common stock,
 par value $.01:
 Authorized
 shares--
 1,000,000
 issued shares,
 end of period
 --0, 0 and
 480,648........         5
Class A common
 stock, par
 value $.01:
 Authorized
 shares--
 1,959,021
 issued shares,
 end of period
 --1,959,021,
 1,783,584 and
 0..............       --
Class B common
 stock, par
 value $.01:
 Authorized
 shares--345,710
 issued shares,
 end of each
 period--
 265,044,
 265,044 and 0..       --
Class C common
 stock, par
 value $.01:
 Authorized
 shares--305,212
 issued shares,
 end of period
 --0, 305,212
 and 0..........       --
Class D common
 stock, par
 value $.01:
 Authorized
 shares--305,212
 issued shares,
 end of each
 period--0......       --
Class E common
 stock, par
 value $.01:
 Authorized
 shares--175,436
 issued shares,
 end of period
 --0, 175,436
 and 0..........       --
Class F common
 stock, par
 value $.01:
 Authorized
 shares--
 3,086,045
 issued shares,
 end of period
 --0, 3,086,045
 and 0..........       --
Class G common
 stock, par
 value $.01:
 Authorized
 shares--618,428
 issued shares,
 end of period
 --0, 578,509
 and 0..........       --
Series A
 Preferred
 stock, par
 value $.01:
 1,000,000
 authorized,
 issued shares,
 end of period
 --0............       --
Capital in
 excess of par
 value..........    53,160
Accumulated
 deficit........   (29,263)
                  ----------
                    24,002
Receivables from
 stockholders...      (439)
                  ----------
Total
 stockholders'
 equity
 (deficit)......  $ 23,563
                  ==========

                            See accompanying notes.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                    SIX-MONTH
                                                    TRANSITION
                                        YEAR ENDED PERIOD ENDED  APRIL 5, 1995
                                        MARCH 28,   MARCH 29,   TO SEPTEMBER 29,
                                           1997        1996           1995
                                        ---------- ------------ ----------------
OPERATING ACTIVITIES
Net loss..............................   $(10,523)   $(11,448)      $(6,116)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
 Depreciation and amortization........     46,316      18,212        18,423
 Deferred income taxes................     (2,507)     (1,048)       (2,000)
 Amortization of debt discount and
  deferred issue costs................        627         508           735
 Stock based compensation.............      2,152         --            --
 Extraordinary charges for early
  extinguishment of debt, net of
  taxes...............................        296       8,925           --
 Increase or decrease in operating
  assets and liabilities, net of
  businesses acquired:
 (Increase) decrease in other assets..     (2,462)         24        (1,054)
 Increase in receivables, net.........     (1,100)     (1,489)         (197)
 (Increase) decrease in inventories
  and prepaid expenses................     (3,008)     (1,100)          930
 Increase (decrease) in accounts
  payable.............................      2,002          (6)         (610)
 Increase (decrease) in accrued
  interest............................      1,956       3,193           (25)
 Increase (decrease) in other accrued
  expenses, net.......................        983      (3,434)        1,980
                                         --------    --------       -------
Net cash provided by operating
 activities...........................     34,732      12,337        12,066
                                         --------    --------       -------
INVESTING ACTIVITIES
Additions to property and equipment...    (29,779)    (10,757)       (9,550)
Advance rental payments to location
 owners...............................    (11,809)     (3,462)       (3,569)
Additions to net assets related to
 acquisitions of businesses (net of
 promissory notes of $16,208 in
 1997)................................   (155,247)        --        (11,925)
Sales of property and equipment.......        137          57             5
                                         --------    --------       -------
Net cash used in investing
 activities...........................   (196,698)    (14,162)      (25,039)
                                         --------    --------       -------
FINANCING ACTIVITIES
Debt transactions:
 Proceeds from issuance of 11 3/4%
  senior notes........................        --       72,655           --
 Proceeds from issuance of term loans
  from credit facility................    130,000         --            --
 Net (repayments) borrowings of bank
  and other borrowings................       (325)    (48,715)        6,126
 Repayment of 12 3/4% senior notes....     (5,000)        --            --
 Principal payments on capitalized
  lease obligations...................     (1,007)       (262)         (143)
 Deferred debt issuance costs.........       (178)     (5,397)          --
 Debt extinguishment costs............       (319)     (6,909)          --
Equity transactions:
 Proceeds from public offering of
  common stock........................     52,894         --            --
 Redemption of preferred stock........    (19,207)        --            --
 Dividend paid--preferred stock.......        (21)        --            --
 Loans to stockholders................        --          --           (154)
 Sale of common stock.................        --          --          6,681
                                         --------    --------       -------
Net cash provided by financing
 activities...........................    156,837      11,372        12,510
                                         --------    --------       -------
Net (decrease) increase in cash and
 cash equivalents.....................     (5,129)      9,547          (463)
Cash and cash equivalents, beginning
 of period............................     19,858      10,311        10,774
                                         --------    --------       -------
Cash and cash equivalents, end of
 period...............................   $ 14,729    $ 19,858       $10,311
                                         ========    ========       =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
Interest paid.........................   $ 24,845    $  8,500       $10,900
                                         ========    ========       =======

                            See accompanying notes.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 28, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements of Coinmach Laundry Corporation ("Coinmach Laundry") and Subsidiaries (collectively, the "Company") include the accounts of its wholly-owned subsidiary, Coinmach Corporation ("Coinmach") (formerly Solon Automated Services, Inc. ("Solon") and the consolidated accounts of The Coinmach Corporation ("TCC")). The Company was formed on April 5, 1995, at which time it acquired Solon (the "Solon Acquisition"), and is controlled by Golder Thoma Cressey Rauner, Inc. ("GTCR"). TCC was formed in January 1995 by an investor group, comprised principally of the same investors who formed the Company, and acquired Coinmach Industries Co. ("Industries") and Super Laundry Equipment Co. L.P. ("Super Laundry LP") on January 31, 1995 (the "TCC Acquisition"). Both the Solon Acquisition and the TCC Acquisition were accounted for as purchases and, accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the respective acquisition dates.

  As described in Note 2, Solon completed a merger with TCC on November 30, 1995. This transaction was accounted for in a manner similar to a pooling of interests. As a result of the common investor group's control over both Solon and TCC, the accompanying consolidated financial statements have been prepared to reflect the accounts of the Company, Solon and TCC and their wholly-owned subsidiaries on a consolidated basis since the date of common control, April 5, 1995.

  The Company is primarily engaged in providing coin-operated laundry equipment services to multi-family housing properties throughout much of the United States. The Company owns and operates approximately 337,000 coin-operated washers and dryers in over 30,000 multi-family housing units on routes located in 30 states and the District of Columbia and in 150 retail laundromats located throughout Texas. The Company's wholly-owned subsidiary, Super Laundry Equipment Corp. ("Super Laundry"), also is a construction and laundromat equipment distribution company.

  All material intercompany accounts and transactions have been eliminated in consolidation.

 Fiscal Year

  Prior to the merger of Solon and TCC, the Company's fiscal year was the fifty-two or fifty-three week period which ended on the Friday nearest September 30th. Effective with the merger of Solon and TCC, the Company changed its fiscal year end to the last Friday in March. The period from April 5, 1995 to September 29, 1995 is referred to as "1995", the period from September 30, 1995 to March 29, 1996 is referred to as "1996T" and the year ended March 28, 1997 is referred to as "1997".

 Recognition of Laundry Revenues

  The Company has agreements with various property owners which provide for the Company's installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments. The Company reports revenues from laundry machines on the accrual basis and has accrued the cash computed to be in the machines at the end of the fiscal period.

  Super Laundry's customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations, including location identification, construction, plumbing,

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) electrical wiring and all required permits. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Sales of laundromats amounted to approximately $18.8 million, $7.8 million and $7.9 million in 1997, 1996T, and 1995, respectively.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

                                                             MARCH 28, MARCH 29,
                                                               1997      1996
                                                             --------- ---------
   Laundry equipment........................................  $6,198    $3,774
   Machine repair parts.....................................   1,761       669
                                                              ------    ------
                                                              $7,959    $4,443
                                                              ======    ======

 Property and Equipment

  Property, equipment and leasehold improvements are carried at cost and are depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life:

   Laundry equipment, installation costs and fixtures............. 3 to 10 years
   Leasehold improvements and decorating costs.................... 4 to 10 years
   Trucks and other vehicles......................................  3 to 4 years

  Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

  Depreciation expense was $22.6 million, $9.4 million and $9.5 million for 1997, 1996T and 1995, respectively.

 Goodwill and Contract Rights

  Goodwill, under purchase accounting, represents the excess of cost over fair value of net assets acquired. Goodwill recorded as a result of the Solon Acquisition on April 5, 1995 (see Note 2) is being amortized on a straight-line basis over 20 years. Goodwill recorded on acquisitions subsequent thereto is being amortized over 15 years on a straight-line basis.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Contract rights represent amounts expended for location contracts arising from the acquisition of laundry machines on location. These amounts, which arose solely from purchase price allocations, are amortized on a straight-line basis over the period of expected benefit ranging from 3 to 15 years based on independent appraisals or present valued future cash flows at prevailing discount rates.

  Management periodically evaluates the realizability of the goodwill and contract rights balances based upon the Company's expectations of undiscounted cash flows and operating income. Based upon present operations and strategic plans, management believes that no impairment of goodwill or contract rights has occurred.

 Advance Rental Payments

  Advance rental payments to location owners are amortized on a straight-line basis over the contract term, which generally ranges from 5 to 10 years.

 Interest Expense

  Interest expense is reported net of interest income of approximately $966,000, $277,000 and $148,000 for 1997 and 1996T and 1995, respectively.

 Reclassification

  Certain 1996T balances have been reclassified to conform with the 1997 presentation.

 Loss per Share

  Loss per share for 1997 was calculated based upon the weighted average number of common shares outstanding of 9,232,530. Pro forma loss per share for 1996T and 1995 was calculated based upon the weighted average number of common shares of 7,774,017, which amount gives effect to the transactions discussed below.

  The Company's historical capitalization differs significantly from its capitalization effective with its July 23, 1996 initial public offering of stock (see Note 8a). Accordingly, historical net loss per common share for the six month transition period ended March 29, 1996 and the period from April 5, 1995 to September 29, 1995 is not considered meaningful and has not been presented herein; rather, a pro forma net loss per share is presented for these periods in the accompanying statement of operations. The calculation of the shares used in computing pro forma net loss per share includes the effect of the stock issued and options granted discussed further in Note 8a, as well as the redemption of preferred stock, as more fully described in Note 8c. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock sold or issued at prices below the initial public offering price per share in the twelve months preceding the initial public offering have been included in the calculation as if outstanding for 1996T and 1995.

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This standard changes the method of calculating earnings per share and will be effective for periods ending after December 15, 1997. Earlier application is not permitted; however, when adopted, all prior period earnings per share data presented will be required to be restated to conform with the new standard. The Company has determined that the impact of SFAS No. 128 will not have a material effect on the calculations of earnings per share.

 Employee Stock Options

  The Company has a stock option program which is more fully described in Note 8d. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Under the Company's stock option program, options are

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) granted with an exercise price not less than the market price of the underlying common stock of the Company on the date of grant.

  Accordingly, no compensation expense is recognized in connection with the grant of these stock options.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123 defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under APB No. 25, but are required to disclose in the financial statement footnotes, pro forma net (loss) income and per share amounts as if the Company had applied the new method of accounting for all grants made during 1997 and 1996. SFAS No. 123 also requires increased disclosures for stock-based compensation arrangements. Effective March 30, 1996, the Company adopted the disclosure requirements of SFAS No. 123.

 Income Taxes

  The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. SFAS No. 109 requires that any tax benefits recognized for net operating loss carryforwards and other items be reduced by a valuation allowance where it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Impairment of Long-Lived Assets

  Effective March 30, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS No. 121 did not have an effect on the results of operations or financial condition of the Company.

2. BUSINESS COMBINATIONS

 a. The Kwik Wash Acquisition

  On January 8, 1997, pursuant to the terms and conditions of a Stock Purchase Agreement dated as of November 25, 1996, Coinmach completed the acquisition of 100% of the outstanding voting securities of each of KWL, Inc. ("KWL"), a Nevada corporation, and Kwik-Wash Laundries, Inc. ("Kwik Wash"), a Nevada corporation, for approximately $125 million in cash (excluding transaction expenses) and a $15 million promissory note issued by Coinmach Laundry (the "Kwik Wash Acquisition"). KWL and Kwik Wash are the sole partners of Kwik Wash Laundries, L.P. (the "Kwik Wash Partnership"), a Texas limited

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

BUSINESS COMBINATIONS--(CONTINUED)
partnership. The Kwik Wash Partnership, based in Dallas, Texas, provides coin-operated laundry equipment services to multi-family dwellings in Texas, Louisiana, Arkansas and Oklahoma and operates approximately 150 retail laundromats located throughout Texas. Simultaneously with the acquisition, KWL, Kwik Wash and the Kwik Wash Partnership merged with and into Coinmach.

  Concurrently with the Kwik Wash Acquisition, Coinmach entered into a new senior financing arrangement providing up to $200 million (the "New Credit Facility") (see Note 5). The New Credit Facility, proceeds of which were used in part to fund the Kwik Wash Acquisition, replaced the Company's then existing credit facility and will provide financing to support the Company's acquisition strategy.

  The Kwik Wash Acquisition has been accounted for as a purchase and, accordingly, assets and liabilities were recorded at fair value at the date of acquisition and the results of operations are included subsequent to that date. The excess of cost over the net tangible assets acquired was allocated to contract rights of approximately $123.3 million, goodwill of $49.4 million and deferred taxes payable of approximately $49.4 million.

  The following table reflects unaudited pro forma combined results of operations of the Company and Kwik Wash as if such acquisition had taken place at the beginning of each of the periods presented (in thousands except per share data):

                                                                    SIX-MONTH
                                                                    TRANSITION
                                                        YEAR ENDED PERIOD ENDED
                                                        MARCH 28,   MARCH 29,
                                                           1997        1996
                                                        ---------- ------------
   Revenues............................................  $255,605    $121,687
   Loss before extraordinary items.....................   (11,148)     (3,190)
   Net loss............................................   (11,444)    (12,115)
   Loss before extraordinary items per common share....     (1.21)       (.41)
   Net loss per common share...........................     (1.24)      (1.56)

  These unaudited pro forma results have been presented for comparative purposes only and include certain adjustments, such as increased interest expense on the related acquisition debt and additional amortization expense of intangible assets, offset by the capitalization of installation and decorating costs to conform to the accounting policy of the Company.

  In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the Kwik Wash Acquisition been consummated at the beginning of each period or the results of future operations of the combined companies under the ownership and management of the Company.

 b. Other Acquisitions

  During the 1997 fiscal year, the Company made acquisitions of several small route businesses or assets of businesses with purchase prices aggregating approximately $26.3 million, of which the Company paid approximately $25.2 million in cash and $1.2 million in promissory notes issued by the Company, which are included in other long-term debt. Such promissory notes have a conversion option which allows the holder of the option to convert these promissory notes, after the one-year anniversary of the issue date, into shares of the Company's Class A Common Stock at the principal amount then outstanding at a conversion price equal to 115% of the average daily closing price per share of Common Stock over the twenty business day period immediately preceding the issue date.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

BUSINESS COMBINATIONS--(CONTINUED)
 c. The Solon Acquisition

  Solon entered into a Stock Purchase Agreement, dated as of March 7, 1995, with Ford Coin Laundries, Inc. ("Ford"), and certain other parties named therein, whereby Ford purchased all of Solon's outstanding Common Stock (the "Common Stock") and substantially all of Solon's Class A Common Stock (the "Class A Common Stock") (collectively, the "Shares"). The purchase price for the Shares was $11.5 million. The foregoing transaction closed on April 5, 1995. The source of funds used by Ford for the Shares was the cash proceeds from the sales by Ford to the Company of (i) Ford's non-voting Class A Common Stock (the "Ford Non-Voting Common Stock") pursuant to a Stock Purchase Agreement, dated April 4, 1995, and (ii) an option to purchase Ford's voting common stock (the "Ford Voting Common Stock") pursuant to a Letter Agreement dated April 4, 1995. As of April 5, 1995, Ford beneficially owned, and had the sole power to dispose of, the Shares. The Shares beneficially owned by Ford represented 100% of the outstanding Common Stock and approximately 97% of the outstanding Class A Common Stock.

  Pursuant to the Stock Purchase Agreement with Ford, the Company purchased from Ford all of the outstanding shares of Ford Non-Voting Common Stock. The purchase price for the Ford Non-Voting Common Stock was of $11.4 million. The sources of the funds used by the Company for the Ford Non-Voting Common Stock were certain shareholders of TCC, including GTCR. As of April 5, 1995, the Company beneficially owned, and had the sole power to dispose of, 1,000 shares of Ford Non-Voting Common Stock.

  Pursuant to the Letter Agreement dated April 4, 1995, Ford granted to the Company, among other things, an option (the "Option") to purchase, subject to the terms and conditions contained therein, all of the Ford Voting Common Stock, for an aggregate purchase price of $100,000. On April 28, 1995, the Company exercised the Option. The sources of funds used by the Company to exercise the Option were substantially the same sources used to purchase Ford Non-Voting Common Stock. As of April 28, 1995, the Company beneficially owned, and had the sole power to vote and dispose of, ten shares of Ford Voting Common Stock.

 d. The TCC Acquisition

  TCC was incorporated in January 1995 and was capitalized primarily through an equity investment by an investor group led by the majority shareholder, GTCR, and senior management and bank financing.

  TCC was a holding company which was formed to acquire partnership interests in Industries and Super Laundry LP. On January 31, 1995, TCC acquired its partnership interests in Industries and Super Laundry from CIC I Acquisition Corp. ("CIC I"). The transaction resulted in TCC owning 100% interests in both Industries and Super Laundry LP. The aggregate purchase price for these interests was $8.57 million, paid in cash. The acquisition was accounted for using the purchase method of accounting. The fair value of assets acquired (based on an independent appraisal for certain assets) less liabilities assumed exceeded the purchase price by approximately $7.7 million. The excess was allocated against property, equipment and intangible assets ratably based on their respective fair values.

 e. The Merger With TCC

  On November 30, 1995, Solon completed a merger ("Merger") with TCC through an exchange of stock. Shares of common stock of the Company were issued in exchange for all of the issued and outstanding shares of common stock of TCC. The Company then contributed its stock of TCC to Solon. Solon became the surviving corporation after the merger, whereupon it changed its name to Coinmach

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

BUSINESS COMBINATIONS--(CONTINUED)
Corporation. Details of the results of operations of TCC and Solon for the periods prior to the Merger are as follows (in thousands):

                                                                      SEPTEMBER
                                                     APRIL 5, 1995    30, 1995
                                                    TO SEPTEMBER 29, TO NOVEMBER
                                                          1995        29, 1995
                                                    ---------------- -----------
   REVENUES
   Solon...........................................     $51,256        $17,909
   TCC.............................................      38,463         13,018
                                                        -------        -------
   Combined........................................     $89,719        $30,927
                                                        =======        =======
   NET (LOSS) INCOME
   Solon...........................................     $(5,496)       $  (525)
   TCC.............................................        (450)            49
                                                        -------        -------
   Combined........................................     $(5,946)       $  (476)
                                                        =======        =======

  The combined financial results presented above include an adjustment to decrease TCC's net loss by approximately $180,000 in 1995 and $70,000 for the period from September 30, 1995 to November 29, 1995, to conform its accounting policy for the capitalization of machine installation costs to that of Solon. Intercompany transactions between the two companies for the period presented were not material.

3. RECEIVABLES

  Receivables consist of the following (in thousands):

                                                             MARCH 28, MARCH 29,
                                                               1997      1996
                                                             --------- ---------
   Trade receivables........................................  $5,551    $3,113
   Notes receivable.........................................   1,225     1,811
   Finance lease receivables................................     380       625
   Other....................................................     293       165
                                                              ------    ------
                                                               7,449     5,714
   Allowance for doubtful accounts..........................     555       454
                                                              ------    ------
                                                              $6,894    $5,260
                                                              ======    ======

  Notes receivable, which arise from the sale of laundromats, bear interest at a weighted average rate of approximately 10% per annum and mature through 1998. The notes are collateralized by the underlying laundry equipment. The Company periodically sells notes receivable arising from the sale of laundromats to third party finance companies. Included in other receivables are finance reserves, which arise when the Company sells notes and a portion of the proceeds are retained by the finance company. As the notes are collected, the finance companies remit a portion of the collections to the Company. Many of the notes receivable are sold with recourse to the Company (see Note 9). Control of the notes sold with recourse is surrendered by the Company on the date of transfer. The Company generally sells its receivables with recourse at cost, recognizing no gain or loss.

4. RESTRUCTURING COSTS

  Restructuring charges for 1995 consist of costs aggregating approximately $2.2 million, which includes approximately $1.3 million of severance payments for 55 of Solon's management, administrative and regional personnel, approximately $300,000 of costs to relocate Solon's financial and administrative functions to Roslyn, New York, approximately $100,000 of costs to integrate certain financial and

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

RESTRUCTURING COSTS--(CONTINUED)
operating systems, and approximately $500,000 of costs related to the consolidation of certain of Solon's regional offices. Of the total restructuring costs of $2.2 million, approximately $300,000 was paid during the period ended September 29, 1995, approximately $1.3 million was paid during the six months ended March 29, 1996, and the remaining portion of approximately $600,000 was paid during the fiscal year ending March 28, 1997. The 55 employee terminations include 5 management employees, 17 corporate staff financial and administrative employees and 33 regional laundry operational employees. Notifications to employees were made on various dates through September 1995.

5. DEBT

  Debt consists of the following (in thousands):

                             MARCH 28, MARCH 29,
                               1997      1996
                             --------- ---------
   11 3/4% Senior Notes due
    2005...................  $196,655  $196,655
   12 3/4% Senior Notes due
    2001...................       --      5,000
   Credit facility.........   130,000       --
   9 7/8% Promissory Note
    due 2004...............    15,000       --
   Obligations under
    capital leases.........     1,711       686
   Other long-term debt
    with varying terms and
    maturities.............     2,120       424
                             --------  --------
                             $345,486  $202,765
                             ========  ========

 a. Senior Notes

  On November 30, 1995, Coinmach completed an exchange offer with substantially all the holders of certain 12 3/4% Senior Notes due 2001 (the "Senior Notes") and certain 13 3/4% Senior Subordinated Debentures due 2002 (the "Subordinated Debentures"). Through December 14, 1995, Coinmach issued a total of $196.7 million of 11 3/4% Senior Notes due 2005 (the "Notes") which enabled it to complete this exchange offer, consummate the merger with TCC, retire its remaining debt, and provide additional working capital. Coinmach incurred costs of approximately $4.0 million, net of income taxes, related to a 5.5% premium paid to retire its Senior Notes and Subordinated Debentures, wrote-off the unamortized balance of the related original issue discount and deferred finance costs of approximately $1.3 million and $1.8 million, net of income taxes, respectively, and also incurred costs related to the retirement of a revolving credit facility of TCC of approximately $1.8 million, net of income taxes. The aggregate of the foregoing items totaling $8.9 million, net of income taxes, is shown as an extraordinary item in 1996T.

  Interest on the Notes is payable semi-annually on May 15 and November 15. The Notes are redeemable at the option of Coinmach at any time after November 15, 2000 at a price equal to 105 7/8% declining to par if redeemed after November 15, 2002. The Notes contain certain financial covenants and were exchanged for identical registered notes in a registered exchange offer in April 1996. Additionally, the Notes restrict the payment of certain dividends, distributions or other payments from Coinmach to Coinmach Laundry.

  In February 1997, Coinmach redeemed all of its outstanding Senior Notes at a redemption price of 106.375% of the principal amount thereof, together with accrued interest from January 15, 1997 to February 18, 1997, in an aggregate amount of approximately $5.4 million. As part of the premium paid to redeem the Senior Notes, together with the write-off of all unamortized financing costs associated with the Senior Notes, Coinmach recognized an extraordinary charge of $502,000 (net of a tax benefit of $206,000).

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

DEBT--(CONTINUED)
 b. Credit Facility

  On November 30, 1995, Coinmach entered into a revolving credit facility ("Credit Facility"), which provided up to a maximum of $35 million and which replaced certain credit facilities of both Solon and TCC. Availability under the Credit Facility was limited by an amount equal to one semi-annual interest payment on the Notes. Interest on the borrowings was payable monthly at a rate per annum no greater than the sum of LIBOR plus 2.50%. The Company was obligated to pay an unused line fee in an amount equal to 0.5% of the unused availability payable monthly in arrears. Borrowings under the Credit Facility were secured by real and personal property of the Company and also required the Company, among other things, to maintain certain financial ratios and restrict additional investments and indebtedness.

  On January 8, 1997, the Company entered into a senior financing arrangement under the New Credit Facility with Bankers Trust Company, First Union National Bank of North Carolina, Lehman Commercial Paper, Inc. and certain other lending institutions named therein (collectively, the "Banks"), replacing the Company's then existing credit facility. The New Credit Facility, as amended effective June 2, 1997 and prior to any principal installments made, consists of a $70 million revolving credit facility and a $190 million term loan facility, which is comprised of a Tranche A term loan in the amount of $30 million and a Tranche B term loan in the amount of $160 million. The Tranche B term loan was increased by $60 million effective June 2, 1997. The New Credit Facility also provides for up to $10 million of letter of credit financing and short term borrowings under a swing line facility of up to $5 million.

  Interest on the Company's borrowings under the New Credit Facility is payable quarterly in arrears with respect to Base Rate Loans and the last day of each applicable interest period with respect to Eurodollar Loans and at a rate per annum no greater than the sum of the Applicable Base Rate Margin plus the Base Rate or the sum of the Applicable Eurodollar Margin plus the Eurodollar Rate (in each case, as defined in the New Credit Facility).

  Indebtedness under the New Credit Facility is secured by all of the Company's real and personal property. The Company has guaranteed the indebtedness under the New Credit Facility and pledged to Bankers Trust Company, as Collateral Agent, its interests in all of the issued and outstanding shares of capital stock of Coinmach. In addition to certain terms and provisions, events of default, as defined, and customary restrictive covenants and agreements, the New Credit Facility contains certain covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated interest coverage ratio, and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates.

  Debt outstanding under the New Credit Facility as of March 28, 1997, consisted of the following (in thousands):

   Term loan A, quarterly payments of $750 commencing March 31,
    1997, and increasing to $1,000 March 31, 1998, $1,250 March 31,
    1999, and $2,000 March 31, 2002. (Interest rate of 7.6875% at
    March 28, 1997)................................................. $ 30,000
   Term loan B, semi-annual payments of $500 commencing June 20,
    1997 with the final three payments of $31,333 on June 20, 2003,
    December 31, 2003 and June 30, 2004. (Interest rate of 8.125% at
    March 28, 1997).................................................  100,000
   Revolving line of credit.........................................      --
                                                                     --------
                                                                     $130,000
                                                                     ========

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

DEBT--(CONTINUED)
 c. Promissory Note

  Pursuant to the Kwik Wash Acquisition, Coinmach Laundry issued a $15.0 million 9 7/8% promissory note due June 15, 2004. Annual payments (in thousands) of $1,000 commence January 15, 1998 and increasing to $2,000 January 15, 2000, $3,000 January 15, 2003 and $4,000 June 15, 2004.

6. RETIREMENT SAVINGS PLANS

  Coinmach maintains several defined contribution plans (including the Coinmach Plan, Solon Plan and Kwik Wash Plan collectively, the "Plans") meeting the guidelines of Section 401(k) of the Internal Revenue Code. All of the Plans require employees to meet certain age, employment status and minimum entry requirements as allowed by law.

  Contributions to the Plans for 1997, 1996T and 1995 amounted to approximately $140,000, $43,000 and $43,000, respectively.

  The Company does not provide any other post-retirement benefits.

7. INCOME TAXES

  The components of the Company's net deferred tax liabilities were as follows (in thousands):

                                                             MARCH 28, MARCH 29,
                                                               1997      1996
                                                             --------- ---------
   Deferred tax liabilities:
     Accelerated depreciation and contract rights...........  $73,809   $26,537
     Other, net.............................................    1,516     1,449
                                                              -------   -------
                                                               75,325    27,986
                                                              -------   -------
   Deferred tax assets:
     Net operating loss carryforwards.......................    9,544     8,549
     Stock compensation expense.............................      476       --
     Other..................................................      115       973
     Valuation allowance for deferred tax assets............     (460)     (460)
                                                              -------   -------
                                                                9,675     9,062
                                                              -------   -------
   Net deferred tax liabilities.............................  $65,650   $18,924
                                                              =======   =======

  Deferred taxes arise primarily from timing differences resulting from using accelerated depreciation for tax purposes and straight-line depreciation for financial reporting purposes, and contract rights acquired which are not deductible for tax purposes.

  As of April 5, 1995, the deferred tax asset and related valuation allowance relating to Solon were netted and reduced to $2.6 million to reflect the net operating loss available pursuant to limitations imposed under provisions of the Internal Revenue Code regarding changes in ownership. In addition, as of April 5, 1995, TCC had recorded a deferred tax asset of $460,000 with a valuation allowance of the same amount. The deferred tax assets recorded subsequently do not reflect a valuation allowance because the loss can be utilized against the deferred tax liabilities in the carryforward period. The net operating loss carryforwards, which expire between fiscal years 2001 through 2008, consist of approximately $7 million (after the limitation) relating to Solon and approximately $16.3 million relating to the Company.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

INCOME TAXES--(CONTINUED)

  The benefit for income taxes consists of (in thousands):

                                        YEAR ENDED PERIOD ENDED  APRIL 5, 1995
                                        MARCH 28,   MARCH 29,   TO SEPTEMBER 29,
                                           1997        1996           1995
                                        ---------- ------------ ----------------
   Federal.............................  $(2,039)    $(5,215)       $(1,760)
   State...............................     (474)     (1,088)          (102)
                                         -------     -------        -------
                                         $(2,513)    $(6,303)       $(1,862)
                                         =======     =======        =======

  The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

                                      YEAR ENDED PERIOD ENDED  APRIL 5, 1995
                                      MARCH 28,   MARCH 29,   TO SEPTEMBER 29,
                                         1997        1996           1995
                                      ---------- ------------ ----------------
   Expected tax benefit..............  $(4,563)    $(1,201)       $(2,655)
   State tax benefit, net of federal
    taxes............................     (308)       (170)          (320)
   Permanent book/tax differences:
     Goodwill........................    1,100         373          1,000
     Stock compensation expense......      311         --             --
     Other...........................      947         --             113
                                       -------     -------        -------
   Tax provision/(benefit)...........  $(2,513)    $  (998)       $(1,862)
                                       =======     =======        =======

  The Company made cash payments for income taxes of approximately $204,000 and $36,000 for 1997 and 1996, respectively.

8. STOCKHOLDERS' EQUITY

 a. Initial Public Offering

  On July 23, 1996, the Company completed its initial public offering (the "Offering") of 4,120,000 shares of its Common Stock at an initial public offering price of $14.00 per share. The Company's Registration Statement for 4,000,000 shares of Common Stock was filed with the Securities and Exchange Commission on May 13, 1996 and subsequently declared effective on July 17, 1996. On July 18, 1996, the Company filed an additional registration statement on Form S-1 with respect to the registration of an additional 120,000 shares of Common Stock, which registration statement was effective upon filing.

  In connection with the Offering, the underwriters were granted a 30-day option to purchase up to an aggregate of 618,000 additional shares of Common Stock to cover over-allotments (the "Over-Allotment Option"), which Over-Allotment Option was exercised on August 16, 1996 with respect to the purchase of an additional 63,642 shares of Common Stock.

  Proceeds from the Offering were approximately $54.5 million (after giving effect to the exercise of the Over-Allotment Option), after underwriting discounts and commissions and before expenses. After giving effect to the redemption of the Preferred Stock (as described below), proceeds from the Offering were approximately $35.3 million, before expenses.

  Prior to the Offering, the Company issued, in privately negotiated transactions, 79,029 shares of its Class B common stock to certain members of management. The Company recorded a stock based compensation charge in an amount of approximately $887,000 attributable to the issuance of such stock

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

STOCKHOLDERS' EQUITY--(CONTINUED)
in 1997. In addition, approximately $103,000 of outstanding receivables relating to loans to management in connection with prior purchases of the Company's common stock were forgiven and have been accounted for as a stock-based compensation charge in 1997.

 b. Reclassification and Stock Split

  In connection with the Offering, the Company approved a reclassification (the "Reclassification") of all of its capital stock pursuant to which all seven classes of the previously issued and outstanding capital stock of the Company prior to the Offering were converted into a class of preferred stock, a class of voting common stock and a class of non-voting common stock. As part of the Reclassification, holders of the Company's Class A common stock, Class E common stock and Class F common stock immediately prior to the Offering (collectively, the "Preference Shares") also received a distribution consisting of shares of Common Stock and shares of Series A preferred stock, par value $.01 per share (the "Preferred Stock"), representing an amount equal to the sum of: (a) preferred dividends on such Preference Shares in an amount equal to the accrued yield (at a rate of 8% per annum, compounded quarterly) on the original investment in such Preference Shares through July 23, 1996; and (b) an amount equal to the original investment in such Preference Shares. Holders of Preference Shares who are members of the Company's management received an aggregate of 28,425 shares of Common Stock, and holders of the Preference Shares who were not members of the Company's management received an aggregate of 1,000 shares of Preferred Stock.

  In connection with the Reclassification, the Company also approved an approximate 23-to-1 stock split (the "Stock Split") payable to shareholders of record of the Company on July 12, 1996.

 c. Redemption of Preferred Stock

  Immediately following the Offering, approximately $19.2 million of the proceeds of the Offering were used by the Company to retire all of the issued and outstanding shares of Preferred Stock.

 d. Stock Option Plan

  Prior to the Offering, the Company adopted the 1996 Employee Stock Option Plan (as amended and restated, the "Stock Option Plan") which provides that the Company may grant options for the purchase of up to 1,109,147 shares of common stock to key employees of the Company over a period not to exceed ten years. The Company may grant incentive stock options or options which do not qualify as incentive stock options at an exercise price per share not less than 100% of the fair market value of the Common Stock at the date of grant. All options granted under the Stock Option Plan vest over four years in five equal installments (20% immediately) and expire ten years from the date of grant.

  The Company has granted 181,250 options to various employees of the Company pursuant to the Stock Option Plan, through March 28, 1997.

  On July 23, 1996, in connection with the Offering, the Company granted certain nonqualified options (the "Options") to certain members of management (collectively, the "Option Holders") to purchase up to 735,618 shares of Common Stock at 85% of the initial offering price of the Common Stock. On September 17, 1996, for the purpose of preserving the Option Holders' percentage interest of Common Stock represented by the Options (which percentage interest was decreased as a result of the exercise of the Over-Allotment Option), the Company granted to the Option Holders additional nonqualified stock options to purchase up to 3,819 shares of Common Stock (the "Additional Options"). The Options and

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

STOCKHOLDERS' EQUITY--(CONTINUED)
Additional Options vest in equal annual installments (20% vested immediately on the date of grant and the remainder over a four year period) commencing on July 23, 1996, the effective date of the Offering. With respect to Options and Additional Options granted to employees of Coinmach, Coinmach will record the difference between the exercise price and the initial offering price of Common Stock as a stock-based compensation charge over the applicable vesting period.

  On September 17, 1996, the Company granted to certain directors each of whom was appointed by the Board of Directors of the Company on such date to serve as independent directors, options entitling each such director to purchase up to 60,000 shares of Common Stock (the "Independent Director Options"). The Independent Director Options vest in equal annual installments (25% vest immediately on the date of grant and the remainder over a three year period), commencing on September 17, 1996, and entitle each such director to purchase shares of Common Stock at the initial public offering price of the Common Stock. Coinmach will record the difference between the exercise price of the Independent Director Options and the fair market value of the Common Stock on September 17, 1996 as a stock-based compensation charge over the applicable vesting period.

  For the year ended March 28, 1997, the Company has recorded a stock-based compensation charge of approximately $1,162,000 relating to the Options, the Additional Options and the Independent Director Options.

  The Company has elected to comply with APB No. 25 and related interpretations in accounting for its employee stock options because the alternate fair value accounting provided for under SFAS No. 123 requires use of option valuation models which were not developed for use in valuing such employee stock options. Under APB No. 25, compensation expense is recognized only when the exercise price of the Company's employee stock options is less than the market price of the underlying stock on the date of grant.

  In accordance with SFAS No. 123, pro-forma information regarding net loss and loss per common share has been determined as if the Company had accounted for its employee stock options under the fair value method required by SFAS No. 123. The fair value for these options was estimated at the date of each grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1997: risk-free interest rate of 6.6%; dividend yields of 0%, volatility factor of the expected market price of the Company's common stock of 24.5% and a weighted-average expected life of the options of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. In management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options due to changes in subjective input assumptions which may materially affect the fair value estimate, and because the Company's employee stock options have characteristics significantly different from those of traded options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma net loss and net loss per share as of March 31, 1997 is as follows:

   Pro forma net loss............................................ $(11,584,000)
   Pro forma net loss per share.................................. $      (1.25)

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

STOCKHOLDERS' EQUITY--(CONTINUED)

  SFAS No. 123 is applicable only to options granted subsequent to March 30, 1996 (no options were granted in fiscal 1996).

  Information with respect to options for the year ended March 28, 1997 is as follows:

                                                                      WEIGHTED
                                                            WEIGHTED  AVERAGE
                                                            AVERAGE  FAIR VALUE
                                                            EXERCISE OF OPTIONS
                                                   OPTIONS   PRICE    GRANTED
                                                  --------- -------- ----------
   Options outstanding--beginning of year........       --   $  --     $ --
   Options granted:
     Nonqualified options issued at market
      price......................................   181,250   14.00     4.87
     Directors' options issued at below market
      price......................................   120,000   14.00     9.36
     Nonqualified options issued at below market
      price......................................   739,437   11.90     6.00
   Options exercised.............................       --      --       --
   Options cancelled and expired.................       --      --       --
                                                  ---------  ------    -----
   Options outstanding--end of year.............. 1,040,687  $12.51    $6.17
                                                  =========  ======    =====
   Options exercisable at end of year............   214,151  $12.55    $6.26
                                                  =========  ======    =====

  Exercise prices for options outstanding as of March 28, 1997 were as follows:

          NUMBER
            OF                                       RANGE OF
         OPTIONS                                 EXERCISE PRICES
         -------                                 ----------------
         1,040,687...............................$11.90 to $14.00

  The weighted average remaining contractual life of those options is approximately 9.2 years.

  Shares of Common Stock reserved for future issuance as of March 28, 1997 are as follows:

                                                                        NUMBER
                                                                       OF SHARES
                                                                       ---------
      Stock options................................................... 1,968,584
      Conversion shares...............................................   480,648
      Convertible notes...............................................    56,466
                                                                       ---------
                                                                       2,505,698
                                                                       =========

9. COMMITMENTS AND CONTINGENCIES

  Rental expense for all operating leases, which principally cover office facilities, laundromats and vehicles, was approximately $2,307, $1,235 and $1,139 for 1997, 1996T and 1995, respectively (in thousands).

  Future minimum rental commitments under all noncancellable operating leases as of March 28, 1997, are as follows (in thousands):

      1998............................................................. $ 4,140
      1999.............................................................   3,668
      2000.............................................................   3,056
      2001.............................................................   2,287
      2002.............................................................   1,218
      2003 and future periods..........................................   1,096
                                                                        -------
                                                                        $15,465
                                                                        =======

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  The Company is contingently liable on receivables sold with recourse to finance companies. The total amount of such receivables outstanding as of March 28, 1997 is approximately $1.6 million.

  The Company is party to various legal proceedings incidental to its business. Although the ultimate disposition of these proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition or results of operations of the Company.

  In connection with insurance coverages, which include workers compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Under the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Company is required to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

  The carrying amounts of cash and cash equivalents, receivables, the New Credit Facility, the promissory note related to the Kwik Wash Acquisition and other long-term debt approximates their fair market value at March 28, 1997. The carrying amount and related estimated fair value for the Company's Senior Notes at March 28, 1997 (the carrying amount approximated the estimated fair market at March 29, 1996) are as follows (in thousands):

                                                             CARRYING ESTIMATED
                                                              AMOUNT  FAIR VALUE
                                                             -------- ----------
   11 3/4% Senior Notes..................................... $196,655  $216,320

  The fair value of the Senior Notes has been determined through information obtained from quoted market prices.

11. OTHER ASSETS

  In connection with the Company's establishment of a corporate development office in Charlotte, North Carolina and the relocation of an executive officer to such office in September 1996, the Company extended a loan to such executive officer in the principal amount of $500,000 payable in five equal annual installments commencing in July 1997, with interest accruing at a rate of 7.5% per annum. The amount of such loan is included in other assets as of March 28, 1997.

12. SUBSEQUENT EVENTS

  Through May 1997, the Company completed certain acquisitions of businesses or assets of businesses, with purchase prices aggregating approximately $46.0 million, utilizing funds available under the New Credit Facility.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                           (IN THOUSANDS OF DOLLARS)

                                                                   SEPTEMBER 26,
                                                                       1997
                                                                   -------------
                                                                    (UNAUDITED)
ASSETS:
Cash and cash equivalents.........................................   $ 16,815
Receivables, net..................................................      8,633
Inventories.......................................................     12,456
Prepaid expenses..................................................      3,728
Advance rental payments...........................................     47,540
Property and equipment, less accumulated
 depreciation of $56,565..........................................    130,348
Contract rights, less accumulated amortization
 of $29,358.......................................................    217,371
Goodwill, less accumulated amortization of $8,956 ................    109,027
Other assets......................................................     14,441
                                                                     --------
Total assets......................................................   $560,359
                                                                     ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable..................................................   $  9,972
Accrued commissions...............................................     13,065
Accrued interest..................................................     10,871
Other accrued expenses............................................     12,795
Deferred income taxes.............................................     78,803
11 3/4% Senior Notes..............................................    196,655
Credit facility...................................................    203,250
9 7/8% promissory note............................................     15,000
Other long-term debt..............................................      3,619
Stockholders' equity:
  Common stock and capital in excess of par value.................     53,810
  Notes receivable from management................................       (439)
  Accumulated deficit.............................................    (37,042)
                                                                     --------
Total stockholders' equity........................................     16,329
                                                                     --------
Total liabilities and stockholders' equity........................   $560,359
                                                                     ========

   The accompanying notes are an integral part of these financial statements.

               COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                (UNAUDITED)

             (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                          SIX MONTHS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 26, SEPTEMBER 27,
                                                         1997          1996
                                                     ------------- -------------
REVENUES............................................   $149,797       $94,446
COSTS AND EXPENSES:
  Laundry operating expenses........................    100,310        63,596
  General and administrative expenses...............      2,917         2,123
  Depreciation and amortization.....................     34,580        20,192
  Stock-based compensation charge...................        545         1,460
                                                       --------       -------
                                                        138,352        87,371
                                                       --------       -------
OPERATING INCOME....................................     11,445         7,075
INTEREST EXPENSE, NET...............................     21,129        12,142
                                                       --------       -------
LOSS BEFORE INCOME TAXES............................     (9,684)       (5,067)
                                                       --------       -------
PROVISION (BENEFIT) FOR INCOME TAXES:
  Currently payable.................................        150           150
  Deferred..........................................     (2,055)       (1,750)
                                                       --------       -------
                                                         (1,905)       (1,600)
                                                       --------       -------
NET LOSS............................................   $ (7,779)      $(3,467)
                                                       ========       =======
NET LOSS PER SHARE..................................   $   (.74)      $  (.43)
                                                       ========       =======

The accompanying notes are an integral part of these financial statements.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                           (IN THOUSANDS OF DOLLARS)

                                                         SIX MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 26, SEPTEMBER 27,
                                                        1997          1996
                                                    ------------- -------------
OPERATING ACTIVITIES:
 Net loss..........................................   $ (7,779)     $ (3,467)
 Adjustments to reconcile net loss to net cash
  provided by
  operating activities:
  Depreciation and amortization....................     34,580        20,192
  Deferred income taxes............................     (2,055)       (1,750)
  Stock-based compensation charge..................        545         1,460
  Amortization of debt discount and debt issuance
   costs...........................................        351           261
  Increase or decrease in operating assets and
   liabilities, net of business acquired:
   Increase in other assets........................     (1,182)       (1,216)
   Decrease (increase) in receivables, net.........         88           (63)
   Increase in inventories and prepaid expenses....     (2,204)       (1,177)
   Decrease in accounts payable....................     (1,493)         (537)
   Increase in accrued interest....................      1,159           996
   Increase in accrued expenses, net...............        376           688
                                                      --------      --------
  Net cash provided by operating activities........     22,386        15,387
                                                      --------      --------
INVESTING ACTIVITIES:
 Additions to property and equipment...............    (18,940)      (12,555)
 Advance rental payments to location owners........     (6,660)       (4,872)
 Additions to net assets related to acquisitions of
  businesses.......................................    (66,300)      (17,623)
                                                      --------      --------
  Net cash used for investing activities...........    (91,900)      (35,050)
                                                      --------      --------
FINANCING ACTIVITIES:
Debt transactions:
 Net repayments of bank and other borrowings.......       (262)         (136)
 Deferred debt issuance costs......................       (900)          (90)
 Proceeds from credit facility, net of repayments..     73,250           --
 Principal payments on capitalized lease obliga-
  tions............................................       (488)         (229)
Equity transactions:
 Proceeds from issuance of common stock............        --         52,017
 Redemption of preferred stock.....................        --        (19,207)
 Dividend paid-preferred stock.....................        --            (21)
                                                      --------      --------
    Net cash provided by financing activities......     71,600        32,334
                                                      --------      --------
    Net increase in cash and cash equivalents......      2,086        12,671
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....     14,729        19,858
                                                      --------      --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........   $ 16,815      $ 32,529
                                                      ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid.....................................   $ 19,628      $ 11,131
                                                      ========      ========

   The accompanying notes are an integral part of these financial statements.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. DESCRIPTION OF BUSINESS

  Coinmach Laundry Corporation ("Coinmach Laundry"), a Delaware corporation, through its wholly-owned subsidiaries (collectively, the "Company"), is the leading supplier of out-sourced coin-operated laundry equipment services for multi-family housing properties in the United States. The Company's business involves leasing laundry rooms from building owners and property management companies, installing and servicing the laundry equipment and collecting revenues generated from laundry machines. On September 26, 1997, the Company owned and operated approximately 417,000 coin-operated washers and dryers in approximately 42,000 locations on routes throughout the United States and in 151 retail laundromats located throughout Texas.

2. BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles ("GAAP") for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. GAAP requires the Company's management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates. The interim results presented herein are not necessarily indicative of the results to be expected for the entire year.

  In the opinion of management of the Company, these unaudited condensed consolidated financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements for the interim periods presented.

  These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in Coinmach Laundry's Annual Report on Form 10-K for the year ended March 28, 1997.

3. LOSS PER SHARE

  Loss per share for each of the six month periods ended September 26, 1997 and September 27, 1996, was calculated based upon the weighted average number of shares of Common Stock and Non-Voting Common Stock outstanding, which was 10,484,926 and 7,980,134, respectively.

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128"). This standard changes the method of calculating earnings per share and will be effective for periods ending after December 15, 1997. Application of FAS 128 to periods ending prior to December 15, 1997 is prohibited; however, when adopted, all prior period earnings per share data presented will be required to be restated to conform with the new standard. The Company has determined that the impact of FAS No. 128 will not have a material effect on the calculation of earnings per share.

4. LONG-TERM DEBT

  On September 26, 1997, the outstanding long-term debt of Coinmach Laundry and Coinmach Corporation ("Coinmach"), a wholly-owned subsidiary of Coinmach Laundry, consisted of (a) approximately $196.7 million of 11 3/4% Senior Notes due 2005 (the "Senior Notes"), issued by Coinmach,

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT--(CONTINUED)

(b) $187.3 million of term loans, (c) $16.0 million of revolving loans and (d) a $15.0 million 9 7/8% promissory note due 2004 issued by Coinmach Laundry (the "Kwik Wash Note"). The outstanding term loans and revolving loans were made pursuant to a senior financing arrangement obtained by the Company in January 1997, which consists of a $190 million term loan facility and a $70 million revolving credit facility (as amended, the "Credit Facility").

  On October 8, 1997, Coinmach completed the private placement (the "Bond Offering") of $100 million aggregate principal amount of its 11 3/4% Series C Notes due 2005 (the "Series C Notes") on substantially identical terms as its outstanding Senior Notes. The gross proceeds from the Bond Offering were $109.875 million, of which $100.0 million represented the payment of principal and $9.875 million represented the payment of a premium for the Series C Notes. Coinmach used approximately $105.4 million of the net proceeds from the Bond Offering to repay indebtedness outstanding under the Credit Facility. After giving effect to such repayment of indebtedness, the aggregate outstanding indebtedness under the Credit Facility is $97.9 million, as of November 10, 1997. See Note 7--"Subsequent Events."

  Indebtedness under the Credit Facility is secured by all of the Company's real and personal property. Coinmach Laundry has guaranteed the indebtedness under the Credit Facility and pledged to Bankers Trust Company, as Collateral Agent, its interests in all of the issued and outstanding shares of capital stock of Coinmach. In addition to certain terms and provisions, events of default, and customary restrictive covenants and agreements, the Credit Facility and the indenture governing the Senior Notes contain certain covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated interest coverage ratio, and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the Senior Notes and the Credit Facility limit Coinmach's ability to pay dividends.

5. STOCKHOLDERS' EQUITY

 a. Initial Public Offering

  On July 23, 1996, Coinmach Laundry completed its initial public offering (the "Offering") of 4,120,000 shares of Common Stock at a price of $14.00 per share. Coinmach Laundry's registration statement for 4,000,000 shares of Common Stock was filed with the Securities and Exchange Commission (the "Commission") on May 13, 1996 and subsequently declared effective by the Commission on July 17, 1996. On July 18, 1996, Coinmach Laundry filed with the Commission an additional registration statement on Form S-1 with respect to the registration of an additional 120,000 shares of Common Stock, which registration statement was effective upon filing.

  In connection with the Offering, the underwriters were granted a 30-day option to purchase up to an aggregate of 618,000 additional shares of Common Stock to cover over-allotments (the "Over-Allotment Option"), which Over-Allotment Option was exercised on August 16, 1996 with respect to the purchase of an additional 63,642 shares of Common Stock.

  Proceeds from the Offering were approximately $54.5 million (after giving effect to the exercise of the Over-Allotment Option), after underwriting discounts and commissions and before expenses. After giving effect to the redemption of the Preferred Stock (as described below), proceeds from the Offering were approximately $35.3 million, before expenses.

  Prior to the Offering, Coinmach Laundry issued, in privately negotiated transactions, 79,029 shares of its Class B common stock to certain members of management. Coinmach Laundry recorded a stock based

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

5. STOCKHOLDERS' EQUITY--(CONTINUED)

compensation charge in an amount of approximately $887,000, attributable to the issuance of such stock. In addition, in July 1996 approximately $103,000 of receivables relating to loans to management in connection with prior purchases of Coinmach Laundry's common stock were forgiven and was accounted for as a stock-based compensation charge.

 b. Reclassification and Stock Split

  In connection with the Offering, Coinmach Laundry approved a reclassification (the "Reclassification") of all of its capital stock, pursuant to which all seven classes of the previously issued and outstanding capital stock of Coinmach Laundry prior to the Offering were converted into a class of preferred stock, a class of voting common stock and a class of non-voting common stock. As part of the Reclassification, holders of Coinmach Laundry's Class A common stock, Class E common stock and Class F common stock immediately prior to the Offering (collectively, the "Preference Shares") also received a distribution consisting of shares of Common Stock and shares of Series A preferred stock, par value $.01 per share (the "Preferred Stock") representing an amount equal to the sum of: (a) preferred dividends on such Preference Shares in an amount equal to the accrued yield (at a rate of 8% per annum, compounded quarterly) on the original investment in such Preference Shares through July 23, 1996; and (b) an amount equal to the original investment in such Preference Shares. Holders of Preference Shares who were members of the Company's management received an aggregate of 28,425 shares of Common Stock, and holders of the Preference Shares who were not members of the Company's management received an aggregate of 1,000 shares of Preferred Stock. In connection with the Reclassification, Coinmach Laundry also approved an approximate 23-to-1 stock split (the "Stock Split") payable to shareholders of record of Coinmach Laundry on July 12, 1996.

 c. Redemption of Preferred Stock

  Immediately following the Offering, approximately $19.2 million of the proceeds of the Offering were used by the Company to retire all of the issued and outstanding shares of Preferred Stock.

 d. Stock Options

  Prior to the Offering, the Company adopted the 1996 Employee Stock Option Plan (as amended and restated, the "Stock Option Plan") which provides that the Company may grant options for the purchase of up to 1,109,147 shares of Common Stock to key employees of the Company over a period of up to ten years. The Company may grant incentive stock options or options which do not qualify as incentive stock options at an exercise price per share not less than 100% of the fair market value of the Common Stock on the date of grant. All options granted under the Stock Option Plan vest over four years in five equal installments (20% vest immediately on the date of grant and the remainder vest over a four year period) and expire ten years from the date of grant.

  The Company has granted 246,250 options to various employees of the Company pursuant to the Stock Option Plan, through September 26, 1997.

  On July 23, 1996, in connection with the Offering, Coinmach Laundry granted certain non-qualified options (the "Options") to certain members of management (collectively, the "Option Holders") to purchase up to 735,618 shares of Common Stock at 85% of the initial offering price of the Common Stock. On September 17, 1996, for the purpose of preserving the Option Holders' percentage interest of Common Stock represented by the Options (which percentage interest was decreased as a result of the exercise of the Over-Allotment Option), Coinmach Laundry granted to the Option Holders additional non-

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

5. STOCKHOLDERS' EQUITY--(CONTINUED)

qualified stock options to purchase up to 3,819 shares of Common Stock (the "Additional Options"). The Options and Additional Options vest in equal annual installments (20% vest immediately on the date of grant and the remainder over a four year period) commencing on July 23, 1996, the effective date of the Offering. With respect to Options and Additional Options granted to employees of the Company, the Company will record the difference between the exercise price and the initial offering price of Common Stock as a stock-based compensation charge over the applicable four year vesting period.

  On September 17, 1996, Coinmach Laundry granted to certain directors, each of whom was appointed by the Board of Directors of Coinmach Laundry on such date to serve as independent directors, options entitling each such director to purchase up to 60,000 shares of Common Stock (the "Independent Director Options"). The Independent Director Options vest in equal annual installments (25% vest immediately on the date of grant and the remainder vest over a three year period), commencing on September 17, 1996, and entitle each such director to purchase shares of Common Stock at the initial public offering price of the Common Stock. The Company will record the difference between the exercise price of the Independent Director Options and the fair market value of the Common Stock on September 17, 1996 as a stock-based compensation charge over the applicable three year vesting period.

  On September 5, 1997, Coinmach Laundry granted certain non-qualified options (the "1997 Options") to certain members of management to purchase up to 200,000 shares of Common Stock at an exercise price of $11.90 per share of Common Stock. The 1997 Options vest in equal annual installments (20% vest immediately on the date of grant and the remainder vest over a four year period) commencing on September 5, 1997. The Company will record the difference between the exercise price of the 1997 Options and the fair market value of Common Stock on September 5, 1997 as a stock-based compensation charge over the applicable four year vesting period.

  For the six months ended September 26, 1997 and September 27, 1996, the Company recorded a stock-based compensation charge of approximately $545,000 and $470,000 respectively, relating to the Options, the Additional Options, the Independent Director Options and the 1997 Options. See Note 7-- "Subsequent Events" for a discussion of Coinmach Laundry's proposed offering of 2,500,000 shares of Common Stock.

6. ACQUISITIONS

  On January 8, 1997, Coinmach acquired (the "Kwik Wash Acquisition") 100% of the outstanding voting securities of the partners of Kwik Wash Laundries, L.P. ("Kwik Wash") for $125 million in cash and the Kwik Wash Note. The Kwik Wash Acquisition enabled the Company to provide coin-operated laundry equipment services to multi-family housing properties in Texas, Louisiana, Arkansas and Oklahoma and to operate 150 retail laundromats throughout Texas.

  On April 23, 1997, Coinmach completed the acquisition and merger (the "Reliable Acquisition") of Reliable Holding Corp. ("Reliable") and its subsidiaries, Reliable Laundry Service Inc., Girard-Hopkins Acquisition Corp., Maquilados Automaticas S.A. de C.V., and Automatica S.A. de C.V. with and into Coinmach for $44 million in cash. The Reliable Acquisition provided the Company with a strong foothold in the California market and an entry into the northern Mexican market.

  On July 17, 1997, Coinmach acquired 100% of the outstanding voting securities of National Coin Laundry Holding, Inc., an Ohio Corporation ("NCLH") and National Laundry Equipment Company, an Ohio corporation ("NLEC") which is the parent of National Coin Laundry, Inc., an Ohio corporation

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

6. ACQUISITIONS--(CONTINUED)

("NCL") and substantially all of the assets of Whitmer Vend-O-Mat Laundry Services, Inc., an Indiana corporation ("Whitmer"). Coinmach acquired (the "National Coin Acquisition") NCLH, NLEC, NCL and Whitmer for an aggregate purchase price of approximately $19.0 million in cash. The National Coin Acquisition enabled the Company to further expand its operations by providing coin-operated laundry equipment services to multi-family housing properties in the states of Ohio, Indiana, Kentucky, Michigan, West Virginia, Pennsylvania, Georgia, Tennessee, Illinois and Florida, as well as by distributing exclusive lines of commercial coin and non-coin laundry machines and parts, and by selling service contracts. Subsequent to the National Coin Acquisition, NCLH, NLEC and NCL were merged with and into Coinmach.

  The Kwik Wash Acquisition, the Reliable Acquisition and the National Coin Acquisition have been accounted for as purchases. The Company has made preliminary allocations to fair value of the assets and liabilities assumed in such transactions as of their respective acquisition dates.

7. SUBSEQUENT EVENTS

  On October 8, 1997, Coinmach consummated the Bond Offering. The issue price was 109.875%, representing a 9.94% yield to maturity. The gross proceeds from the Bond Offering were $109.875 million, of which $100.0 million represented the payment of principal and $9.875 million represented the payment of a premium for the Series C Notes. Coinmach used approximately $105.4 million of the net proceeds from the Bond Offering to repay indebtedness outstanding under the Credit Facility. After giving effect to such repayment of indebtedness, the aggregate outstanding indebtedness under the Credit Facility is $97.9 million as of November 10, 1997.

  On October 14, 1997, Coinmach Laundry filed a registration statement with the Securities and Exchange Commission relating to a proposed offering of 4,312,500 shares of Common Stock. Of the total number of shares of Common Stock that are contemplated to be registered for sale, 2,500,000 shares are contemplated to be offered by Coinmach Laundry, 1,250,000 shares are contemplated to be offered by certain selling stockholders and 562,500 shares represent shares subject to an over-allotment option to be granted to the underwriters by the selling stockholders, which include certain members of management. There can be no assurance that Coinmach Laundry will consummate the offering of such shares of Common Stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
The Company..............................................................  13
Use of Proceeds..........................................................  15
Price Range of Common Stock..............................................  15
Dividend Policy..........................................................  16
Dilution.................................................................  17
Capitalization...........................................................  18
Unaudited Pro Forma Financial Data.......................................  19
Selected Historical Consolidated Financial Data..........................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  34
Management...............................................................  42
Principal and Selling Stockholders.......................................  44
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  50
Underwriting.............................................................  52
Legal Matters............................................................  54
Experts..................................................................  54
Available Information....................................................  54
Incorporation of Certain Information by Reference........................  55
Index to Consolidated Financial
 Statements.............................................................. F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,750,000 SHARES



                                     [LOGO]
                                   --------
                                   COINMACH
                                   --------
                                   KEEPING AMERICA CLEAN
                                   ONE LAUNDRY ROOM AT A TIME


                                  COMMON STOCK

                                  -----------

                                   PROSPECTUS

                                  -----------


                                 BT ALEX. BROWN

                                LEHMAN BROTHERS

                        RAYMOND JAMES & ASSOCIATES, INC.

                           WHEAT FIRST BUTCHER SINGER

                           JEFFERIES & COMPANY, INC.


                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses payable by the Company (other than underwriting discounts and commissions) in connection with the sale of the Common Stock being registered. All of such expenses, other than the filing fees for the Commission and the NASD, are estimates.

      Securities and Exchange Commission registration fee................  *
      National Association of Securities Dealers fee.....................  *
      Blue sky fees and expenses (including attorneys' fees and
       expenses).........................................................  *
      Printing and engraving expenses....................................  *
      Transfer agent's fees and expenses.................................  *
      Accounting fees and expenses.......................................  *
      Legal fees and expenses............................................  *
      Miscellaneous fees and expenses....................................  *
                                                                          ----
        Total............................................................  *
                                                                          ====

--------
* To be filed by Amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Second Amended and Restated Bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent which it is empowered to do so unless prohibited from doing so by the Delaware General Corporation Law, as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company, or while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against all expenses, liabilities, damages, actions, cost of attachment or similar bonds, claims and losses (including without limitation costs of investigating, preparing or defending any such claim or action and attorney's fees and disbursements, judgments, fines, or penalties and amounts paid in settlement) and any expenses of establishing a right to indemnification reasonably incurred or suffered by such person in connection therewith and that such indemnification shall continue as to any such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the Company may, by action of its board of directors, provide indemnification to employees and agents of the Company with the same scope and effect as indemnification of directors and officers.

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  The Second Amended and Restated Bylaws further provide that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Company, except that it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the claimant has not met the standards of conduct (as set forth above) which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Company.

  The Second Amended and Restated Bylaws further provide that the right to indemnification shall be a contract right and shall include the right to be paid by the Company for the expenses incurred in defending any such proceeding in advance of its final disposition unless otherwise determined by the board of directors of the Company in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company; and that such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors of the Company deems appropriate. The rights conferred in the Second Amended and Restated Bylaws to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 102 of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. Article Eleven of the Company's Third Amended and Restated Certificate of Incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

  The Company has purchased director and officer liability insurance for its directors and officers.

ITEM 16. EXHIBITS

  (a) Exhibits

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.1*  Underwriting Agreement
   4.1   Third Amended and Restated Certificate of Incorporation of the Company
         (incorporated by reference from exhibit number 3.1 to Coinmach's Form
         10-Q for the quarterly period ended September 27, 1996, File number 1-
         11907 file number 333-00620)
   4.2   Second Amended and Restated Bylaws of the Company (incorporated by reference from exhibit number 3.1 to Coinmach's Form 10-Q for the quarterly period ended September 27, 1996, file number 1-11907)
   5.1*  Form of Opinion and Consent of Anderson Kill & Olick, P.C. regarding the validity of the Common Stock
  10.1   Asset Purchase Agreement dated July 17, 1997 by and among Whitmer
         Vend-O-Mat Laundry Services, Inc., Stephen P. Close, Kimberly A.
         Close, Ruth D. Close, Kimberly A. Close, Ruth D. Close and Stephen P.
         Close, as trustees of the Alvin D. Close Trust, SPC Management, Inc.
         and Coinmach Corporation (incorporated by reference from exhibit number 10.57 to Coinmach's Form 10-Q for the quarterly period ended
         September 26, 1997)
  10.2   Stock Purchase Agreement dated July 17, 1997 by and among Kimberly A.
         Close, Stephen P. Close, Ruth D. Close, Kimberly A. Close, Ruth D.
         Close and Stephen P. Close, as trustees of the Alvin D. Close Trust,
         National Coin Laundry Holding, Inc., National Coin Laundry Inc.,
         National Laundry Equipment Company and Coinmach Corporation
         (incorporated by reference from exhibit number 10.56 to Coinmach's
         Form 10-Q for the quarterly period ended September 26, 1997)
  10.3   Second Amendment and Waiver dated as of October 7, 1997 to the Credit
         Agreement dated as of January 8, 1997, as amended, among Coinmach
         Corporation, Coinmach Laundry Corporation, the Banks party thereto,
         Bankers Trust Company, as Administrative Agent, First Union National
         Bank of North Carolina, as Syndication Agent and Lehman Commercial
         Paper, Inc., as Documentation Agent (incorporated by reference from exhibit number 10.4 to Coinmach's Form 8-K/A Amendment No. 1 dated
         October 8, 1997)
  11.1   Computation of Loss per Share
  23.1*  Consent of Ernst & Young LLP
  23.2*  Consent of Arthur Andersen LLP
  23.3*  Consent of KPMG Peat Marwick LLP


  23.4*  Consent of Anderson Kill & Olick, P.C. (Included in Exhibit 5.1)
  27.1   Financial Data Schedule

--------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The Company (or the "Registrant") hereby undertakes that:

    (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ROSLYN, STATE OF NEW YORK ON NOVEMBER 18, 1997.

                                          COINMACH LAUNDRY CORPORATION

                                                  /s/ Stephen R. Kerrigan
                                          By: _________________________________
                                                 STEPHEN R. KERRIGAN CHIEF
                                                     EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 18, 1997.


              SIGNATURE                                 TITLE

       /s/ STEPHEN R. KERRIGAN          Chairman of the Board of Directors
-------------------------------------    and Chief Executive Officer
         STEPHEN R. KERRIGAN             (Principal Executive Officer)

         /s/ MITCHELL BLATT             Director, President and Chief
-------------------------------------    Operating Officer
           MITCHELL BLATT

         /s/ ROBERT M. DOYLE            Chief Financial Officer and Senior
-------------------------------------    Vice President (Principal Financial
           ROBERT M. DOYLE               and Accounting Officer)

         /s/ JOHN E. DENSON             Senior Vice President
-------------------------------------
           JOHN E. DENSON

        /s/ MICHAEL E. STANKY           Senior Vice President
-------------------------------------
          MICHAEL E. STANKY

        /s/ DAVID A. DONNINI            Director
-------------------------------------
          DAVID A. DONNINI

        /s/ JAMES N. CHAPMAN            Director
-------------------------------------
          JAMES N. CHAPMAN

         /s/ BRUCE V. RAUNER            Director
-------------------------------------
           BRUCE V. RAUNER

        /s/ ARTHUR B. LAFFER            Director
-------------------------------------
          ARTHUR B. LAFFER

        /s/ STEPHEN G. CERRI            Director
-------------------------------------
          STEPHEN G. CERRI

                               INDEX TO EXHIBITS

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                         DESCRIPTION                            NUMBER
 -------                        -----------                          ----------
   1.1*  Underwriting Agreement...................................
   4.1   Third Amended and Restated Certificate of Incorporation
         of the Company (incorporated by reference from exhibit
         number 3.1 to Coinmach's Form 10-Q for the quarterly
         period ended September 27, 1996, file number 1-11907)....
   4.2   Second Amended and Restated Bylaws of the Company
         (incorporated by reference from exhibit number 3.1 to
         Coinmach's Form 10-Q for the quarterly period ended
         September 27, 1996, file number 1-11907).................
   5.1*  Opinion and Consent of Anderson Kill & Olick, P.C.
         regarding the validity of the Common Stock...............
  10.1   Asset Purchase Agreement dated July 17, 1997 by and among
         Whitmer Vend-O-Mat Laundry Services, Inc., Stephen P.
         Close, Kimberly A. Close, Ruth D. Close, Kimberly A.
         Close, Ruth D. Close and Stephen P. Close, as trustees of
         the Alvin D. Close Trust, SPC Management, Inc. and
         Coinmach Corporation (incorporated by reference from
         exhibit number 10.57 to Coinmach's Form 10-Q for the
         quarterly period ended September 26, 1997)...............
  10.2   Stock Purchase Agreement dated July 17, 1997 by and among
         Kimberly A. CLose, Stephen P. Close, Ruth D. Close,
         Kimberly A. Close, Ruth D. Close and Stephen P. Close, as
         trustees of the Alvin D. Close Trust, National Coin
         Laundry Holding, Inc., National Coin Laundry, Inc.,
         National Laundry Equipment Company and Coinmach
         Corporation (incorporated by reference from exhibit
         number 10.56 to Coinmach's Form 10-Q for the quarterly
         period ended September 26, 1997).........................
  10.3   Second Amendment and Waiver dated as of October 7, 1997
         to the Credit Agreement dated as of January 8, 1997, as
         amended, among Coinmach Corporation, Coinmach Laundry
         Corporation, the Banks party thereto, Bankers Trust
         Company, as Administrative Agent, First Union National
         Bank of North Carolina, as Syndication Agent and Lehman
         Commercial Paper, Inc., as Documentation Agent
         (incorporated by reference from exhibit number 10.4 to
         Coinmach's Form 8-K/A Amendment
         No. 1 dated October 8, 1997).............................
  11.1   Computation of Loss per Share............................
  23.1*  Consent of Ernst & Young LLP.............................
  23.2*  Consent of Arthur Andersen LLP...........................
  23.3*  Consent of KPMG Peat Marwick LLP.........................
  23.4*  Consent of Anderson Kill & Olick, P.C. (Included in
         Exhibit 5.1).............................................
  27.1   Financial Data Schedule..................................

--------
* To be filed by amendment.